The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This prospectus supplement and the prospectus are not offers to sell these securities in any jurisdiction where the offers or sales are not permitted.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-111818
SUBJECT TO COMPLETION, DATED APRIL 29, 2004

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus Dated March 16, 2004)

20,000,000 Shares

Common Stock

         We are offering 20,000,000 shares of our common stock. Our common stock is traded on the Nasdaq National Market under the symbol “SCON.” On April 28, 2004, the last reported sale price for our common stock was $1.38 per share.

       Investing in our common stock involves risks. See “Risk Factors” beginning on Page S-6 of this prospectus supplement.

	Per Share	Total

Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds, before expenses, to Superconductor Technologies Inc.	$	$

      We have granted the underwriters the right to purchase up to an additional 3,000,000 shares of our common stock to cover over-allotments.

      The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. It is illegal for any person to tell you otherwise.

Needham & Company, Inc.	Merriman Curhan Ford & Co.

The date of this prospectus supplement is April      , 2004

Prospectus Supplement

      You should rely only on the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated or deemed incorporated by reference herein or therein. We have not, and the underwriters have not, authorized anyone to provide you with information different from or in addition to that contained in this prospectus supplement, the prospectus or the documents incorporated or deemed incorporated by reference herein or therein. We are not, and the underwriters are not, making an offer to sell or seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

i

      The information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed incorporated by reference herein or therein is complete and accurate as of the date of this prospectus supplement, but may have changed since that date.

ABOUT THIS PROSPECTUS SUPPLEMENT

      This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC. This prospectus supplement describes the specific details regarding this offering, including the price, the amount of common stock being offered and the risks of investing in our common stock. The accompanying prospectus provides general information about us, some of which, such as the section entitled “Plan of Distribution,” may not apply to this offering. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus together with the additional information about us described in the accompanying prospectus in the section entitled “Where You Can Find More Information.”

ii

PROSPECTUS SUPPLEMENT SUMMARY

      The items in the following summary are described in more detail in this prospectus supplement, the prospectus or in the documents incorporated or deemed incorporated by reference herein or therein. This summary provides an overview of selected information and does not contain all of the information that you should consider. Therefore, you should also read the more detailed information in this prospectus supplement, the prospectus and the documents incorporated by reference herein or therein. All references to “we,” “us,” “our,” and similar terms refer to Superconductor Technologies Inc. and its subsidiaries on a consolidated basis.

Our Company

      We develop, manufacture and market high performance products used in cellular base stations to maximize the performance of wireless telecommunications networks by improving the quality of uplink signals from mobile wireless devices. Our solutions leverage our expertise in high-temperature superconducting (“HTS”) filters to “hear” wireless devices with the best possible clarity while rejecting interfering signals. We believe that this combination of interference rejection and receiver sensitivity is only possible using HTS technology. We sell our products directly to wireless carriers in the Americas, and we have plans to expand internationally. Our customers to date include ALLTEL, AT&T Wireless, U.S. Cellular, and Verizon Wireless.

      Industry Background. The ability to provide high quality service to customers is becoming increasingly difficult for wireless operators as the number of subscribers rises, minutes of use increases and the market for wireless data services expands. Wireless service providers in both rural and urban areas are encountering high levels of radio frequency interference due to greater subscriber density and a larger number of users on adjacent channels. This reduced signal quality and higher percentage of dropped calls can lead to lower system utilization, decreased revenue and, ultimately, higher rates of customer churn. Service providers are also facing network capacity constraints. In particular, CDMA operators, whose networks employ the same wide communications channels for both data and voice transmission, are experiencing decreases in available capacity for voice services as higher-speed data transmissions proliferate.

      As a result, wireless carriers are seeking to cost-effectively reduce interference, increase capacity and expand coverage to improve the quality of their systems. Today’s restricted corporate budgets and tougher zoning laws make operators far less likely to have the option of simply deploying new base stations to achieve these performance goals.

      Our Solution. We leverage our expertise in high-temperature superconducting technology to cost effectively deliver both interference protection and increased sensitivity to our wireless carrier customers. Our solutions provide the following quality-of-service improvements:

•	reduction in base station noise figure;

•	reduction of dropped calls and network access failures;

•	elimination of interference from other sources such as specialized mobile radio handsets and other base stations; and

•	increased in-building penetration.

      Our solutions consist of the following three product lines:

•	SuperLink Rx. In order to receive uplink signals from wireless handsets, base stations require a wireless filter system to eliminate, or filter out, out-of-band interference. To address this need, we offer the SuperLink Rx product line for the receiver front-end of base stations. These products combine specialized filters using HTS technology with a proprietary cryogenic cooler and a cryogenically cooled low-noise amplifier. The result is a highly compact and reliable cryogenic receiver front-end that can simultaneously deliver both high selectivity (interference rejection) and high sensitivity (detection of low level signals). SuperLink Rx products thereby offer significant advantages over conventional filter systems.

•	AmpLink Rx. The recently introduced AmpLink Rx is our lower-cost receiver front-end product designed specifically to address the sensitivity requirements of wireless base stations. The AmpLink Rx is a ground-mounted unit which includes a high-performance amplifier and up to six dual duplexers. The enhanced uplink provided by AmpLink Rx 1900 improves PCS network coverage immediately and avoids the installation and maintenance costs associated with tower mounted amplifiers. As network interference increases, the AmpLink Rx 1900 is easily upgradable to include a SuperLink Rx front-end, which uses HTS technology to maintain the same sensitivity improvement while eliminating the effects of increasing interference.

•	SuperPlex. SuperPlex, our antenna sharing solution, is a line of multiplexers that provides extremely low insertion loss and excellent cross-band isolation. Products in our SuperPlex line of high-performance multiplexers are designed to eliminate the need for additional base station antennas and reduce infrastructure costs. Relative to competing technologies, these products offer increased transmit power delivered to the base station antenna, higher sensitivity to subscriber handset signals, and fast and cost-effective network overlays. The SuperPlex product family offers network performance benefits synergistic with SuperLink Rx.

      We began commercial production of the SuperFilter (the precursor to the SuperLink Rx) in 1997. Our initial commercial sales of our SuperLink products were to small rural providers who had the most immediate need for range extension and coverage enhancement. We sold our first systems in the fourth quarter of 1997. We sold 83 more systems in 1998, 123 systems in 1999, 393 systems in 2000, 438 systems in 2001, 927 systems in 2002 and 1,884 systems in 2003. In 2001, U.S. Cellular accounted for 12% of our net commercial revenues and ALLTEL accounted for 73% of our net commercial revenues. In 2002, U.S. Cellular accounted for 8% of our net commercial revenues and ALLTEL for 84% of our net commercial revenues. In 2003, ALLTEL accounted for 70% of our net commercial revenues and Verizon accounted for 15% of our net commercial revenues.

      Our Strategy. Our objective is to provide total link enhancement to wireless carriers by combining our field-proven HTS solutions with high-performance multiplexers and multi-carrier power amplifiers. The primary elements of our strategy include:

•	expanding domestic and international sales channels to broaden our customer base,

•	enhancing our productivity and lowering our costs,

•	enhancing and extending our current product offerings,

•	maintaining our focus on technical excellence and innovation, and

•	pursuing strategic partnerships, alliances and acquisitions.

      Government Contracts. In our business model, we use government contracts as a source of funds for our commercial technology development. We typically own the intellectual property developed under these contracts, and the Federal Government receives a royalty-free, non-exclusive and nontransferable license to use the intellectual property for the United States. We acquired Conductus, Inc. on December 18, 2002. Conductus was a competing supplier of high-temperature superconducting technology for wireless networks. The acquisition of Conductus contributed $4.6 million to our government revenues in 2003.

Corporate Information

      We were incorporated in Delaware in 1987. Our facilities and executive offices are located at 460 Ward Drive, Santa Barbara, California 93111 2310, and our telephone number is (805) 690-4500. Additional information about us is available on our website at www.suptech.com. The information on our web site is not incorporated herein by reference.

Recent Financial Developments

      First Quarter Results. We recently announced results for our first quarter ended April 3, 2004. We had total net revenues of $5.4 million in the first quarter of 2004, as compared to $7.6 million for the comparable period in the prior year. We reported a net loss for the quarter of $5.9 million, compared to a net loss of $8.3 million for our first quarter in 2003. Net loss per diluted share for the first quarter of 2004 was $0.09, compared to a net loss of $0.14 per diluted share in the same quarter of 2003. As of April 3, 2004, we had cash and cash equivalents totaling $3.9 million and working capital of $9.6 million.

      Amendment of Credit Facility and Bridge Loan. We recently closed a transaction to expand our credit facility. Silicon Valley Bank amended our existing line of credit to increase borrowing capacity from 80% to 95% of eligible accounts receivable. Silicon Valley Bank also assisted us in securing a $2.0 million secured bridge loan from Agility Capital LLC. Agility funded $1.0 million of the bridge loan at closing and will fund the remainder in two $500,000 installments tied to certain milestones. We issued to the lenders warrants to purchase in the aggregate 600,000 shares of common stock at $1.85 per share. The bridge loan is due July 30, 2004, and we would be required to issue additional warrants if the bridge loan is not paid by that date.

The Offering

Common stock offered	20,000,000 shares

Common stock to be outstanding after the offering	88,907,109 shares

Use of proceeds	We intend to use the net proceeds from the sale of the common stock under this prospectus for working capital, general corporate purposes and repayment of a $2.0 million bridge loan. General corporate purposes may include repayment of other debt and capital expenditures.

Nasdaq National Market symbol	SCON

      The total number of shares of common stock outstanding after this offering is based on 68,907,109 shares outstanding as of December 31, 2003, and excludes:

•	7,545,321 shares of common stock issuable upon exercise of stock options outstanding under our stock plans, at a weighted average exercise price of $6.28 per share;

•	6,693,533 additional shares of common stock reserved for issuance under various outstanding warrant agreements, at a weighted average exercise price of $5.52; and

•	3,670,561 additional shares of common stock reserved for future issuance under our 2003 Equity Incentive Plan.

      Unless otherwise specifically stated, information throughout this prospectus supplement assumes:

•	no exercise of outstanding options or warrants to purchase shares of common stock; and

•	no exercise of the underwriters’ over-allotment option.

Summary Consolidated Financial Data

(in thousands, except per share data)

      You should read the summary consolidated financial data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page S-26 and our consolidated financial statements and related notes for the year ended December 31, 2003 beginning on page F-1 of this prospectus supplement. We acquired Conductus, Inc. on December 18, 2002. The results of Conductus, Inc. are included in the consolidated financial statement for 13 days in 2002 following its acquisition through December 31, 2002 and for the entire year of 2003.

	Year Ended December 31,

	1999	2000	2001	2002	2003

Statement of Operations Data:
Net revenues:
Net commercial product revenues	$2,053	$5,303	$7,601	$17,601	$38,577
Government contract revenues	5,059	4,643	4,782	4,785	10,759
Sub license royalties	10	10	10	10	58

Total net revenues	7,122	9,956	12,393	22,396	49,394
Costs and expenses:
Cost of commercial product revenues	6,848	15,710	10,626	19,286	28,249
Contract research and development	3,427	4,235	3,359	2,531	6,899
Other research and development	1,747	2,633	4,606	4,489	4,697
Selling, general and administrative	5,664	8,357	11,907	14,976	20,567
Write off of in-process research and development	—	—	—	700	—

Total costs and expenses	17,686	30,935	30,498	41,982	60,412

Loss from operations	(10,564)	(20,979)	(18,105)	(19,586)	(11,018)
Other income (expense), net	(311)	323	904	73	(327)

Net loss	(10,875)	(20,656)	(17,201)	(19,513)	(11,345)
Less deemed and cumulative preferred stock dividends	(1,364)	(2,203)	(2,603)	(1,756)	—

Net loss available to common stockholders before cumulative effect of accounting change	(12,239)	(22,859)	(19,804)	(21,269)	(11,345)
Cumulative effect of accounting change on preferred stock beneficial conversion feature	—	(10,612)	—	—	—

Net loss available to common stockholders	$(12,239)	$(33,471)	$(19,804)	$(21,269)	$(11,345)

Basic and diluted net loss per share:
Net loss per common share before cumulative effect of accounting change	$(1.58)	$(1.42)	$(1.10)	$(0.89)	$(0.18)
Cumulative effect of accounting change	—	(0.67)	—	—	—

Net loss per common share	$(1.58)	$(2.09)	$(1.10)	$(0.89)	$(0.18)

Weighted average number of shares outstanding	7,744	16,050	17,956	24,020	62,685

	December 31,

	2003	As Adjusted(1)

Balance Sheet Data:
Cash and cash equivalents	$11,144	$36,664
Working capital	15,576	41,096
Total assets	68,123	93,643
Long-term debt, including current portion	721	721
Total stockholders’ equity	52,220	77,740

(1)	As adjusted to reflect the sale of the 20,000,000 shares of common stock we are offering at an assumed public offering price of $1.38 per share (based on last reported sale price on April 28, 2004), after deducting the estimated underwriting discount and estimated offering expenses we expect to pay. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page S-26 and our consolidated financial statements and related notes for the year ended December 31, 2003 beginning on page F-1 of this prospectus supplement.

RISK FACTORS

      Investing in our common stock involves a high degree of risk. You should consider the following risk factors, as well as other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding to purchase any shares of our common stock. The risks and uncertainties described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. If any of these risks occur, our business could suffer, the market price of our common stock could decline and you could lose all or part of you investment in our common stock.

Risks Related to Our Business

We have a history of losses and may never become profitable.

      In each of our last five years, we have experienced significant net losses and negative cash flows from operations. If we fail to increase our revenues, specifically revenues in connection with our SuperLink products, we may not achieve and maintain profitability and may not meet our expectations.

We need to raise additional capital, and if we are unable to raise capital our ability to implement our current business plan and ultimately our viability as a company could be adversely affected.

      Our auditors have included in their report for 2003 an explanatory paragraph expressing doubt about our ability to continue as a going concern due to past losses and negative cash flows. They included a similar explanatory paragraph in their audit report for 2002. During 2003, we incurred a net loss of $11.3 million and negative cash flows from operations of $18.5 million. We are also experiencing lower than expected revenues in the first quarter of 2004. As of April 3, 2004, we had cash and cash equivalents totalling $3.9 million, and working capital of $9.6 million. We do not believe this is a sufficient amount of capital, and we will need additional financing in the second quarter of this year.

      We cannot assure you that additional financing (public or private) will be available on acceptable terms or at all. If we issue additional equity securities to raise funds, the ownership percentage of our existing stockholders would be reduced. New investors may demand rights, preferences or privileges senior to those of existing holders of common stock. If we cannot raise any needed funds, we would also be forced to make further substantial reductions in our operating expenses, which could adversely affect our ability to implement our current business plan and ultimately our viability as a company.

We rely upon a few customers for the majority of our commercial revenues and the loss of any one of these customers, or a significant loss, reduction or rescheduling of orders from any of these customers, would have a material adverse effect on our business, results of operations and financial condition.

      We sell most of our products to a small number of wireless carriers, and we expect that this will continue. We derived 85% of our commercial product revenues from ALLTEL and Verizon Wireless in 2003 and 92% of our commercial product revenues from ALLTEL and U.S. Cellular in 2002. Our future success is dependent upon the continued purchases of our products by wireless carriers and any fluctuations in demand from such customers would negatively impact our results of operations. Unanticipated demand fluctuations can have a negative impact on our revenues and business and an adverse effect on our results of operations and financial condition. In addition, our dependence on a small number of major customers exposes us to numerous other risks, including:

•	a slowdown or delay in the deployment, upgrading or improvement of wireless networks by any one customer could significantly reduce demand for our products;

•	reductions in a single customer’s forecasts and demand could result in excess inventories;

•	each of our customers have significant purchasing leverage over us to require changes in sales terms including pricing, payment terms and product delivery schedules;

•	concentration of accounts receivable credit risk, which could have a material adverse effect on our liquidity and financial condition if one of our major customers declared bankruptcy or delayed payment of their receivables.

      Many of our customers also provide minimal lead-time prior to the release of their purchase orders and have non-binding commitments to purchase from us. This further impacts our ability to forecast future revenue.

The wireless communication industry is highly concentrated, which limits the number of potential customers, and further industry consolidation could result in the loss of key customers.

      The wireless communication industry is highly concentrated in nature and may become more concentrated due to anticipated industry consolidation. As a result, we believe that the number of potential customers for our products will be limited. We also face significant risks in the event any of our key customers is acquired by a company that has not adopted our technology or not adopted it to the same extent. In that event, we could face a significant decline in our sales to the acquired customer. For example, we believe that one customer has stopped work temporarily on certain infrastructure projects because of its pending acquisition. Some of these projects involved our products. We cannot predict the impact the acquisition will have on the capital spending plans of this customer, and the acquisition could adversely affect our ability to convert this customer into a significant customer.

We expect significant fluctuations in sales and operating results from quarter to quarter.

      Our quarterly results fluctuate due to a number of factors, including:

•	the lack of any obligation by our customers to purchase their forecasted demand for our products;

•	variations in the timing, cancellation, or rescheduling of customer orders and shipments;

•	high fixed expenses that may disproportionately impact operating expenses, especially during a quarter with a sales shortfall; and

•	discounts given to certain customers for large volume purchases.

      We have regularly generated a large percentage of our revenues in the last month of a quarter. Since we attempt to ship products quickly after we receive orders, we may not always have a significant backlog of unfilled orders at the start of each quarter and we may be required to book a substantial portion of our orders during the quarter in which such orders ship. Our major customers generally have no obligation to purchase forecasted amounts and may cancel orders, change delivery schedules or change the mix of products ordered with minimal notice and without penalty. As a result, we may not be able to accurately predict our quarterly sales. Any shortfall in sales relative to our quarterly expectations or any delay of customer orders would adversely affect our revenues and results of operations.

      Order deferrals and cancellations by our customers, declining average sales prices, changes in the mix of products sold, delays in the introduction of new products and longer than anticipated sales cycles for our products have, in the past, adversely affected our results of operations. Despite these factors, we maintain significant finished goods, work-in-progress and raw materials inventory to meet estimated order forecasts. If our customers purchase less than the forecasted amounts or cancel or delay existing purchase orders, there will be higher levels of inventory that face a greater risk of obsolescence. If our customers desire to purchase products in excess of the forecasted amounts or in a different product mix, there may not be enough inventory or manufacturing capacity to fill their orders.

      Our expense levels and expansion plans, including plans to increase research and development efforts, manufacturing capacity and sales and marketing efforts, are based in large part on expectations of future revenue. These items of expense are relatively fixed in the short-term. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Consequently, operating results in any given period are likely to be disproportionately harmed if revenue in that period falls below expectations.

      Due to these and other factors, our past results are not reliable indicators of our future performance. Future revenues and operating results may not meet the expectations of stock analysts and investors. In either case, the price of our common stock could be materially adversely affected.

Our sales cycles are unpredictable and may be long, making future performance unpredictable.

      Our experience with the sales cycle for telecommunications products is limited. The sales cycle includes identification of decision makers within the customers’ organizations, development of an understanding of customer-specific performance and economic issues, convincing the customer through field trial reports of the benefits of systems offered, negotiation of purchase orders and deployment.

      Because customers who purchase our systems must commit a significant amount of capital and other resources, sales are subject to delays beyond our control. Our customers must consider budgetary constraints, comply with internal procedures for approving large expenditures and complete whatever testing is necessary for them to integrate new technologies that will affect their key operations. While the sales cycle for an initial order typically has been 12 to 24 months, we may experience longer sales cycles in the future. Such delays or lengthened sales cycles could have a material adverse effect on our business.

We depend on the capital spending patterns of wireless network operators, and if capital spending is decreased or delayed, our business may be harmed.

      Because we rely on wireless network operators for product purchases, any substantial decrease or delay in capital spending patterns in the wireless communication industry may harm our business. Demand from customers for our products depends to a significant degree upon the magnitude and timing of capital spending by these customers for constructing, rebuilding or upgrading their systems. The capital spending patterns of wireless network operators depend on a variety of factors, including access to financing, the status of federal, local and foreign government regulation and deregulation, changing standards for wireless technology, overall demand for wireless services, competitive pressures and general economic conditions. In addition, capital spending patterns in the wireless industry can be subject to some degree of seasonality, with lower levels of spending in the first and third calendar quarters, based on annual budget cycles.

      We are currently experiencing the effects of delayed capital spending by two customers. One of our customers is being acquired and has stopped work on certain infrastructure projects because of the acquisition. Some of the projects involve our products. We also believe that another customer meanwhile has decided to greatly accelerate a project to roll out a new third generation technology that has diverted their resources. This is delaying some projects that deploy our products for improvements to their existing network. If these delays continue, our operating results would be materially adversely affected.

Our reliance on a limited number of suppliers and the long lead time of components for our SuperLink products could impair our ability to manufacture and deliver our systems on a timely basis.

      We currently purchase substrates for growth of high-temperature superconductor thin-films from two suppliers because of the quality of their substrates. A thin film is a thin layer of high-temperature superconductor material. There are additional components that we source from a single vendor due to the present volume. Our reliance on sole or limited source suppliers involves certain risks and uncertainties, most of which are beyond our control. These include the possibility of a shortage or the discontinuation of certain key components. Any reduced availability of these parts or components when required could impair our ability to manufacture and deliver our systems on a timely basis and result in the cancellation of orders, which could harm our business.

      In addition, the purchase of some of our key components involves long lead times and, in the event of unanticipated increases in demand for our SuperLink products, we may be unable to obtain these components in sufficient quantities to meet our customers’ requirements. We do not have guaranteed supply arrangements with any of these suppliers, do not maintain an extensive inventory of parts or components and customarily purchase sole or limited source parts and components pursuant to purchase orders. Business disruptions, quality issues, production shortfalls or financial difficulties of a sole or limited source supplier could materially and adversely affect us by increasing product costs, or eliminating or delaying the availability of such parts or components. In such events, our inability to develop alternative sources of supply quickly and on a cost-effective basis could impair our ability to manufacture and deliver our systems on a timely basis and could harm our business.

We cannot predict whether our products will be commercially accepted, because commercial application of superconductive electronics technology has been limited to date.

      Although a number of commercial superconductive electronic products have been introduced by us to date, approximately 30% of our aggregate revenue over the last five fiscal years has been derived from government research and development contracts. New products or product enhancements may or may not be successfully developed, introduced and marketed. Any new products or product enhancements that are marketed may not be well received in the marketplace or achieve any significant degree of commercial acceptance.

We anticipate decreases in average selling prices, requiring us to reduce costs and introduce new systems in order to achieve and maintain profitability.

      In 2002, there was a reduction in average selling prices of SuperLink products. This followed the discount on a large order of Superconductor products in December 2001. We anticipate customer pressure on our product pricing will continue for the foreseeable future. We will need to further reduce our manufacturing costs through engineering improvements and economies of scale in production and purchasing in order to achieve adequate gross margins. We may not be able to achieve the required cost savings at a rate needed to keep pace with competitive pricing pressure. Additionally, we may be forced to discount future orders. If we fail to reach our cost saving objectives or we are required to offer future discounts, our business may be harmed.

Changes in the mix of our sales channels could cause fluctuations in future operating results.

      We currently sell most of our products directly to wireless network operators in the United States. We plan, however, to expand our business in international markets by increasing our direct sales force and selling through resellers or directly through original equipment manufacturers. If and when changes in the mix of our sales channels occur, our gross profit and operating margins may fluctuate significantly.

Our ability to protect our patents and other proprietary rights is uncertain, exposing us to possible losses of competitive advantage.

      Our efforts to protect our proprietary rights may not succeed in preventing infringement by others or ensure that these rights will provide us with a competitive advantage. Pending patent applications may not result in issued patents and the validity of issued patents may be subject to challenge. Third parties may also be able to design around the patented aspects of the products. Additionally, certain of the issued patents and patent applications are owned jointly with third parties. Because any owner or co-owner of a patent can license its rights under jointly-owned patents or applications, inventions made by us jointly with others are not subject to our exclusive control. Any of these possible events could result in losses of competitive advantage.

We depend on specific patents and licenses to technologies, and we will likely need additional technologies in the future that we may not be able to utilize.

      We utilize technologies under licenses of patents from others for our products. These patents may be subject to challenge, which may result in significant litigation expense (which may or may not be recoverable against future royalty obligations). Additionally, we continually try to develop new products, and, in the course of doing so, we may be required to utilize intellectual property rights owned by others and may seek licenses to do so. Such licenses may not be obtainable on commercially reasonable terms, or at all. It is also possible that we may inadvertently utilize intellectual property rights held by others, which could result in substantial claims.

Intellectual property infringement claims against us could materially harm results of operations.

      Our products incorporate a number of technologies, including high-temperature superconductor technology, technology related to other materials, and electronics technologies. Our patent positions, and that of other companies using high-temperature superconductor technology, is uncertain and there is significant risk that others, including our competitors or potential competitors, have obtained or will obtain patents relating to our products or technologies or products or technologies planned to be introduced by us.

      We believe that patents may be or have been issued, or applications may be pending, claiming various compositions of matter used in our products. We may need to secure one or more licenses of these patents. There can be no assurances that such licenses could be obtained on commercially reasonable terms, or at all. We may be required to expend significant resources to develop alternatives that would not infringe such patents or to obtain licenses to the related technology. We may not be able to successfully design around these patents or obtain licenses to them and may have to defend ourselves at substantial cost against allegations of infringement of third party patents or other rights to intellectual property. In those circumstances, we could face significant liabilities and also be forced to cease the use of key technology.

      We are engaged in a patent dispute with ISCO International, Inc. relating to U.S. Patent No. 6,263,215 entitled “Cryoelectronically Cooled Receiver Front End for Mobile Radio Systems.” ISCO filed a complaint on July 17, 2001 in the United States District Court for the District of Delaware against us and our wholly-owned subsidiary, Conductus, Inc. The ISCO complaint alleged that our SuperFilter product and Conductus’ ClearSite product infringe ISCO’s patent. The matter went to trial on March 17, 2003.

      On April 3, 2003, the jury returned a unanimous verdict that our SuperFilter III product does not infringe the patent in question, and that ISCO’s patent is invalid and unenforceable. The jury also awarded us $3.8 million in compensatory damages based upon a finding that ISCO engaged in unfair competition and acted in bad faith by issuing press releases and contacting our customers asserting rights under this patent.

      On April 17, 2003, we filed a Motion for Attorneys’ Fees and Disbursements, in which we asked the court to award us our attorneys’ fees and other expenses. On the same date, ISCO filed a motion, asking the court to overturn the verdict and grant a new trial. In August 2003, the court rejected ISCO’s request to overturn the jury’s verdict that the patent is invalid and not infringed by the SuperFilter III product, and accepted the jury’s verdict that the patent is unenforceable because of inequitable conduct committed by one of the alleged inventors. ISCO subsequently filed a notice of appeal as to this portion of the court’s decision. The court overturned the jury’s verdict of unfair competition and bad faith on the part of ISCO and the related $3.8 million compensatory damage award to us, and also denied our request for reimbursement of our legal fees associated with the case. We have filed a notice of appeal as to this portion of the court’s decision.

      If the appellate court overturns the jury’s verdict and grants ISCO a new trial, there is a risk that we may not prevail in a second trial. If this should happen, we could be subject to significant liabilities and be required to cease using key technology. In any case, the cost of defending continued litigation by ISCO, or any other intellectual property lawsuit, could constitute a major financial burden and materially and adversely affect our results of operations and cash flows.

We currently rely on specific technologies and may not successfully adjust to the rapidly changing superconductive electronics market.

      The field of superconductivity is characterized by rapidly advancing technology. Our success depends upon our ability to keep pace with advancing superconductive technology, including materials, processes and industry standards. Our development efforts to date have been focused principally on thallium barium calcium copper oxide, in the case of Superconductor, and yttrium barium copper oxide, in the case of Conductus. However, these materials may not ultimately prove commercially competitive against other currently known materials or materials that may be discovered in the future.

      We will have to continue to develop and integrate advances in technology for the fabrication of electronic circuits and devices and manufacture of commercial quantities of products. We will also need to continue to develop and integrate advances in complementary technologies. We cannot assure you that our development efforts will not be rendered obsolete by research efforts and technological advances made by others or that materials other than those currently used by us will not prove more advantageous for the commercialization of superconductive electronic products.

Other parties may have the right to utilize technology important to our business.

      We utilize certain intellectual property rights under non-exclusive licenses or have granted to others the right to utilize certain intellectual property rights licensed from a third party. Because we may not have the exclusive rights to utilize such intellectual property, other parties may be able to compete with us, which may harm our business.

Our failure to anticipate and respond to developments in the wireless telecommunications market could substantially harm our business.

      Our efforts are focused on the wireless telecommunications market, including the 2G, 2.5G and 3G markets. The concentration of our resources on the wireless telecommunications market makes us potentially vulnerable to changes in this market, such as new technologies, future competition, changes in availability of capital resources or regulatory changes that could affect the competitive position and rate of growth of the wireless industry.

We may not be able to compete effectively in the superconductive electronics industry or against alternative technologies.

      Our products compete with a number of alternative approaches and technologies that increase the capacity and improve the quality of wireless networks. Some of these alternatives may be more cost effective or offer better performance than our products. Wireless network operators may opt to increase the number of transmission stations, increase tower heights, install filters and amplifiers at the top of antennas or use advanced antenna technology in lieu of purchasing our products. We may not succeed in competing with these alternatives.

      The market for superconductive electronics currently is small and in the early stages of commercialization. As superconductive electronics emerge as a viable alternative to current solutions, the market will become intensively competitive. A number of large companies with substantially greater financial resources and capabilities are engaged in programs to develop and commercialize products that may compete with those offered by us, or promote alternative solutions to meet the needs of the wireless network operators. For example, Dupont exhibited a tower top HTS front-end unit at a trade show in March 2002. Small companies, including ISCO International and CryoDevices, Inc., are also developing and commercializing superconductive electronic products for the telecommunications industry. Furthermore, academic institutions, governmental agencies and other public and private research organizations are engaged in development programs that may lead to commercial superconductive electronic products. Our success will depend on our ability to develop and maintain our technological leadership while managing the various risks described in this document.

We depend upon government contracts for a substantial portion of revenue, and our business may suffer if significant contracts are terminated or adversely modified or we are unable to win new contracts.

      We derive a portion of our revenue from a few large contracts with the U.S. government. As a result, a reduction in, or discontinuance of, the government’s commitment to current or future programs could materially reduce government contract revenue. Furthermore, Conductus’ license agreement with one company, General Dynamics Electronic Systems, Inc., prevents Conductus from competing with General Dynamics for certain hardware research and development government contracts. If future government research and development projects were limited to areas in which General Dynamics may prevent our Conductus subsidiary from competing, our financial condition could be significantly harmed.

      Contracts involving the U.S. government may include various risks, including:

•	termination by the government;

•	reduction or modification in the event of changes in the government’s requirements or budgetary constraints;

•	increased or unexpected costs causing losses or reduced profits under contracts where prices are fixed or unallowable costs under contracts where the government reimburses for costs and pays an additional premium;

•	risks of potential disclosure of confidential information to third parties;

•	the failure or inability of the main contractor to perform its contract in circumstances where either Superconductor or Conductus is a subcontractor;

•	the failure of the government to exercise options for additional work provided for in the contracts; and

•	the government’s right in certain circumstances to freely use technology developed under these contracts.

      The programs in which we participate may extend for several years, but are normally funded on an annual basis. The U.S. government may not continue to fund programs under which we have entered into contracts. Even if funding is continued, we may fail to compete successfully to obtain funding pursuant to such programs.

      All costs for services under government contracts are subject to audit, and the acceptance of such costs as allowable and allocable is subject to federal regulatory guidelines. We record contract revenues in amounts which we expect to be realized upon final audit settlement. Any disallowance of costs by the government could have an adverse effect on our business, operating results and financial condition. We cannot assure you that audits and adjustments will not result in decreased revenues and net income for those years. Additionally, because of our participation in government contracts, we are subject to audit from time to time for our compliance with government regulations by various agencies. Government agencies may conduct inquiries or investigations that may cover a broad range of activity. Responding to any such audits, inquiries or investigations may involve significant expense and divert management’s attention. In addition, an adverse finding in any such audit, inquiry or investigation could involve penalties that may harm our business.

Because competition for target employees is intense, we may be subject to claims of unfair hiring practices, trade secrets misappropriation or other related claims.

      Companies in the wireless telecommunications industry whose employees accept positions with competitors frequently claim that competitors have engaged in unfair hiring practices, trade secrets misappropriation or other related claims. We may be subject to such claims in the future as we seek to hire qualified personnel, and such claims may result in material litigation. If this should occur, we could incur substantial costs in defending against these claims, regardless of their merits.

The supplier for our SuperLink Tx line of power amplifiers was acquired by a competitor in 2003, and the loss of this product line could adversely affect the future growth of our commercial revenues.

      During 2002 and 2003, we were marketing a power amplifier product called the SuperLink Tx manufactured by another company. The SuperLink Tx was for wireless networks that suffer from insufficient transmit power on the downlink signal path. Our supplier for this product was acquired by a competitor in November 2003. We have not had significant sales of the SuperLink Tx product to date, but we consider it an important part of our overall business strategy of marketing SuperLink Solutions to maximize the performance of wireless networks. We are evaluating alternative sources of power amplifiers. The absence of a power amplifier from our product line could adversely affect our SuperLink Solutions business strategy and adversely affect our strategy for increasing commercial revenues.

Our failure to successfully develop collaborative relationships with government agencies, research institutions and other companies could harm our business.

      We have established and continue to seek collaborative arrangements with corporate partners, government agencies and public and private research institutions to develop, manufacture and market superconductive electronic products. Our success depends on the development and success of these collaborative arrangements. However, we may not be able to enter into collaborative arrangements on commercially reasonable terms, and even if established, these arrangements may not succeed. If these programs are successful, our collaborative partners may seek to manufacture jointly developed products themselves or obtain them from alternative sources, rather than purchase them from us. Finally, these programs:

•	may require us to share control over our development, manufacturing and marketing programs and relinquish rights to our technology;

•	may be subject to termination at the discretion of the collaborative partners; and

•	may restrict our ability to engage in certain areas of product development, manufacturing and marketing.

We need to increase our manufacturing capacity to meet our planned production volumes, and our failure to do so would hamper our growth and long-term success.

      We need to increase our manufacturing capabilities to meet planned production volumes, and our failure to do so would hamper our growth and long-term success. Currently, we have only limited production facilities. To date, we have focused primarily on developing fabrication processes and producing limited quantities of products. Although our processing technology derives principally from semiconductor manufacturing technology, the fabrication of high-temperature superconductor components is especially difficult because of specific properties unique to high-temperature superconductor materials.

      We cannot assure you that we can develop the necessary manufacturing capability to attain yields sufficient to meet the demand for our products at a cost that will allow us to provide a price/performance advantage to customers in comparison with other alternatives. While we have established limited production facilities for our products, we may not be able to expand our processing, production control, assembly, testing and quality assurance capabilities to produce existing or planned superconductive electronic products in adequate commercial quantities.

      Even if our products meet performance standards acceptable to the superconductive electronics market, we cannot assure you that any such products will offer price/performance advantages in comparison with other alternatives sufficient to achieve market acceptance, or that production costs will be low enough to operate profitably.

We need to simplify our fabrication process for our radio frequency filters in order to cost-effectively manufacture the SuperLink Rx, our key product, in high volumes.

      We manufacture or “fabricate” the radio frequency filters in our SuperLink Rx, our key product, using integrated circuit manufacturing technology, and the cost of manufacturing the filters constitutes a significant part of the total product cost. We need a simpler and less costly fabrication process to manufacture large volumes of the SuperLink Rx in a cost effective manner. We are currently transitioning to a simpler and more scalable fabrication process acquired in our acquisition of Conductus, Inc. in

December 2002. While the process has been tested and is currently used in the production of our PCS models, we could encounter significant problems implementing the process with newly designed equipment and on a larger scale. This could significantly delay the timing of our expansion plans, reduce the expected cost savings of manufacturing in high volumes and adversely affect our ability to price the SuperLink Rx competitively with competing technologies.

If we are unable to forecast our inventory needs accurately, we may be unable to obtain efficient manufacturing capacity or may incur unnecessary costs and produce excess inventory.

      We forecast our inventory needs base on anticipated product orders to determine manufacturing requirements. If we overestimate our requirements, we may have excess inventory, and our suppliers may as well, which could increase our costs. If we underestimate our requirements, our suppliers may have inadequate inventory, which could interrupt manufacturing and result in delays in shipments and recognition of revenues. In addition, lead times for ordering materials and components vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. Accordingly, if we inaccurately forecast demand, we may be unable to obtain adequate manufacturing capacity from our suppliers to meet customers’ delivery requirements, which would harm our business.

Our success depends on the attraction and retention of senior management and technical personnel with relevant expertise.

      As a competitor in a highly technical market, we depend heavily upon the efforts of our existing senior management and technical teams. The loss of the services of one or more members of these teams could slow product development and commercialization objectives. Due to the specialized nature of high-temperature superconductors, we also depend upon our ability to attract and retain qualified technical personnel with substantial industry knowledge and expertise. Competition for qualified personnel is intense and we may not be able to continue to attract and retain qualified personnel necessary for the development of our business.

Regulatory changes negatively affecting wireless communications companies could substantially harm our business.

      The Federal Communications Commission strictly regulates the operation of wireless base stations in the United States. Other countries also regulate the operation of base stations within their territories. Base stations and equipment marketed for use in base stations must meet specific technical standards. Our ability to sell our high-temperature superconductor filter subsystems will depend upon the rate of deployment of other new wireless digital services, the ability of base station equipment manufacturers and of base station operators to obtain and retain the necessary approvals and licenses, and changes in regulations that may impact the product requirements. Any failure or delay of base station manufacturers or operators in obtaining necessary approvals could harm our business.

We are depending on international sales for a significant portion of our future revenue growth, and our international business activities will subject us to risks that could cause demand for our products to fall short of expectations and increase our operating expenses.

      A significant part of our long-term business strategy involves the pursuit of growth opportunities in a number of international markets, including China, Japan, Korea, Europe and Latin America. In many international markets, barriers to entry are the result of long-standing relationships between potential customers and our local suppliers and protective regulations, including local content and service requirements. In addition, pursuit of international growth opportunities may require significant investments for an extended period before any returns are realized by us from our investment.

      Our business in international markets could be adversely affected by:

•	different technology standards and design requirements;

•	difficulty in attracting qualified personnel;

•	longer payment cycles for and greater difficulties collecting accounts receivable;

•	export controls, tariffs and other barriers;

•	fluctuations in currency exchange rates;

•	nationalization, expropriation and limitations on repatriation of cash;

•	social, economic, banking and political risks;

•	taxation;

•	changes in U.S. laws and policies affecting trade, foreign investment and loans; and

•	cultural differences in the conduct of business.

      Additionally, our efforts to penetrate international markets often necessitate that we retain an agent in those markets to act on our behalf. Although the agents act autonomously, their actions reflect on us. If such an agent were to violate laws or regulations without our knowledge, such actions could cause us to incur legal liability, lose market opportunities and adversely affect our business.

We may acquire or make investments in companies or technologies that could cause loss of value to stockholders and disruption of business.

      We intend to explore opportunities to acquire companies or technologies in the future. Entering into an acquisition entails many risks, any of which could adversely affect our business, including:

•	failure to integrate the acquired assets and/or companies with current business;

•	the price paid may exceed the value eventually realized;

•	loss of share value to existing stockholders as a result of issuing equity securities as part or the entire purchase price;

•	potential loss of key employees from either our then current business or any acquired business;

•	entering into markets in which we have little or no prior experience;

•	diversion of financial resources and management’s attention from other business concerns;

•	assumption of unanticipated liabilities related to the acquired assets; and

•	the business or technologies acquired or invested in may have limited operating histories and may be subjected to many of the same risks to which we are exposed.

If we acquire any companies or technologies in the future, they could prove difficult to integrate, could disrupt business, dilute stockholder value or adversely affect our operating results.

      We may acquire or make investments in complementary companies, services and technologies in the future. Other than the recent acquisition of Conductus, we have not made any such acquisitions or investments to date and, therefore, our ability as an organization to make acquisitions or investments is unproven.

      Acquisitions and investments involve numerous risks, including:

•	difficulties in integrating operations, technologies, services and personnel;

•	diversion of financial and management resources from existing operations;

•	risk of entering new markets;

•	potential loss of key employees; and

•	inability to generate sufficient revenues to offset acquisition or investment costs.

      In addition, future acquisitions could result in potentially dilutive issuances of equity securities, or the incurrence of debt, contingent liabilities or amortization expenses or charges related to goodwill or other intangible assets, any of which could harm our business. As a result, if we fail to properly evaluate and execute acquisitions or investments, our business and prospects may be seriously harmed.

If we are unable to implement appropriate controls and procedures to manage our expected growth, we may not be able to successfully offer our products and implement our business plan.

      Our ability to successfully offer our products and implement our business plan in a rapidly evolving market requires an effective planning and management process. Anticipated growth in future operations will continue to place, a significant strain on management systems and resources. We expect that we will need to continue to improve our financial and managerial controls, reporting systems and procedures, and will need to continue to expand, train and manage our work force worldwide. Furthermore, we expect that we will be required to manage multiple relationships with various customers and other third parties.

Compliance with environmental regulations could be especially costly due to the hazardous materials used in the manufacturing process.

      We are subject to a number of federal, state and local governmental regulations related to the use, storage, discharge and disposal of toxic, volatile or otherwise hazardous chemicals used in our business. Any failure to comply with present or future regulations could result in fines being imposed, suspension of production or interruption of operations. In addition, these regulations could restrict our ability to expand or could require us to acquire costly equipment or incur other significant expense to comply with environmental regulations or to clean up prior discharges.

Terrorism and the declaration of war by the United States against terrorism may have adversely affected, and may in the future adversely affect, our business.

      The terrorist attacks in the United States on September 11, 2001, the declaration of war by the United States against terrorism and the war with Iraq have created significant instability and uncertainty in the world, which may have had, and may in the future have, a material adverse effect on world financial markets, including financial markets in the United States. In addition, such adverse political events may have had, and may in the future have, an adverse impact on economic conditions in the United States. Unfavorable economic conditions in the United States may have had, and may in the future have, an adverse affect on us, including, but not limited to, our ability to expand the market for our products, obtain financing as needed, enter into strategic relationships and effectively compete in the information exchange and knowledge exchange markets.

The reliability of market data included in our public filings is uncertain.

      Since we are relatively new to the commercial market and operate in a rapidly changing market, we have in the past, and may from time to time in the future, include market data from industry publications and our own internal estimates in some of the documents we file with the Securities Exchange Commission. The reliability of this data cannot be assured. Industry publications generally state that the information contained in these publications has been obtained from sources believed to be reliable, but that its accuracy and completeness is not guaranteed. Although we believe that the market data used in our SEC filings is and will be reliable, it has not been independently verified. Similarly, internal company estimates, while believed by us to be reliable, have not been verified by any independent sources.

Risks Related to Our Common Stock

Our common stock may continue to be volatile.

      The market price and trading volume of our common stock has been and is likely to continue to be highly volatile. Our common stock may be significantly affected by the following factors:

•	actual or anticipated fluctuations in operating results;

•	announcements of technological innovations;

•	announcements of new products or new contracts by us or our competitors;

•	conditions and trends in the telecommunications and other technology industries; and

•	changes in estimates of our future financial results or recommendations by securities analysts.

      It is possible that the price of the common stock will decline below current prices, and that you would lose all or part of your investment. Equity markets continue to experience significant price and volume fluctuations that are unrelated to the operating performance of individual companies. This is particularly true for technology companies. Broad market fluctuations may cause the market price of our common stock to decline.

We recently have been named as a defendant in several securities class action lawsuits, and if any were to result in an unfavorable resolution, they could adversely affect our reputation, profitability and share price.

      We recently have been named as a defendant in several substantially identical class action lawsuits. The plaintiffs in these lawsuits allege securities law violations by us and certain of our officers and directors under SEC Rule 10b-5 and Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended. The complaints were each filed on behalf of purported classes of people who purchased our stock during the period between January 9, 2004 and March 1, 2004. The plaintiffs base their allegations primarily on the fact that we did not achieve our forecasted revenue guidance of $10 to $13 million for the first quarter of 2004. The complaints seek unspecified damages. We believe the complaints are without merit and intend to defend these actions vigorously. However, we cannot assure you that we will prevail in these actions, and, if the outcome is unfavorable to us, our reputation, profitability and share price could be adversely affected.

      Furthermore, securities class action lawsuits like these are often brought against companies following periods of stock price volatility, and we may be affected by additional litigation of this type in the future. Class action litigation can result in substantial costs and cause a diversion of management’s attention and resources. This could significantly harm our business, operating results or financial condition.

Your ability to sell shares of our common stock may depend upon us maintaining our Nasdaq listing.

      Our common stock is listed on the Nasdaq National Market. We cannot assure you that it will always be listed. The Nasdaq National Market has rules for maintaining a listing, including a minimum stock price of $1 per share. Although we currently meet these requirements, we may not meet all of them in the future, particularly if the price of our common stock declines. For example, as recently as March 2003, our stock price was close to falling below $1 per share. If our common stock is not listed with Nasdaq, it may be difficult or impossible to sell it.

Our corporate governance structure may prevent our acquisition by another company at a premium over the public trading price of Superconductor shares.

      It is possible that the acquisition of a majority of our outstanding voting stock by another company could result in Superconductor’s stockholders receiving a premium over the public trading price for our shares. Provisions of our restated certificate of incorporation and bylaws and of Delaware corporate law could delay or make more difficult an acquisition of our company by merger, tender offer or proxy contest, even if it would create an immediate benefit to our stockholders. For example, our restated certificate of incorporation does not permit stockholders to act by written consent and our bylaws generally require ninety days advance notice of any matters to be brought before the stockholders at an annual or special meeting.

      In addition, our board of directors has the authority to issue up to 2,000,000 shares of preferred stock and to determine the terms, rights and preferences of this preferred stock, including voting rights of those shares, without any further vote or action by the stockholders. The rights of the holders of common stock may be subordinate to, and adversely affected by, the rights of holders of preferred sock that may be issued in the future. The issuance of preferred stock could also make it more difficult for a third party to acquire a majority of our outstanding voting stock, even at a premium over our public trading price.

      Further, our certificate of incorporation also provides for a classified board of directors with directors divided into three classes serving staggered terms. These provisions may have the effect of delaying or preventing a change in control of Superconductor without action by our stockholders and, therefore, could adversely affect the price of our stock or the possibility of sale of shares to an acquiring person.

Risks Related to This Offering

We may need additional capital in the future to fund the growth of our business, and financing may not be available.

      We currently anticipate that our available capital resources, combined with the net cash proceeds from this offering, cash flows from operations and expected interest income, will be sufficient to meet our expected working capital and capital expenditure requirements for the foreseeable future. However, we cannot assure you that such resources will be sufficient to fund the growth of our business. Our cash requirements will depend on numerous factors, including the rate of growth of our sales, the timing and levels of products purchased, payment terms and credit limits from manufacturers, the timing and level of our accounts receivable collections and our ability to manage our business profitability.

      We may also raise additional funds through public or private debt or equity financings if such financings become available on favorable terms, but such financings would likely dilute our stockholders. We cannot assure you that any additional financing we may need will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of unanticipated opportunities, develop new products or otherwise respond to competitive pressures. In any such case, our business, operating results or financial condition could be materially adversely affected.

Our management team will have broad discretion over the use of the net proceeds from this offering.

      Our management will use their discretion to direct the net proceeds from this offering. We intend to use the net proceeds for general corporate purposes, which may include repayment of our $2.0 million bridge loan, the repayment of other indebtedness, the financing of capital expenditures, future acquisitions and working capital. Their judgments may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.

Our stock price is volatile, and you may not be able to resell your shares at or above the offering price.

      The market price of our common stock has been, and we expect will continue to be, subject to significant volatility. The value of our common stock may decline regardless of our operating performance or prospects. Factors affecting our market price include:

•	our perceived prospects;

•	variations in our operating results and whether we have achieved key business targets;

•	changes in, or our failure to meet, earnings estimates;

•	changes in securities analysts’ buy/sell recommendations;

•	differences between our reported results and those expected by investors and securities analysts;

•	announcements of new contracts by us or our competitors;

•	market reaction to any acquisitions, joint ventures or strategic investments announced by us or our competitors; and

•	general economic, political or stock market conditions.

      Recent events have caused stock prices for many companies, including ours, to fluctuate in ways unrelated or disproportionate to their operating performance. The general economic, political and stock market conditions that may affect the market price of our common stock are beyond our control. The market price of our common stock at any particular time may not remain the market price in the future.

We do not anticipate declaring any cash dividends on our common stock.

      We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the near future. Our current policy is to retain all funds and earnings for use in the operation and expansion of our business. In addition, our debt agreements prohibit the payment of cash dividends or other distributions on any of our capital stock except dividends payable in additional shares of capital stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus supplement and the documents incorporated by reference into it contain forward-looking statements that involve risks and uncertainties. We have made these statements in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements relate to future events or our future performance and include, but are not limited to, statements concerning our business strategy, future commercial revenues, market growth, capital requirements, new product introductions, expansion plans and our funding requirements. Other statements contained in our filings that are not historical facts are also forward-looking statements. We have tried, wherever possible, to identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and other comparable terminology.

      Forward-looking statements are not guarantees of future performance and are subject to various risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from those expressed in forward-looking statements. They can be affected by many factors, including, those discussed under the caption “Risk Factors” on page S-6 and under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page S-26. Forward-looking statements are based on information presently available to senior management, and we do not assume any duty to update our forward-looking statements.

USE OF PROCEEDS

      We intend to use the net proceeds from the sale of common stock under this prospectus supplement for working capital and general corporate purposes. General corporate purposes may include repayment of our $2.0 million bridge loan, repayment of other debt and capital expenditures. In addition, we may use a portion of any net proceeds to acquire complementary products, technologies or businesses. We will have significant discretion in the use of any net proceeds. Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities. We may invest the net proceeds temporarily until we use them for their stated purpose.

PRICE RANGE OF COMMON STOCK

      Our common stock is traded on the Nasdaq National Market under the symbol “SCON.” The following table shows the high and low intraday sale prices for our common stock as reported by the Nasdaq National Market for the calendar quarters indicated:

	High	Low

2002
Quarter ended April 1, 2002	$6.79	$3.90
Quarter ended July 1, 2002	$5.09	$1.55
Quarter ended October 1, 2002	$1.93	$0.93
Quarter ended December 31, 2002	$1.60	$0.94
2003
Quarter ended March 29, 2003	$1.20	$0.95
Quarter ended June 28, 2003	$3.67	$0.75
Quarter ended September 27, 2003	$5.25	$2.05
Quarter ended December 31, 2003	$7.65	$3.64
2004
Quarter ended April 2, 2004	$7.45	$2.00
Quarter through April 28, 2004	$2.50	$1.38

      The last reported sale price of our common stock on the Nasdaq National Market on April 28, 2004 was $1.38 per share. We had approximately 351 holders of record of our common stock on that date. This number does not include stockholders for whom shares were held in a “nominee” or “street” name.

DIVIDEND POLICY

      To date, we have paid no cash dividends to our shareholders. We have no plans to pay cash dividends in the near future.

CAPITALIZATION

      The following table summarizes our cash position and capitalization as of December 31, 2003 on an actual basis and as adjusted to reflect the sale of the 20,000,000 shares of common stock we are offering at an assumed public offering price of $1.38 per share (based on last reported sale price on April 28, 2004), after deducting the estimated underwriting discount and estimated offering expenses we expect to pay. You should read this information in conjunction with our consolidated financial statements and the related notes beginning on page F-1.

	December 31, 2003

	Actual	As Adjusted

	(in thousands, except share
	and per share data)
Cash and cash equivalents	$11,144	$36,664

Long-term debt, including current portion	$721	$721

Stockholders’ equity:
Preferred stock, $0.001 par value; 2,000,000 shares authorized; none issued	—	—
Common stock, $0.001 par value, 125,000,000 shares authorized; 68,907,109 shares issued and outstanding, actual; 88,907,109 shares issued and outstanding, as adjusted	69	89
Additional paid-in capital	168,776	194,276
Notes receivable from stockholder	(820)	(820)
Accumulated deficit	(115,805)	(115,805)

Total capitalization	$52,941	$78,461

      Amounts representing common stock outstanding on December 31, 2003 exclude the following:

•	7,545,321 shares of common stock issuable upon exercise of stock options outstanding under our stock plans, at a weighted average exercise price of $6.28 per share;

•	6,693,533 additional shares of common stock reserved for issuance under various outstanding warrant agreements, at a weighted average exercise price of $5.52 per share; and

•	3,670,561 additional shares of common stock reserved for future issuance under our 2003 Equity Incentive Plan.

DILUTION

      Our net tangible book value as of December 31, 2003 was approximately $26.7 million, or $0.39 per share of our common stock. Our net tangible book value per share represents our total tangible assets less total liabilities divided by the number of shares of our common stock outstanding on December 31, 2003. After giving effect to the sale of the 20,000,000 shares of common stock we are offering at an assumed public offering price of $1.38 per share (based on the last reported sale price of our common stock on April 28, 2004), after deducting the estimated underwriting discount and estimated offering expenses payable by us, our net tangible book value as of December 31, 2003 would have been approximately $52.3 million, or $0.59 per share of our common stock. This amount represents an immediate increase in net tangible book value of $0.20 per share to our existing stockholders and an immediate dilution in net tangible book value of $0.79 per share to new investors purchasing shares in this offering. We determine dilution by subtracting the adjusted net tangible book value per share after this offering from the assumed public offering price per share of common stock. The following table illustrates the dilution in net tangible book value per share to new investors.

Assumed public offering price per share		$1.38
Net tangible book value per share as of December 31, 2003	$0.39
Increase per share attributable to new investors	0.20

Adjusted net tangible book value per share after this offering		$0.59

Dilution in net tangible book value per share to new investors		$0.79

      As of December 31, 2003, there were:

•	7,545,321 shares of common stock issuable upon exercise of stock options outstanding under our stock option plans, at a weighted average exercise price of $6.28 per share;

•	6,693,533 additional shares of common stock reserved for issuance under various outstanding warrant agreements, at a weighted average exercise price of $5.52; and

•	3,670,561 additional shares of common stock reserved for future issuance under our 2003 Equity Incentive Plan.

      To the extent options or warrants outstanding as of December 31, 2003 have been or may be exercised or other shares are issued, there may be a further dilution to new investors.

SELECTED FINANCIAL INFORMATION

(in thousands, except per share data)

      You should read the selected financial information set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page S-26 and our consolidated financial statements and related notes for the year ended December 31, 2003 beginning on page F-1. We acquired Conductus, Inc. on December 18, 2002. The results of Conductus, Inc. are included in the consolidated financial statements for 13 days in 2002 following its acquisition through December 31, 2002 and for the entire year of 2003.

	Year Ended December 31,

	1999	2000	2001	2002	2003

Statement of Operations Data:
Net revenues:
Net commercial product revenues	$2,053	$5,303	$7,601	$17,601	$38,577
Government and other contract revenues	5,059	4,643	4,782	4,785	10,759
Sub license royalties	10	10	10	10	58

Total net revenues	7,122	9,956	12,393	22,396	49,394
Costs and expenses:
Cost of commercial product revenues	6,848	15,710	10,626	19,286	28,249
Contract research and development	3,427	4,235	3,359	2,531	6,899
Other research and development	1,747	2,633	4,606	4,489	4,697
Selling, general and administrative	5,664	8,357	11,907	14,976	20,567
Write off of in-process research and development	—	—	—	700	—

Total costs and expenses	17,686	30,935	30,498	41,982	60,412

Loss from operations	(10,564)	(20,979)	(18,105)	(19,586)	(11,018)
Other income (expense), net	(311)	323	904	73	(327)

Net loss	(10,875)	(20,656)	(17,201)	(19,513)	(11,345)
Less deemed and cumulative preferred stock dividends	(1,364)	(2,203)	(2,603)	(1,756)	—

Net loss available to common stockholders before cumulative effect of accounting change	(12,239)	(22,859)	(19,804)	(21,269)	(11,345)
Cumulative effect of accounting change on preferred stock beneficial conversion feature	—	(10,612)	—	—	—

Net loss available to common stockholders	$(12,239)	$(33,471)	$(19,804)	$(21,269)	$(11,345)

Basic and diluted net loss per share:
Net loss per common share before cumulative effect of accounting change	$(1.58)	$(1.42)	$(1.10)	$(0.89)	$(0.18)
Cumulative effect of accounting change	—	(0.67)	—	—	—

Net loss per common share	$(1.58)	$(2.09)	$(1.10)	$(0.89)	$(0.18)

Weighted average number of shares Outstanding	7,744	16,050	17,956	24,020	62,685

	December 31,

	1999	2000	2001	2002	2003

Balance Sheet Data:
Cash and cash equivalents	$66	$31,824	$15,205	$18,191	$11,144
Working capital (deficit)	(13)	36,186	18,753	16,503	15,576
Total assets	11,085	46,761	30,161	65,326	68,123
Long-term debt, including current portion	961	751	509	2,123	721
Redeemable preferred stock	17,125	—	—	—	—
Total stockholders’ equity (deficit)	(11,656)	38,409	23,663	49,524	52,220

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

      We develop, manufacture and market high performance products used in cellular base stations to maximize the performance of wireless telecommunications networks by improving the quality of uplink signals from mobile wireless devices. Our solutions leverage our expertise in high-temperature superconducting filters to “hear” wireless devices with the best possible clarity while rejecting interfering signals. We believe that this combination of interference rejection and receiver sensitivity is only possible using HTS technology. We sell our products directly to wireless carriers in the Americas, and we have plans to expand internationally. Our customers to date include ALLTEL, AT&T Wireless, U.S. Cellular, and Verizon Wireless.

      We derive our commercial revenues from three product lines:

•	SuperLink Rx. In order to receive uplink signals from wireless handsets, base stations require a wireless filter system to eliminate, or filter out, out-of-band interference. To address this need, we offer the SuperLink Rx product line for the receiver front-end of base stations. These products combine specialized filters using HTS technology with a proprietary cryogenic cooler and a cryogenically cooled low-noise amplifier. The result is a highly compact and reliable cryogenic receiver front-end that can simultaneously deliver both high selectivity (interference rejection) and high sensitivity (detection of low level signals). SuperLink Rx products thereby offer significant advantages over conventional filter systems.

•	AmpLink Rx. The recently introduced AmpLink Rx is our lower-cost receiver front-end product designed specifically to address the sensitivity requirements of wireless base stations. The AmpLink Rx is a ground-mounted unit which includes a high-performance amplifier and up to six dual duplexers. The enhanced uplink provided by AmpLink Rx 1900 improves PCS network coverage immediately and avoids the installation and maintenance costs associated with tower mounted amplifiers. As network interference increases, the AmpLink Rx 1900 is easily upgradeable to include a SuperLink Rx front-end, which uses HTS technology to maintain the same sensitivity improvement while eliminating the effects of increasing interference.

•	SuperPlex. SuperPlex, our antenna sharing solution, is a line of multiplexers that provides extremely low insertion loss and excellent cross-band isolation. Products in our SuperPlex line of high-performance multiplexers are designed to eliminate the need for additional base station antennas and reduce infrastructure costs. Relative to competing technologies, these products offer increased transmit power delivered to the base station antenna, higher sensitivity to subscriber handset signals, and fast and cost-effective network overlays. The SuperPlex product family offers network performance benefits synergistic with SuperLink Rx.

      We began commercial production of the SuperFilter (the precursor to the SuperLink Rx) in 1997. Our initial commercial sales of our SuperLink products were to small rural providers who had the most immediate need for range extension and coverage enhancement. We sold our first systems in the fourth quarter of 1997. We sold 83 more systems in 1998, 123 systems in 1999, 393 systems in 2000, 438 systems in 2001, 927 systems in 2002 and 1,884 systems in 2003. In 2001, U.S. Cellular accounted for 12% of our net commercial revenues and ALLTEL accounted for 73% of our net commercial revenues. In 2002, U.S. Cellular accounted for 8% of our net commercial revenues and ALLTEL for 84% of our net commercial revenues. In 2003, ALLTEL accounted for 70% of our net commercial revenues and Verizon accounted for 15% of our net commercial revenues.

      In our business model, we use government contracts as a source of funds for our commercial technology development. We typically own the intellectual property developed under these contracts, and the Federal Government receives a royalty-free, non-exclusive and nontransferable license to use the intellectual property for the United States. We acquired Conductus, Inc. on December 18, 2002.

Conductus was a competing supplier of high-temperature superconducting technology for wireless networks. The acquisition of Conductus contributed $4.6 million to our government revenues in 2003.

      During 2002 and 2003, we were marketing a power amplifier product called the SuperLink Tx manufactured by another company. The SuperLink Tx was for wireless networks that suffer from insufficient transmit power on the downlink signal path. Our supplier for this product was acquired by a competitor in November 2003. We have not had significant sales of the SuperLink Tx product to date. We are evaluating alternative sources of power amplifiers for our customers.

Recent Financial Results

      We recently announced results for our first quarter ended April 3, 2004. We had total net revenues of $5.4 million in the first quarter of 2004, as compared to $7.6 million for the comparable period in the prior year. We reported a net loss for the quarter of $5.9 million, compared to a net loss of $8.3 million for our first quarter in 2003. Net loss per diluted share for the first quarter of 2004 was $0.09, compared to a net loss of $0.14 per diluted share in the same quarter of 2003. As of April 3, 2004, we had cash and cash equivalents totaling $3.9 million and working capital of $9.6 million.

Critical Accounting Policies and Estimates

      Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to bad debts, inventories, intangible assets, income taxes, warranty obligations, contingencies and our loss contract with U.S. Cellular. We base our estimates on historical experience and on various other assumptions that we believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

      We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of the financial statements. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. We write down our inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

      Our net sales consist of revenue from sales of products net of trade discounts and allowances. We recognize revenue when evidence of an arrangement exists, contractual obligations have been satisfied, title and risk of loss have been transferred to the customer and collection of the resulting receivable is reasonably assured. At the time revenue is recognized, we provide for the estimated cost of product warranties if allowed for under contractual arrangements. Our warranty obligation is effected by product failure rates and service delivery costs incurred in correcting a product failure. Should such failure rates or costs differ from these estimates, accrued warranty costs would be adjusted.

      In connection with the sales of its commercial products, the Company indemnifies, without limit or term, its customers against all claims, suits, demands, damages, liabilities, expenses, judgments, settlements and penalties arising from actual or alleged infringement or misappropriation of any intellectual property relating to its products or other claims arising from its products. The Company cannot reasonably develop an estimate of the maximum potential amount of payments that might be made under its guarantee because of the uncertainty as to whether a claim might arise and how much it might total.

      Contract revenues are principally generated under research and development contracts. Contract revenues are recognized utilizing the percentage-of-completion method measured by the relationship of costs incurred to total estimated contract costs. If the current contract estimate were to indicate a loss, utilizing the funded amount of the contract, a provision would be made for the total anticipated loss. Revenues from research related activities are derived primarily from contracts with agencies of the United States Government. Credit risk related to accounts receivable arising from such contracts is considered minimal. These contracts include cost-plus, fixed price and cost sharing arrangements and are generally short-term in nature.

      All payments to the Company for work performed on contracts with agencies of the U.S. Government are subject to adjustment upon audit by the Defense Contract Audit Agency. Based on historical experience and review of current projects in process, management believes that the audits will not have a significant effect on the financial position, results of operations or cash flows of the Company.

      In connection with the acquisition of Conductus we recognized $20 million of goodwill. During the fourth quarter of 2003 we tested the goodwill for possible impairment and determined that there was no impairment. This goodwill will again be tested for impairment in the fourth quarter of 2004 or earlier if events occur which require an earlier assessment. If the carrying amount exceeds its implied fair value, an impairment loss will be recognized equal to the excess.

      As permitted under Statement of Financial Accounting Standards No. 123 (SFAS 123), “Accounting for Stock-Based Compensation”, the Company has elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” in accounting for its stock options and other stock-based employee awards. Pro forma information regarding net loss and loss per share, as calculated under the provisions of SFAS 123, are disclosed in the notes to the financial statements. The Company accounts for equity securities issued to non-employees in accordance with the provision of SFAS 123 and Emerging Issues Task Force 96-18.

      If the Company had elected to recognize compensation expense for employee awards based upon the fair value at the grant date consistent with the methodology prescribed by SFAS 123, the Company’s net loss and net loss per share would have been increased to the pro forma amounts indicated below:

	2001	2002	2003

Net Loss:
As reported	$(17,201,000)	$(19,513,000)	$(11,345,000)
Stock-based compensation included in net loss	—	—	—
Stock-based compensation expense determined under fair value method	(3,970,000)	(4,056,000)	(5,435,000)

Pro forma	$(21,171,000)	$(23,569,000)	$(16,780,000)

Basic and diluted loss per share:
As reported	$(1.10)	$(0.89)	$(0.18)
Stock compensation expense	(0.22)	(0.17)	(0.09)

Pro forma	$(1.32)	$(1.06)	$(0.27)

      Our valuation allowance against the deferred tax assets is based on our assessments of historical losses and projected operating results in future periods. If and when we generate future taxable income in the U.S. against which these tax assets may be applied, some portion or all of the valuation allowance would be reversed and an increase in net income would consequently be reported in future years.

      We are currently involved as a defendant in several lawsuits — a patent infringement case and several substantially identical securities class actions. These matters are discussed above under “Risk Factors.” We do not believe that a loss is probable or reasonably estimable in any of these cases and therefore have not recorded any liabilities relating to these proceedings. We periodically reassess our potential liability as additional information becomes available. If we later determine that a loss is probable and the amount reasonably estimable, we would record a reserve for the potential loss. The ultimate amount of the loss, if any, could materially impact our results of operations, financial condition or cash flows.

Backlog

      Our commercial backlog consists of accepted product purchase orders scheduled for delivery within 24 months. We typically receive purchase orders from our customers with immediate or short-term delivery requirements. As a result, we do not generally carry a large backlog. The exact dollar commitment for unit commitments may vary depending on the exact units purchased. Our backlog at December 31, 2003 was $250,000, as compared to $1.4 million at December 31, 2002. The prior year’s backlog included $1,364,000 remaining under a large contract with one customer.

Results of Operations

Acquisition of Conductus

      We acquired Conductus, Inc. on December 18, 2002. Conductus is located in Sunnyvale California and was a competing supplier of high-temperature superconducting technology for wireless networks. We discontinued their competing commercial product line (the ClearSite) and are incorporating their technology into our commercial product line (the SuperLink). We are also using their technical resources in Sunnyvale to supplement ours. The acquisition also contributed to our government revenues. The results of Conductus are included in the consolidated financial statement for 13 days in 2002 following its acquisition and for the entire year of 2003. The acquisition did not have a significant impact on the results of operations for the year ended December 31, 2002.

Recent Developments and Trends for 2004

      We are a manufacturer of equipment to a relatively small number of customers and are highly sensitive to any changes experienced by our customers. We are currently experiencing the downside of such changes with two customers that we consider important for our revenues in 2004. One of our customers is being acquired. We believe that this customer has stopped work temporarily on certain infrastructure projects because of the acquisition. Some of these projects involved our products. We also believe that another customer meanwhile has decided to greatly accelerate a project to roll out a new third generation technology that has diverted their resources. This is delaying some projects to deploy our product for improvements to their existing network. We believe these are temporary impediments but cannot be certain of their duration. We are also aggressively pursuing efforts to have our product incorporated into our customers’ new third generation wireless networks. We believe our product sales will, in the long run, continue to be driven by the need for efficient capital spending and improved network performance of both the existing wireless technologies and the new third generation wireless technologies with faster data speeds and increased bandwidth.

      We also expect increased competition in 2004 from vendors of other interference solutions such as tower mount amplifiers and conventional filters. We expect this will increase customer pressure on our product pricing in 2004. Our product pricing has always been influenced by this competition, and we have responded by continually and substantially reducing our product costs. We expect our product costs will continue to decline in 2004, but we cannot predict whether they will decline at a rate sufficient to keep pace with the competitive pricing pressure. This could adversely affect our net commercial product revenues and gross margins in 2004.

2003 Compared to 2002

      Total net revenues increased by $27.0 million, or more than 100%, from $22.4 million in 2002 to $49.4 million for 2003. This increase is primarily due to higher commercial product sales and government and other contract revenues, including the government contract and other revenue from our acquisition of Conductus in December 2002.

      We generate commercial revenues primarily from sales of our SuperLink Rx product line which combines specialized filters using high-temperature superconducting technology with a proprietary cryogenic cooler and a low-noise amplifier in a highly compact system. We also started selling significant quantities of a new multiplexer product line starting in February 2001. Net commercial product revenue consists of gross commercial product sales proceeds less sales discounts and the allocation of certain sales proceeds to a warrant issued to one customer in 1999 under a long-term supply agreement. The following table summarizes the calculation of net commercial product revenue for 2003 and 2002:

	Year Ended
	December 31,

	2002	2003
Dollars in thousands
Gross commercial product sales proceeds	$20,040	$38,964
Less allocation of proceeds to warrants issued to U.S. Cellular	(2,283)	(90)
Less sales discounts	(156)	(297)

Net commercial product revenues	$17,601	$38,577

      Net commercial product revenues increased to $38.6 million in 2003 from $17.6 million in 2002, an increase of $21.0 million, or more than 100%. This increase is primarily the result of an increase in sales of our SuperLink Rx products of $17.2 million, increased sales of our multiplexer product of $1.2 million and a $2.3 million decrease in sales proceeds allocated to warrants issued to U.S. Cellular. The average selling price for the SuperLink Rx decreased 7% on our SIX-Pak units and increased 1% on our TWO-Pak units. Our two largest customers accounted for 85% of our net commercial revenues in 2003 and 92% in 2002.

      Government contract revenues increased by $6.0 million, or more than 100%, from $4.8 million in 2002 to $10.8 million in 2003. This increase results primarily from the acquisition of Conductus which totaled $4.6 million and the remainder to a modest increase in other government contracts at our Santa Barbara facility. In our business model, we use government contracts as a source of funds for our commercial technology development. We primarily pursue government research and development contracts which complement our commercial product development. In other words, we undertake government contract work which has the potential to add to or improve our commercial product line. These contracts often yield valuable intellectual property relevant to our commercial business. Under the terms of our government contracts, we retain exclusive rights to this technology for commercial applications and the federal government has a non-exclusive license to exploit the technology for government applications.

      Cost of commercial product revenue includes all direct costs, manufacturing overhead and related start-up costs. The cost of commercial product revenues totaled $28.2 million for 2003. For 2002, cost of commercial products revenues totaled $19.3 million, and was reduced by amortization credits of $2.0 million for the accrual of a non-cash contract loss on the purchase order from U.S. Cellular. Please read the discussion on page S-35 entitled “Non-Cash Charges for Warrants Issued to U.S. Cellular.” For 2002, excluding these amortization credits, the cost of commercial revenues totaled $21.3 million compared to $28.2 million in 2003. Increased costs resulting from increased unit shipments and higher costs associated with ramping up our manufacturing capacity were offset by lower material and labor costs per unit and the effect of increased manufacturing efficiencies.

      We generated positive commercial gross margins of $10.3 million in 2003 from the sale of our commercial products, as compared to negative gross margins of $1.7 million for 2002. The improvement is due to increased commercial product revenues and decreased manufacturing cost per unit.

      Contract research and development expenses totaled $6.9 million in 2003 and $2.5 million in 2002. The increase is primarily from the acquisition of Conductus. The remainder is attributable to a modest increase in government contract revenues at our Santa Barbara facility.

      Other research and development expenses are for internally funded development of our commercial products. These expenses increased to $4.7 million in 2003, and are comparable to $4.5 million in 2002.

      Selling, general and administrative expenses totaled $20.6 million in 2003 as compared to $15.0 million in 2002. This increase results primarily from increased domestic and international marketing and sales efforts, higher expenses related to the acquired Conductus operations and higher ISCO litigation expenses. ISCO litigation expenses totaled $4.8 million in 2003, as compared to $3.1 million in 2002. ISCO has appealed their loss in the trial court, and we expect ongoing but modest litigation expenses in 2004 for the appeal process.

      Interest income decreased in 2003 as compared to 2002 due to decreased levels of cash available for investment and the decline in interest rates.

      Interest expense increased in 2003 as compared to 2002 and resulted from the increased debt incurred in the fourth quarter of 2002, from short-term borrowings in 2003 and accretion of long term liabilities recorded in the Conductus acquisition.

      We had a net loss of $11.3 million for 2003 as compared to $19.5 million in 2002.

      The net loss available to common shareholders totaled $11.3 million in 2003, or $0.18 per common share, as compared to $21.3 million, or $0.89 per common share, in 2002. The amounts for 2002 include a charge of $1.8 million for a non-cash deemed distribution on preferred stock.

2002 Compared to 2001

      Total net revenues increased by $10.0 million, or more than 81%, from $12.4 million for 2001 to $22.4 million for 2002. The increase is primarily due to higher commercial product sales. The following table summarizes the calculation of net commercial product revenue for 2002 and 2001. (Please read the discussion on page S-35 under the caption “Non-Cash Charges for Warrants Issued To U.S. Cellular” for a discussion of the allocation to warrants.)

	Year Ended
	December 31

	2001	2002
Dollars in thousands
Gross commercial product sales proceeds	$9,907	$20,040
Less allocation of proceeds to warrants issued to U.S. Cellular	(2,238)	(2,283)
Less sales discounts	(68)	(156)

Net commercial product revenues	$7,601	$17,601

      Net commercial product revenues increased to $17.6 million in 2002 from $7.6 million in 2001, an increase of $10.0 million, or more than 100%. This increase is primarily the result of an increase in sales of our SuperLink Rx products of $8.2 million and increased sales of our new multiplexer product of $1.6 million. The average selling price for the SuperLink Rx decreased 19% on our SIX-Pak units and decreased 2% on our TWO-Pak units. The SIX-Pak price decrease followed a discount on a large order of product in December 2001. Our two largest customers accounted for 92% of our net commercial revenues in 2002 and 85% in 2001.

      Government contract revenues totaled $4.8 million in 2002 and are comparable to the prior year.

      Cost of commercial product revenue includes all direct costs, manufacturing overhead and related start-up costs. The cost of commercial product revenues totaled $19.3 million for 2002, and was reduced by amortization credits of $2.0 million relating to the accrual for non-cash contract loss on the purchase order from U.S. Cellular. Please read the subsection below entitled “Non-Cash Charges for Warrants Issued To U.S. Cellular.” For 2002, excluding these amortization credits, the cost of commercial revenues totaled $21.3 million as compared to $12.9 million in 2001. This increase resulted from increased unit shipments and higher costs associated with ramping up the Company’s manufacturing capacity, partially offset by lower material and labor costs per unit and the effect of increased manufacturing efficiencies.

      For the year ended December 31, 2002 we generated negative gross margins on our commercial products at current sales levels primarily due to fixed manufacturing overhead costs. However, in the fourth quarter of 2002 we generated positive gross margins of $112,000 from net commercial sales of $4.3 million.

      Contract research and development expenses totaled $2.5 million in 2002 as compared to $3.4 million in the prior year and included subcontract expenses of $93,000 and $1.4 million, respectively. Excluding subcontract expenses, contract research and development expenses decreased to $2.4 million in 2002, as compared to $2.0 million last year. This decrease results from the increased focus on commercial research efforts.

      Other research and development expenses relate to development of our commercial products. These expenses totaled $4.5 million in 2002 and are comparable to the prior year.

      Write off of in-process research and development (IPR&D) totaled $700,000 and resulted from the acquisition of Conductus. The amount of the purchase price allocated to purchased IPR&D was expensed upon acquisition, because the technological feasibility of products under development has not been established and no alternative future uses existed. The IPR&D relates to technologies representing processes and expertise employed to make new high-temperature superconducting materials technology and device design and cryopackaging and systems integration technology. At the time of the acquisition, the products under development were about 50% complete and it was expected that the remaining efforts would be completed by the end of 2004 at a cost of approximately $2.5 million. The remaining efforts include completion of development processes, manufacturing processes, final product integration and testing. All of the IPR&D projects are subject to the normal risks and uncertainties.

      Selling, general and administrative expenses totaled $15.0 million in 2002 as compared to $11.9 million in 2001. This increase results primarily from increased domestic and international marketing and sales efforts and ISCO litigation expenses. ISCO litigation expenses totaled $3.1 million for 2002 as compared to $976,000 in 2001.

      Interest income decreased in 2002 as compared to 2001 due to decreased levels of cash available for investment and the decline in interest rates.

      Interest expense in 2002 was comparable to the prior year.

      We had a net loss of $19.5 million in 2002 as compared to $17.2 million in 2001.

      The net loss available to common shareholders totaled $21.3 million in 2002, or $0.89 per common share, as compared to $19.8 million, or $1.10 per common share, in 2001. The amounts for 2002 and 2001 include a $1.8 million and $2.6 million, respectively, non-cash deemed distribution on preferred stock.

Liquidity and Capital Resources

      We continue to depend on equity transactions for a significant portion of the financing for our operations. The following summarizes our equity transactions since January 1, 2000:

•	On February 11, 2000, we completed a public offering of 2,473,701 shares of common stock, priced at $3.25 per share, of which 2,319,855 shares of common stock were sold for a cash payment totaling $7,540,000 and 153,846 shares of common stock were exchanged for short-term indebtedness of $500,000. We received net proceeds totaling $7.4 million. Concurrent with the offering, the holders of the Series A-2, A-3 and C Redeemable Convertible Preferred Stock converted their holdings into 2,458,391 shares of common stock. As an inducement to convert the preferred shares, we issued the preferred stockholders warrants to purchase 250,000 shares of common stock at $3.58 per share. Also during the year ended December 31, 2000, the holders of the outstanding Series B-1 and D preferred shares elected to convert their holdings into 3,175,409 shares of common stock.

•	On September 29, 2000, we completed a private placement of 37,500 shares of Series E Convertible Preferred Stock and warrants to purchase up to an additional 1,044,568 shares of common stock. We received net proceeds totaling $35,155,000. The preferred stock was non-

voting, had a stated value and a liquidation preference of $1,000 per share, and was convertible into common stock at the lower of $17.95 per common share or the market price of the common stock at the time of conversion, subject to an implicit floor.

•	During 2001, preferred stockholders converted 3,000 Series E preferred shares into 625,093 shares of common stock, and we issued 51,212 shares of common stock to pay for the conversion premium. During 2002, preferred stockholders converted the remaining 34,500 shares of Series E preferred stock into 2,878,351 shares of common stock. We paid the associated conversion premium of $4,686,000 with $3.0 million in cash and an eighteen-month $1.7 million subordinated note. The subordinated note carries eight percent interest with interest only payable for the first six months and monthly amortization of principal and interest for the remaining twelve months.

•	In connection with the sale of the Series E preferred stock, we also issued two five-year warrants to purchase shares of common stock at an exercise price of $21.54 per share. The first warrant is for the purchase of 313,370 shares and the second warrant is for the purchase of up to 731,198 additional shares of common stock. Both warrants are currently exercisable and contain “weighted average” anti-dilution provisions which adjust the warrant exercise price and number of shares in the event the Company sells equity securities at a discount to then prevailing market prices. The amount of the adjustment depends on the size of the below-market transaction and the amount of the discount to the market price. The warrant exercise price cannot be reduced below a minimum of $18.91 as the result of adjustments under this provision. As a result of the issuance of common shares during 2002 and 2003, the warrant exercise prices were reduced to $19.28 and the aggregate number of shares increased to 1,166,477.

•	In March 2002, we raised net proceeds of $12,122,000 from the private sale of 3,714,286 shares of common stock at $3.50 per share based on a negotiated discount to market and 5-year warrants to purchase an additional 557,143 shares of common stock exercisable at $5.50 per share. In conjunction with this equity issuance, we also issued to the placement agent 5-year warrants to purchase up to 213,571 shares of common stock at an exercise price of $5.50 per share.

•	In connection with the acquisition of Conductus, Inc. in December 2002, we raised net proceeds of $19,704,000 from the private sale of 21,096,954 shares of common stock at $0.95 per share based on a negotiated discount to market and 5-year warrants to purchase an additional 5,274,240 shares of common stock exercisable at $1.19 per share.

•	In June 2003, we raised net proceeds of $10.1 million from the private sale of 5,116,278 shares of common stock at $2.15 per share and 5-year warrants to purchase an additional 1,279,069 shares of common stock at $2.90 per share.

      We have effective registration statements on file with the SEC covering the public resale by investors of all the common stock issued in our private placements, as well as any common stock acquired upon the exercise of their warrants.

      Cash and cash equivalents decreased by $7.1 million, from $18.2 million at December 31, 2002 to $11.1 million at December 31, 2003. Cash used in operations and investing activities during 2003 was partially offset by cash received from the sale of common stock and warrants in a private placement, exercises of warrants and options and a net increase in borrowings. Cash and cash equivalents increased by $3.0 million, from $15.2 million at December 31, 2001 to $18.2 million at December 31, 2002. Cash used in operations and investing activities during 2002 was offset by cash received from the sale of common stock and warrants in a private placement during the first and fourth quarters.

      Net cash used in operations totaled $14.7 million in 2001, $20.0 million in 2002 and $18.5 million in 2003. The increase in cash used in operations in 2002 is primarily the result of the $1.5 million increased cash portion of our net loss and to a $3.8 million net increase in accounts receivable, inventories and other current and non current assets and paydown of accounts payable and accrued liabilities. The decrease in cash used in operations in 2003 is primarily due the decrease in cash loss of $8.6 million, partially offset by increased cash used in other operating assets and liabilities over that in 2002. Depreciation and amortization expense increased in the year ended December 31, 2003 due to increased amortization related to the acquired technology in the Conductus acquisition and increased fixed assets expenditures in the prior year.

      Net cash used in investing activities totaled $1.9 million in 2001, $5.5 million in 2002 and $4.4 million in 2003. It related in each year primarily to purchases of manufacturing equipment and facilities improvements. In 2003, cash of $500,000 was used to pay upfront license fees for a new technology license. In 2002, cash of $429,000 was used in the acquisition of Conductus, Inc. and $374,000 was provided by the release of restrictions on $374,000 of cash obtained through the Conductus acquisition.

      Net cash provided by (used in) financing activities totaled ($24,000) in 2001, $28.4 million in 2002 and $15.8 million in 2003. The net cash provided by financing activities in 2003 primarily resulted from the sales of common stock and warrants for $10.1 million in June 2003, $3.8 million from the exercise of warrants in December 2003 and, net borrowings against our credit facility totaling $3.3 million. These sources of funds were partially offset by the reduction in long-term borrowings of $1.4 million. The net cash provided by financing activities in 2002 primarily resulted from the sale of common stock and warrants for $12.2 million in March 2002 and for $19.7 million in December 2002 relating to the Conductus acquisition. These amounts were partially offset by the payments on long-term debt and $3.0 million premium paid on the conversion of the Series E convertible preferred stock. In 2001, cash used in financing operations resulted from the exercise of stock options, which totaled $218,000 and was offset by the net reduction in borrowings of $242,000.

      We have a line of credit from a bank. It is a material source of funds for our business. We recently renewed the line of credit for an additional year until March 17, 2005. The line of credit is structured as a sale of our accounts receivable. The loan agreement provides for the sale of up to $5.0 million of eligible accounts receivable, with advances to us totaling 80% of the receivables sold. Advances bear interest at the prime rate (4.00% at December 31, 2003) plus 2.50% subject to a minimum monthly charge. Outstanding amounts under this borrowing facility at December 31, 2003 totaled $3,308,000. The amount outstanding is repayable upon collection of the underlying accounts receivable. Advances are secured by a lien on all of our assets. Under the terms of the agreement, we continue to service the sold receivables and are subject to recourse provisions. In connection with this agreement, we issued seven year warrants to the bank for the purchase of 94,340 shares of common stock at $1.06 per share.

      At December 31, 2003, we had the following cash commitments:

	Payments Due by Period

Contractual Obligations	Total	Less Than 1 Year	2-3 Years	4-5 Years	After 5 Years

Capital lease obligations	$174,000	$85,000	$74,000	$15,000	$—
Principal and interest payments on subordinated note payable	587,000	587,000	—	—	—
Operating leases	13,399,000	2,466,000	3,877,000	2,730,000	4,326,000
Minimum license commitment	3,150,000	270,000	540,000	540,000	1,800,000
Fixed asset purchase commitments	817,000	817,000	—	—	—

Total contractual cash obligations	$18,127,000	$4,225,000	$4,491,000	$3,285,000	$6,126,000

      We plan to invest approximately $2.0 to $5.0 million in fixed assets during 2004 to continue to expand manufacturing ability depending on market demand for our product. This plan is contingent on our ability to raise additional capital later this year.

      Our auditors have included in their report for the 2003 year an explanatory paragraph expressing doubt about our ability to continue as a going concern due to past losses and negative cash flows. They included a similar explanatory paragraph in their audit report for 2002. In 2003, we incurred a net loss of

$11,345,000 and negative cash flows from operations of $18,458,000. We are also experiencing lower than expected revenues in the first quarter of 2004. In response, we are adjusting our inventory build plan, reducing direct labor, cutting certain fixed costs and implementing a reduced work week. We believe these steps will provide us with sufficient capital resources to continue normal operations until we can complete a financing transaction. We will need additional financing in the short term.

      We cannot give assurance that additional financing (public or private) will be available on acceptable terms or at all. If we issue additional equity securities to raise funds, the ownership percentage of its existing stockholders would be reduced. New investors may demand rights, preferences or privileges senior to those of existing holders of common stock. If we cannot raise any needed funds, we would also be forced to make further substantial reductions in its operating expenses, which could adversely affect our ability to implement our current business plan and ultimately our viability as a company.

      Our financial statements have been prepared assuming that we will continue as a going concern. The factors described above raise substantial doubt about our ability to continue as a going concern. These financial statements do not include any adjustments that might result from this uncertainty.

Non-Cash Charges for Warrants Issued To U.S. Cellular

      In August 1999, we entered into a warrant agreement with United States Cellular Corporation (“U.S. Cellular”) where the exercise of a warrant to purchase up to 1,000,000 shares of common stock was conditioned upon future product purchases by U.S. Cellular. Under the terms of the warrant, U.S. Cellular vests in the right to purchase one share of common stock at $4 per share for every $25 of SuperFilter systems purchased. The warrant is immediately exercisable with respect to any vested shares and expires August 27, 2004. For accounting purposes, we are allocating proceeds from sales under this agreement between commercial product revenues and the estimated value of the warrants vesting in connection with those sales. The estimated fair value of the warrants in excess of the related sales, when applicable, is recorded in cost of commercial product revenues.

      In September 2000, we received a $7.8 million noncancelable purchase order from U.S. Cellular for SuperFilter systems to be shipped over the next nine quarters. In consideration for the purchase order, we amended the August 1999 warrant agreement and vested 312,000 warrants to U.S. Cellular. The vested warrants are immediately exercisable, not subject to forfeiture, and U.S. Cellular has no other purchase obligations.

      We estimated the fair value of the warrants vesting upon receipt of this order at $5,635,000 using the Black-Scholes option-pricing model and recorded this amount as a deferred warrant charge in the statement of stockholders’ equity. As SuperFilter systems are shipped under this purchase order, the related sales proceeds will be allocated between stockholders’ equity and commercial product revenue using the percentage relationship which existed between the fair value of the warrants as recorded in September 2000 and the amount of the non-cancelable purchase order. During 2001 and 2002 sales proceeds of $2,237,000 and $2,280,000, respectively, for shipments pursuant to this purchase order were allocated to the deferred warrant charge and proceeds of $879,000 and $967,000, respectively, were recorded as commercial product revenues under this purchase order.

      After the allocation of sales proceeds under the $7.8 million purchase order to the related warrants, the estimated cost of providing products under the purchase order exceeded related revenue by $5.3 million. The resulting loss was reflected in the results of operations for the year ended December 31, 2000. During the years ending December 31, 2001 and 2002, $2,243,000 and $1,998,000, respectively, of this reserve was reversed against the cost of product delivered under this purchase order.

      During the fourth quarter of 2002, deliveries under the $7.8 million purchase order were completed. For accounting purposes proceeds from subsequent sales to U.S. Cellular under this agreement are again being allocated between commercial product revenue and the estimated value of the warrants vesting using the Black-Scholes option-pricing model. For subsequent product sales in the fourth quarter of 2002 and the year ended December 31, 2003, U.S. Cellular vested in the right to exercise the warrant and purchase a total of 22,540 and 38,088 shares of common stock and sales proceeds allocated to warrants vesting in 2002 and 2003 totaled $3,000 and $90,000, respectively.

      As of December 31, 2003, U.S. Cellular had 524,932 unvested warrants that can be earned from future product orders through August 27, 2004.

Net Operating Loss Carryforward

      As of December 31, 2003, the Company has net operating loss carryforwards for federal and state income tax purposes of approximately $215.1 million and $90.6 million, respectively, which expire in the years 2003 through 2023. Of these amounts $93.9 million and $30.2 million, respectively resulted from the acquisition of Conductus. Included in the net operating loss carryforwards are deductions related to stock options of approximately $24.0 million and $13.0 million for federal and California income tax purposes. To the extent net operating loss carryforwards are recognized for accounting purposes the resulting benefits related to the stock options will be credited to stockholders’ equity. In addition, the Company has research and development and other tax credits for federal and state income tax purposes of approximately $2.6 million and $2.3 million, respectively, which expire in the years 2003 through 2023. Of these amounts $972,000 and $736,000, respectively resulted from the acquisition of Conductus.

      Due to the uncertainty surrounding their realization, the Company has recorded a full valuation allowance against its net deferred tax assets. Accordingly, no deferred tax asset has been recorded in the accompanying balance sheet.

      Section 382 of the Internal Revenue Code imposes an annual limitation on the utilization of net operating loss carryforwards based on a statutory rate of return (usually the “applicable federal funds rate”, as defined in the Internal Revenue Code) and the value of the corporation at the time of a “change of ownership” as defined by Section 382. Recently, the Company completed an analysis of its equity transactions and determined that it had a change in ownership in August 1999 and December 2002. Therefore, the ability to utilize net operating loss carryforwards incurred prior to the change of ownership totaling $101.6 million will be subject in future periods to an annual limitation of $1.3 million. In addition, the Company acquired the right to Conductus’ net operating losses, which are also subject to the limitations imposed by Section 382. Conductus underwent three ownership changes which occurred in February 1999, February 2001 and December 2002. Therefore, the ability to utilize Conductus’ net operating loss carryforwards of $93.9 million incurred prior to the ownership changes will be subject in future periods to annual limitation of $700,000. Net operating losses incurred by the Company subsequent to the ownership changes totaled $19.5 million and are not subject to this limitation.

Future Accounting Requirements

      In June 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities (“SFAS 146”), which addresses financial accounting and reporting for costs associated with exit or disposal activities and supersedes Emerging Issues Task Force (“EITF”) Issue 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF Issue 94-3, a liability for an exit cost as defined in EITF Issue 94-3 was recognized at the date of an entity’s commitment to an exit plan. SFAS 146 also establishes that the liability should initially be measured and recorded at fair value. The Company adopted the provisions of SFAS 146 effective January 1, 2003 and such adoption did not have a material impact on the consolidated financial statements. In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees and Indebtedness of Others (“FIN 45”). FIN 45 elaborates on the disclosures to be made by the guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The Company adopted the disclosure provisions of FIN 45 during the fourth quarter of 2002 and the recognition provisions of FIN 45 effective January 1, 2003. Such adoption did not have a material impact on the consolidated financial statements.

      In January 2003, FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46”). In general, a variable interest entity is a corporation, partnership, trust or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights nor (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The Company adopted the provisions of FIN 46 effective February 1, 2003 and such adoption did not have an impact on its consolidated financial statements since it currently has no variable interest entities. In December 2003, the FASB issued FIN 46R with respect to variable interest entities created before January 31, 2003, which among other things, revised the implementation date to the first year or interim period ending after March 15, 2004, with the exception of Special Purpose Entities (“SPE). The consolidation requirements apply to all SPE’s in the first year or interim period beginning after December 15, 2003. The Company adoption of the provisions of FIN 46R is not expected to have a material impact on the Company’s its consolidated financial statements since it currently has no SPE’s.

      In April 2003, FASB issued Statement of Financial Accounting Standards No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (“SFAS 149”). SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133. SFAS 149 is effective for contracts and hedging relationships entered into or modified after June 30, 2003. The Company adopted the provisions of SFAS 149 effective June 30, 2003 and such adoption did not have an impact on its consolidated financial statements since the Company has not entered into any derivative or hedging transactions.

      In May 2003, FASB issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (“SFAS 150”). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both debt and equity and requires an issuer to classify the following instruments as liabilities in its balance sheet:

•	a financial instrument issued in the form of shares that is mandatorily redeemable and embodies an unconditional obligation that requires the issuer to redeem it by transferring its assets at a specified or determinable date or upon an event that is certain to occur;

•	a financial instrument, other than an outstanding share, that embodies an obligation to repurchase the issuer’s equity shares, or is indexed to such an obligation, and requires the issuer to settle the obligation by transferring assets; and

•	a financial instrument that embodies an unconditional obligation that the issuer must settle by issuing a variable number of its equity shares if the monetary value of the obligation is based solely or predominantly on (1) a fixed monetary amount, (2) variations in something other than the fair value of the issuer’s equity shares, or (3) variations inversely related to changes in the fair value of the issuer’s equity shares.

      In November 2003, FASB issued FASB Staff Position No. 150-3 which deferred the effective dates for applying certain provisions of SFAS 150 related to mandatorily redeemable financial instruments of certain non-public entities and certain mandatorily redeemable non-controlling interests for public and non-public companies. For public entities, SFAS 150 is effective for mandatorily redeemable financial instruments entered into or modified after May 31, 2003 and is effective for all other financial instruments as of the first interim period beginning after June 15, 2003. For mandatorily redeemable non-controlling interests that would not have to be classified as liabilities by a subsidiary under the exception in paragraph 9 of SFAS 150, but would be classified as liabilities by the parent, the classification and measurement provisions of SFAS 150 are deferred indefinitely. The measurement provisions of SFAS 150 are also deferred indefinitely for other mandatorily redeemable non-controlling interests that were issued before November 4, 2003. For those instruments, the measurement guidance for redeemable shares and non-controlling interests in other literature shall apply during the deferral period.

      We adopted the provisions of SFAS 150 effective June 30, 2003, and such adoption did not have an impact on our consolidated financial statements.

Market Risk

      We are exposed to various market risks, including changes in interest rates. Market risk is the potential loss arising from adverse changes in market rates and prices. We do not enter into derivatives or other financial instruments for trading or speculation purposes.

      At December 31, 2003, we had approximately $10.6 million invested in a money market account yielding approximately 0.9%. Assuming a 0.9% decrease in the yield on this money market account and no liquidation of principal for the year, our total interest income would decrease by approximately $95,000 per annum. Also, at December 31, 2003 we had $3.3 million outstanding under a bank borrowing arrangement bearing interest at the prime rate (4.00% at December 31, 2003) plus 2.50%. Assuming a 1% increase in the prime rate interest and that the amount was outstanding for the entire year, interest expense would increase $33,000.

Forward-Looking Statements

      This prospectus supplement contains forward-looking statements that involve risks and uncertainties. We have made these statements in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements relate to future events or our future performance and include, but are not limited to, statements concerning our business strategy, future commercial revenues, market growth, capital requirements, new product introductions, expansion plans and the adequacy of our funding. Other statements contained in this prospectus supplement that are not historical facts are also forward-looking statements. We have tried, wherever possible, to identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and other comparable terminology.

      Forward-looking statements are not guarantees of future performance and are subject to various risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from those expressed in forward-looking statements. They can be affected by many factors, including, but not limited to the following:

•	fluctuations in product demand,

•	the impact of competitive filter products, technologies and pricing,

•	manufacturing capacity constraints and difficulties,

•	market acceptance risks, and

•	general economic conditions.

      Please read “Risk Factors” on page S-6 of this prospectus supplement for a description of additional uncertainties and factors that may affect our forward-looking statements. Forward-looking statements are based on information presently available to senior management, and we do not assume any duty to update our forward-looking statements.

Inflation

      We do not foresee any material impact on our operations from inflation.

BUSINESS

Overview

      We develop, manufacture and market high performance products used in cellular base stations to maximize the performance of wireless telecommunications networks by improving the quality of uplink signals from mobile wireless devices. Our solutions leverage our expertise in high-temperature superconducting filters to “hear” wireless devices with the best possible clarity while rejecting interfering signals. We believe that this combination of interference rejection and receiver sensitivity is only possible using HTS technology. We sell our products directly to wireless carriers in the Americas, and we have plans to expand internationally. Our customers to date include ALLTEL, AT&T Wireless, U.S. Cellular, and Verizon Wireless.

      We derive our commercial revenues from three product lines: SuperLink Rx, AmpLink Rx and SuperPlex. We began commercial production of the SuperFilter (the precursor to the SuperLink Rx) in 1997. Our initial commercial sales of our SuperLink products were to small rural providers who had the most immediate need for range extension and coverage enhancement. We sold our first SuperLink Rx systems in the fourth quarter of 1997. We sold 83 more systems in 1998, 123 systems in 1999, 393 systems in 2000, 438 systems in 2001, 927 systems in 2002 and 1,884 systems in 2003. We introduced SuperPlex in 2001 and sold 635 units in 2001, 2,568 units in 2002 and 4,225 units in 2003. We introduced the AmpLink Rx in 2004.

      In our business model, we use government contracts as a source of funds for our commercial technology development. We typically own the intellectual property developed under these contracts, and the Federal Government receives a royalty-free, non-exclusive and nontransferable license to use the intellectual property for the United States. We acquired Conductus, Inc. on December 18, 2002. Conductus was a competing supplier of high-temperature superconducting technology for wireless networks. The acquisition of Conductus contributed $4.6 million to our government revenues in 2003.

Industry Background

The Wireless Communications Market

      The ability to provide high quality service to customers is becoming increasingly difficult for wireless operators as the number of subscribers rises, minutes of use increases and the market for wireless data services expands. Wireless service providers in both rural and urban areas are encountering high levels of radio frequency interference due to greater subscriber density and a larger number of users on adjacent channels. This reduced signal quality and higher percentage of dropped calls can lead to lower system utilization, decreased revenue and, ultimately, higher rates of customer churn. Service providers are also facing network capacity constraints. In particular, CDMA operators, whose networks employ the same wide communications channels for both data and voice transmission, are experiencing decreases in available capacity for voice services as higher-speed data transmissions proliferate.

      As a result, wireless carriers are seeking to cost-effectively reduce interference, increase capacity and expand coverage to improve the quality of their systems. Today’s restricted corporate budgets and tougher zoning laws make operators far less likely to have the option of simply deploying new base stations to achieve these performance goals.

      The telecommunications infrastructure sector experienced a slowdown from 2001 to 2003, but we believe the sector is now stabilizing based upon the underlying strengths of the wireless communications market. These strengths include: continued worldwide growth in subscribers (particularly in the developing world), rising minutes of use and wider availability of advanced air interfaces that permit faster data speeds. Consequently, we expect increased capital spending in 2004.

      Subscriber Growth. According to the Yankee Group, at the end of 2003 there were approximately 1.37 billion mobile wireless subscribers worldwide. The Yankee Group expects this number to increase to more than 1.78 billion subscribers by the close of 2006, representing a compound annual growth rate of

10.4%. The developing world, led by the Peoples Republic of China, is expected to continue to experience the fastest subscriber growth rates. The number of wireless subscribers in China is expected to grow from 207 million in 2002 to 402 million by 2007, representing a compound annual growth rate of 14.2%.

      Increased Usage (Minutes of Use). According to the Cellular Telecommunications & Internet Association (CTIA), total billable minutes of use increased over 30 percent to over 800 billion minutes from December 2002 to December 2003. We expect that minutes of use will continue to increase as new data and Internet services such as e-mail and instant messaging gain in popularity, and will also rise as consumers gradually shift toward using mobile devices instead of fixed telephones as their primary telecommunications device.

      New Air Interfaces. Advanced wireless transmission technologies, or “air interfaces,” are finally becoming available to consumers in the United States and other nations. With their faster data speeds and increased bandwidth, these new air interfaces are expected to usher in a broad range of wireless services, from music downloads to image and video file sharing. One such new wireless transmission technology is CDMA IXRTT, which represents an upgrade to the current technology known as CDMA. Verizon Wireless and Sprint, two of the largest wireless carriers in the U.S., have already deployed CDMA 1XRTT technology in many of their networks across the country. Verizon Wireless recently announced that it would spend $1.3 billion over the next two years for a nationwide deployment of its next generation high speed broadband data service. We expect the onset of the “data era” in mobile communications will increase revenues per user.

Strains on Wireless Networks

      The ability to provide high quality service to customers is becoming increasingly difficult for wireless operators as the number of subscribers rises, minutes of use increases, and the market for wireless data services expands. Wireless service providers in both rural and urban areas are encountering high levels of radio frequency, or RF, interference due to greater subscriber density and a larger number of users on adjacent channels. Operators can expect that this reduced signal quality and higher percentage of dropped calls will lead to lower system utilization, decreased revenue, and ultimately, higher rates of customer churn.

      Service providers are also expected to face network capacity constraints. For example, wireless carriers in some urban areas are reaching their spectrum capacity and therefore must acquire more spectrum or do more with the available infrastructure. In particular, CDMA operators, whose networks employ the same wide communications channels for both data and voice transmission, are experiencing decreases in available capacity for voice services as higher-speed data transmissions proliferate. In addition, we expect new wireless data networks will be more susceptible to interference and require improved sensitivity.

      In order to reduce the strain on their wireless networks, providers must find a way to “do more with less,” to cost-effectively reduce interference and increase capacity, expand coverage, and improve the quality of their systems. Wireless carriers have historically addressed issues of performance and capacity by simply deploying more base stations. However, today’s restricted capital budgets, tougher zoning laws and higher base station costs have forced wireless carriers to consider alternative methods of achieving network capacity and performance goals.

Our Solution

      We leverage our expertise in high-temperature superconducting technology to cost effectively deliver both interference protection and increased sensitivity to our wireless carrier customers. Our solutions provide the following improvements:

•	Reduction in Base Station Noise Figure. Our solutions significantly reduce the amount of noise generated in base station receivers. This improves the sensitivity of the base station (i.e., its ability to more effectively “hear” mobile users). The practical result on the base station is increased capacity (simultaneous users) and expanded geographic coverage.

•	Reduction of Dropped Calls and Network Access Failure. Our customers tell us that network quality is a key factor in attracting and retaining mobile users. We improve network quality for the mobile user and help our customers reduce subscriber churn.

•	Elimination of Interference. Interference significantly degrades network quality, and interference from signals in adjacent frequency bands is increasing as networks mature and add more mobile subscribers. We improve the quality of the network by eliminating the interfering signals from other sources, such as, specialized mobile radio handsets and other base stations.

•	Increased In-Building Penetration. Most business users expect their handsets to operate inside building structures. We enhance the ability of mobile users to operate their phones from inside their offices by increasing the base station sensitivity. We expect this benefit to become increasingly important as the new third generation high bandwidth data networks are deployed.

      In a series of field trials we conducted over the past year in nine different suburban and urban locations, our flagship SuperLink Rx 850 product reduced dropped calls by an average of 26 percent and up to 65 percent, and reduced blocked calls (ineffective attempts) by an average of 23 percent and up to 45 percent. While geography, conditions and base station equipment varied, the use of our SuperLink Rx 850 products resulted in improved network performance in each field trial. In each of these field trials, the wireless service provider purchased our units.

Our Strategy

      Our objective is to provide total link enhancement to wireless carriers by combining our field-proven HTS solutions with high-performance multiplexers and multi-carrier power amplifiers. The primary elements of our strategy include:

•	Expand Domestic and International Sales Channels to Broaden Our Customer Base. We intend to continue to expand our sales efforts to domestic wireless communication providers, system integrators and OEMs. We also expect to expand our international distribution channels, particularly in Asia and Latin America.

•	Enhance Our Productivity and Lower Our Costs. We intend to continue developing our manufacturing infrastructure and organization to meet our expected production requirements. We plan to continue manufacturing in-house certain key components of our products such as our proprietary HTS filters and cryogenic coolers. We believe that this will enable us to produce highly reliable products, protect the proprietary nature of our technology, control our manufacturing processes and achieve significant cost reductions.

•	Enhance and Extend Current Product Offerings. There is an increasing demand for base station enhancement products. In response, we expect to use our technical expertise and detailed knowledge of both interference and advanced wireless interface technologies to develop products that meet the requirements of our wireless operator customers. We recently announced the introduction of AmpLink Rx 1900 which was developed to cost effectively meet the needs of wireless data network overlays at higher frequencies. We expect to continue to develop other products focused on specific customer needs.

•	Maintain Our Focus on Technical Excellence and Innovation. We are committed to maintaining our leadership role in the wireless communication market for link enhancement solutions. We also will continue to engage in government research and development contracts to help fund our commercial technology and product development.

•	Pursue Strategic Partnerships, Alliances and Acquisitions. In addition to our internal development efforts, we may acquire new products and technologies that address the complementary issues of uplink enhancement, downlink enhancement, and antenna optimization.

Our Products

      Commercial wireless providers use our SuperLink Solutions to keep pace with the growing demand for wireless communications. Wireless providers may deploy our products in connection with the installation of additional base stations in a network, as well as with the installation of an entirely new network. They can also improve the performance of existing base stations and networks by retrofitting their equipment with our link enhancement products in order to reduce the number of new base stations required.

      SuperLink Solutions consist of three product lines: SuperLink Rx, AmpLink Rx and SuperPlex. These premium products work in concert to help meet the growing demand of the wireless telecommunications industry for improved capacity, reduced interference and greater coverage for their network base stations. SuperLink Solutions allow service providers to benefit from lower capital costs (by reducing the need for additional base stations) and operating costs compared to other options. In addition, our solutions increase minutes of use because subscribers experience better call quality and fewer dropped calls. The use of SuperLink Solutions also increases the speed of data transmissions.

      Our solutions consist of the following three product lines:

•	SuperLink Rx. In order to receive uplink signals from wireless terminals, base stations require a wireless filter system to eliminate, or filter out, out-of-band interference. To address this need, we offer the SuperLink Rx product line for the receiver front-end of base stations. These products combine specialized filters using HTS technology with a proprietary cryogenic cooler and a cryogenically cooled low-noise amplifier. The result is a highly compact and reliable cryogenic receiver front-end that can simultaneously deliver both high selectivity (interference rejection) and high sensitivity (detection of low level signals). SuperLink Rx products thereby offer significant advantages over conventional filter systems.

•	AmpLink Rx. The recently introduced AmpLink Rx is our lower-cost receiver front-end product designed specifically to address the sensitivity requirements of wireless base stations. The AmpLink Rx is a ground-mounted unit which includes a high-performance amplifier and up to six dual duplexers. The enhanced uplink provided by AmpLink Rx 1900 improves PCS network coverage immediately and avoids the installation and maintenance costs associated with tower mounted amplifiers. As network interference increases, the AmpLink Rx 1900 is easily upgradeable to include a SuperLink Rx front-end, which uses HTS technology to maintain the same sensitivity improvement while eliminating the effects of increasing interference.

•	SuperPlex. SuperPlex, our antenna sharing solution, is a line of multiplexers that provide extremely low insertion loss and excellent cross-band isolation. Products in our SuperPlex line of high-performance multiplexers are designed to eliminate the need for additional base station antennas and reduce infrastructure costs. Relative to competing technologies, these products offer increased transmit power delivered to the base station antenna, higher sensitivity to subscriber handset signals, and fast and cost-effective network overlays. The SuperPlex product family offers network performance benefits synergistic with SuperLink Rx.

      We began commercial production of the SuperFilter (the precursor to the SuperLink Rx) in 1997. Our initial commercial sales of our SuperLink products were to small rural providers who had the most immediate need for range extension and coverage enhancement. We sold our first systems in the fourth quarter of 1997. We sold 83 more systems in 1998, 123 systems in 1999, 393 systems in 2000, 438 systems in 2001, 927 systems in 2002 and 1,884 systems in 2003. At the close of 2003, approximately 3,800 SuperLink Rx products were deployed in networks worldwide, with approximately 42 million cumulative hours of operation.

      We introduced several new SuperLink Solutions products in 2003 and 2004 — the SuperLink Rx 850, the SuperLink Rx 1900, the HTS-ReadyTM Duplexer HP and the AmpLink Rx 1900. The SuperLink Rx 850 is the most compact and lowest power cryogenic receiver front-end in the industry. The HTS-ReadyTM Duplexer HP delivers superior duplexing functionality in the 850 MHz cellular band and provides twice the amount of average (1200 watts versus 600 watts) and four times as much peak power handling (40 kilowatts versus 10 kilowatts) as found in our standard HTS-Ready Duplexer 850. The SuperLink Rx 1900 is an integrated cryogenic receiver front-end unit designed specifically for the PCS wireless market. SuperLink Rx 1900 is our first fully integrated system designed for outdoor use. Lastly, the AmpLink Rx 1900 is a ground-mounted, high-performance amplifier designed specifically for the PCS wireless market. As network interference increases, the AmpLink Rx 1900 can be upgraded quickly and easily with a SuperLink Rx front-end to add interference protection.

      Net commercial product revenues were derived from the following products for the periods indicated:

	For the Year Ended December 31,

	2001	2002	2003

SuperLink Rx	$6,966,000	$15,195,000	$34,544,000
SuperPlex multiplexer	635,000	2,262,000	3,434,000
SuperLink Tx	—	—	88,000
Other	—	144,000	511,000

Total	$7,601,000	$17,601,000	$38,577,000

Sales, Marketing and Customers

      We have only recently begun efforts to market our products internationally and have not yet had significant international sales. We plan to supplement our direct sales by building a network of international distributors. We are also working with many consulting firms to provide data that illustrates the benefits of deploying our products in their customers’ networks. We also demonstrate our products at trade shows, participate in industry conferences, utilize advertising and direct mailings, and provide technical and application reports to recognized trade journals. We also advertise our products through our website, brochures, data sheets, application notes, trade journal reports, and press releases. Our sales and marketing efforts are supplemented by a team of engineers who manage field trials and initial customer installations and educate customers.

      We market our solutions to wireless communication service providers using a direct sales force in the U.S. and internationally. Our initial commercial sales of our SuperLink products were to small rural providers who had the most immediate need for range extension and coverage enhancement. We sold our first systems in the fourth quarter of 1997. We sold 83 more systems in 1998, 123 systems in 1999, 393 systems in 2000, 438 systems in 2001, 927 systems in 2002 and 1,884 systems in 2003. We continue to increase systems sales in spite of a shift in our sales focus to the large service providers where the sales cycle requires numerous trials and is very long. We shifted our focus to move to the suburban and urban markets where the majority of base stations are located and where the need for interference rejection is greatest. In mid 1999, we signed a five-year supply agreement with U.S. Cellular Corporation. In March 2000, we signed a one year supply agreement with ALLTEL, designating us as their supplier of HTS base station receiver solutions. In December 2001, we signed a follow-on agreement with a major customer for 1,000 SuperFilter Systems, to be delivered over five quarters. During 2003, we signed supply agreements with Verizon Wireless and another major wireless service provider. In 2001, U.S. Cellular accounted for 12% of our net commercial revenues and ALLTEL accounted for 73% of our net commercial revenues. In 2002, U.S. Cellular accounted for 8% of our net commercial revenues and ALLTEL for 84% of our net commercial revenues. In 2003, ALLTEL accounted for 70% of our net commercial revenues and Verizon accounted for 15% of our net commercial revenues.

Our Technology

Superconducting Technology

      We use superconducting technology to improve both the selectivity (rejection of adjacent band interference) and the sensitivity (ability to “hear” signals better) of a base station receiver.

Superconductors are materials that have the ability to conduct electrical energy with little or no resistance when cooled to “critical” temperatures. In contrast, electric currents that flow through normal conductors encounter resistance that requires power to overcome and generates heat. Substantial improvements in the performance characteristics of electrical systems can be made with superconductors, including reduced power loss, lower heat generation and decreased electrical noise. As these properties have been applied to radio and microwave frequency applications, new products, such as wireless filters, have been developed that can be extremely small, highly sensitive and highly frequency selective.

      The discovery of superconductors was made in 1911. However, a fundamental understanding of the phenomenon of superconductivity eluded physicists until J. Robert Schrieffer (a director emeritus to our Board of Directors and Chairman of our Technical Advisory Board), John Bardeen (co-inventor of the transistor) and Leon Cooper proposed a theory explaining superconductivity, for which they were awarded the Nobel Prize in Physics in 1972. Until 1986, all superconductor utilization was done at extremely low temperatures, below 23K (-250C). Superconductors were not widely used in commercial applications because of the high cost and complexities associated with reaching and maintaining such low temperatures. In 1986, high-temperature superconductors with critical temperatures greater than 30K (-243C) were discovered. In early 1987, yttrium barium copper oxide (“YBCO”) was discovered, which has a critical temperature of 93K (-180C). Shortly thereafter, thallium barium calcium copper oxide (“TBCCO”) was discovered, which has a critical temperature of 125K (-148C). These discoveries were important because these high-temperature superconductors allowed for operating temperatures higher than 77K (-196C), or the point at which nitrogen liquefies at atmospheric pressure. These high critical temperatures allow superconductors to be cooled using less expensive and more efficient refrigeration processes. Our Company was formed following this discovery for the initial purpose of developing and commercializing high-temperature superconductors.

How We Develop Our Technology

      As part of our strategy to maintain our technological leadership, we have focused our research and development activities on high-temperature superconducting (HTS) materials, RF circuitry, and cryogenics design and product application. We have internally developed our key technologies from a standard set of technology platforms. We utilize a proprietary manufacturing process for HTS thin-film production, the base material for our filtering products. An in-house design team develops the filters, which are packaged into a vacuum-sealed container for thermal insulation. The filter package is incorporated with our cryogenic cooler and then integrated with the necessary control electronics into a complete system for simple adaptation into new or existing wireless communications base stations. We believe that our filter systems provide our targeted markets with the smallest and most cost-effective products and that we are the only superconducting company that develops and manufactures all of these key components. We also utilize technologies under licenses of patents from others for our products.

HTS Materials

      A number of HTS materials have been discovered with superconducting properties, but only a few have characteristics capable of commercialization. We primarily utilize TBCCO, which has one of the highest known critical temperatures, allowing for reduced cooling needs in order to achieve superconducting properties. We hold a worldwide exclusive license, in all fields of use, to TBCCO formulations covered by patents held by the University of Arkansas through a license agreement. As part of our strategy to stimulate the development and use of TBCCO, we granted DuPont a non-exclusive worldwide sublicense to develop processes and market TBCCO thin-films. We also utilize YBCO in some of our products, which we manufacture using proprietary processes. We license primary patents on this material from Lucent. Thin-film superconductors are the base materials used by us to produce RF components, such as wireless communications filters. We hold 21 patents for technologies related to thin-film materials and structures. We believe that the process technology we have developed produces state-of-the-art HTS thin-films of the highest quality.

RF Circuitry

      We have devoted a significant portion of our engineering resources to design and model the complex RF circuitry that is basic to our products. Our RF engineering team is led by Vice President of Engineering Dr. Gregory Hey-Shipton and includes Dr. George Matthaei, recognized international leaders in RF filter design. In addition, Dr. J. Robert Schrieffer, a Nobel laureate, is head of our Technical Advisory Board. The expertise of this highly qualified team has allowed us to design and fabricate very precise individual components, such as RF signal filters. We have implemented computer simulation systems to design our products and this RF circuitry design has allowed us to produce extremely small, high-performance circuits. Some of our design and engineering innovations have been patented; others are the subjects of pending patent applications. We believe that our RF engineering expertise provides us with a unique competitive advantage.

Cryogenic Cooling Technology

      The availability of a low-cost, highly reliable, compact cooling technology is critical to the successful commercialization of our superconducting products. Prior to the Company’s efforts, no such cryogenic cooler had been commercially available. In response to this lack of availability, we developed a low-cost, highly reliable low-power cooler designed to cool to 77K (-196C) with sufficient cooling capacity for our superconducting applications. We have shipped more than 3,800 SuperLink Rx systems worldwide, logging in excess of 42 million hours of cumulative operation. The cryogenic coolers in our current models have demonstrated a mean time between failure of greater than 1 million hours. Its development was based in part on patents licensed by us from Sunpower, Inc. We believe our internally developed cooler, which is both compact enough and reliable enough to meet the most demanding wireless industry standards, provides us with a significant and unique competitive advantage.

Cryogenic Packaging

      Cooling to cryogenic temperatures requires proper thermal isolation and packaging. Any superconducting or other cryogenically cooled device must be maintained at its optimal operating temperature, and its interaction with higher temperature components must be controlled. We have developed a variety of proprietary and patented cryogenic packaging innovations to satisfy this requirement.

How We Use Government Contracts To Fund Technology Development

      Our strategy is to continue to pursue government research and development contract awards, which complement our commercial product and technology development and allow for commercialization of the underlying technology. We typically own the intellectual property developed under these contracts, and the Federal Government receives a royalty-free, non-exclusive and nontransferable license to use the intellectual property for the United States. For example, we are currently working on a project to develop rapid tuning of superconducting filters funded by the Defense Advanced Research Projects Agency (DARPA). This capability would greatly increase the effectiveness of our systems in blocking interference in government and potentially also commercial applications.

      Since our inception in 1987, a substantial part of our net revenues has been from research and development contracts, sales directly with the U.S. government or resellers to the U.S. government. Nearly all of these revenues were paid under contracts with the U.S. Department of Defense. We have marketed to various government agencies to identify opportunities and actively solicit partners for product development proposals. Since 1988, we have successfully obtained a number of classified and non-classified government contracts for superconductor research, including one of the largest non-classified HTS awards from DARPA through the Office of Naval Research. In addition to actively soliciting government contracts, we have participated in the Small Business Innovative Research, or SBIR, program. We have been awarded 32 Phase I SBIR contracts, each of which typically generates from $70,000 to $100,000 of revenues. We have been successful in converting eight of these Phase I contracts into Phase II programs, each of which typically generates $500,000 to $750,000 in revenues, and we converted one of these contracts into a Phase III program valued at $2.2 million. Since our formation, government contracts have provided us approximately $80 million of revenue, and remain a significant source of revenue today, supporting our research and development programs.

Our Manufacturing Capabilities

      We currently manufacture our all of our products at our facilities in Santa Barbara, California. In 1998, we opened a state-of-the-art manufacturing facility in Santa Barbara. We renovated these manufacturing areas in early 2003, the first in a series of moves that have enabled us to produce larger quantities of our SuperLink Rx products in a routine and reproducible basis. Throughout 2003, we have expanded our controlled clean rooms, continued to develop and introduce new, state-of-the-art production and test equipment and processes, and implemented a continuous flow manufacturing strategy. In addition, performance testing and systems screening methods, along with optimized quality improvement techniques, have been instrumental in enabling our SuperLink Rx units to reach mean time between failure levels of more than 500,000 hours.

      In 2003, we expanded our manufacturing capacity to meet the rising demand for SuperLink Rx units within the wireless industry, as evidenced by our annual doubling of sales in 2003. Manufacturing capacity was 2,800 SuperLink Rx units per year in 2003, up from 1,000 units per year in 2002. We are holding capacity at this level to conserve cash resources. We could expand manufacturing capacity to approximately 5,000 units per year in our current facility.

      This expansion includes the addition of a second manufacturing site in Sunnyvale, California, that will produce films using a new process that greatly reduces die production costs. As manufacturing and sales needs exceed 5,000 systems, “copy exact” facilities of our “core competency” production areas will be built and strategically placed to provide optimal support to our customers. Selective and cost effective assembly buffers will continue to provide for a quick response to customer needs.

      Our internal capabilities include a proprietary manufacturing process for thin-film materials that is scaleable for high volume production. In addition, we have established a production operation that we use to produce thin films on wafers for wireless electronics applications. Our radio frequency circuitry is designed, modeled and tested by internal engineering resources. We have in-house capabilities to pattern the superconducting material and all other aspects of radio frequency component production, including packaging the filters. We also have in-house capabilities to manufacture our cryogenic coolers at a pace consistent with current quantity requirements. The consolidation of our supplier base has improved the quality of received parts, while lowering their cost and decreasing lead-times.

Intellectual Property

      We regard our product designs, design tools, fabrication equipment and manufacturing processes as proprietary and seek to protect our rights in them through a combination of patent, trademark, trade secret and copyright law and internal procedures and non-disclosure agreements. We also seek licenses from third parties for HTS materials and processes used by us, which have been patented by other parties. We believe that our success will depend, in part, on the protection of our proprietary information, patents and the licensing of key technologies from third parties.

      We have focused our HTS materials development efforts on TBCCO. We have an exclusive worldwide license (including the right to sublicense) under several U.S. patents which have been issued to the University of Arkansas covering TBCCO, subject to the University of Arkansas’ right to conduct research related to the patents. We also utilize YBCO in some of our products, which we manufacture using proprietary processes. We license primary patents on this material from Lucent.

      As of December 31, 2003, we held 70 U.S. patents, including those from the Conductus acquisition. Of these patents, 21 are for technologies directed toward producing thin-film materials and structures, including our proprietary thin-film process for TBCCO production, expiring in 2010 to 2021. In addition, we currently hold 19 U.S. patents for cryogenic microwave circuit designs expiring in 2011 to 2019 and

19 U.S. patents covering cryogenics, packaging and systems expiring in 2011 to 2021. Another 11 U.S. patents are in other superconducting technologies expiring in 2011 to 2017. As of December 31, 2003, we had 36 U.S. patents pending.

      As of December 31, 2003, we held 40 foreign issued patents and 59 foreign patents pending. We also have license rights to 14 issued patents in the United States and to 62 patents issued or pending internationally.

      We have trade secrets and unpatented technology and proprietary knowledge about the sale, promotion, operation, development and manufacturing of our products. We have confidentiality agreements with our employees and consultants to protect these rights.

      We own federally registered trademarks to Superconductor Technologies, Conductus and Improving the Quality of Wireless with several other registrations pending. We own other registered and unregistered trademarks, and have certain trademark rights in foreign jurisdictions.

Competition

      The wireless communication market is intensely competitive. We face competition in various aspects of our technology and product development and in each of our targeted markets. Our current and potential competitors include conventional RF filter manufacturers and both established and newly emerging companies developing similar or competing HTS technologies. We also compete with companies that design, manufacture, or market conventional downlink enhancement products such as power amplifiers, as well as with companies that sell antenna-optimizing multiplexers. We also compete against companies that seek to enhance base station range and selectivity by means other than a superconducting filter. The primary competitors use tower mount and ground mount amplifiers, conventional filters, repeaters or “smart antenna” technologies. Tower mount and ground mount amplifiers pass an RF signal received by an antenna through a broad filter, followed by a low noise amplifier. These units are produced by a number of companies, which include most of the base station original equipment manufacturers (OEMs) such as Ericsson and Nokia. Filter manufacturers, including Andrew, REMEC, LGP/ Allgon, Filtronic and Radio Frequency Systems, also produce these units. Smart antennas allow base stations to focus energy more directly on individual wireless devices in order to improve capacity. Arraycom is among the leading independent companies that produce these systems. Base station manufactures, such as Ericsson, Nokia, Nortel and Lucent are also developing smart antennas for their base stations.

      In addition, we currently supply components and license technology to several companies that may eventually decide to manufacture or design their own HTS components, rather than simply purchasing or licensing our technology. With respect to our HTS materials, we compete with DuPont among others. In the government sector, we compete with universities, national laboratories and both large and small companies for research and development contracts, and with larger defense contractors, such as Raytheon and Northrop Grumman for government products. We expect increased competition both from existing competitors and a number of companies that may enter the wireless communications market.

Employees

      We employed a total of 302 persons as of December 31, 2003: 175 in manufacturing, 60 in research and development, 31 in sales and marketing and 36 in administration. Twenty-one of our employees have Ph.D.s, and thirty-eight others hold advanced degrees in physics, materials science, electrical engineering and other fields. We reduced our labor force by 30 direct and 10 indirect employees during the first quarter of 2004, mostly in response to lower-than-expected sales. Our employees are not represented by a labor union, and we believe that our employee relations are good.

      We are highly dependent upon the efforts of our senior management. Due to the specialized technical nature of our business, we are also highly dependent upon our ability to attract and retain qualified technical personnel, primarily in the areas of wireless communications. The loss of the services of one or more members of our senior management or technical teams could hinder our ability to achieve our product development and commercialization objectives. There is intense competition for qualified personnel in our market areas and we can give no assurance that we will be able to continue to attract and retain qualified personnel necessary for the development of our business.

Environmental Issues

      The Company uses certain hazardous materials in its research, development and manufacturing operations. As a result, the Company is subject to stringent federal, state and local regulations governing the storage, use and disposal of such materials. Current or future laws and regulations could require substantial expenditures for preventative or remedial action, reduction of chemical exposure or waste treatment or disposal. Although the Company believes that its safety procedures for the handling and disposing of hazardous materials comply with the standards prescribed by state and federal regulations, there is always the risk of accidental contamination or injury from these materials. To date, the Company has not incurred substantial expenditures for preventive action with respect to hazardous materials or for remedial action with respect to any hazardous materials accident, but the use and disposal of hazardous materials involves the risk that the Company could incur substantial expenditures for such preventive or remedial actions. If such an accident occurred, the Company could be held liable for resulting damages. The liability in the event of an accident or the costs of such remedial actions could exceed the Company’s resources or otherwise have a material adverse effect on the Company’s financial condition and results of operations and cash flows.

MANAGEMENT

      Our directors and executive officers are as follows:

Name	Age	Position

M. Peter Thomas	62	President, Chief Executive Officer and Director
Ken J. Barry	56	Vice President, Human Resources
William J. Buchanan	55	Controller, Chief Accounting Officer
Richard R. Conlon	54	Senior Vice President, Sales and Marketing
Robert B. Hammond, Ph.D.	55	Senior Vice President, Chief Technology Officer
Robert L. Johnson	53	President, STI Products Group
Martin S. McDermut	53	Senior Vice President, Chief Financial Officer, and Secretary
John D. Lockton(1)(3)	66	Director
H. Vaughan Blaxter, III(3)	62	Director
Robert P. Caren, Ph.D.(1)(2)	71	Director
John F. Carlson(1)	65	Director
Dennis J. Horowitz(1)(2)	57	Director
Martin A. Kaplan(2)(3)	66	Director
Robert J. Majteles(3)	39	Director
Joseph C. Manzinger(2)(3)	45	Director
Charles E. Shalvoy	56	Director
David L. Short(1)(2)	68	Director
J. Robert Schrieffer, Ph.D.	72	Director Emeritus

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of Nominating/ Governance Committee

      M. Peter Thomas has served as President and Chief Executive Officer, and a member of our Board of Directors, since April 7, 1997. Prior to that, Mr. Thomas was President and Chief Executive Officer of First Pacific Networks, Inc., a cable telephony systems company, from June 1995 to January 1997. From August 1991 to May 1995, Mr. Thomas consulted with The Stanbridge Group, a company he co-founded. He also served as President and Chief Executive Officer of Ericsson North America, Inc., the North American operating subsidiary of Sweden’s L.M. Ericsson. The North American operation included divisions providing cellular infrastructure systems, central office switching systems and loop transmission systems, PABXs, and copper and fiber optic cable products. Prior to this assignment, Mr. Thomas was President and Chief Operating Officer of Telenova, Inc., a start-up voice and data PABX manufacturer, and President of the ITT Telecom Network Systems Division, a network telecommunications systems business. He also served as general manager of four divisions at Northern Telecom, Ltd., the last being the DMS 10 Switching Division, Nortel’s first digital switching division in the U.S. Mr. Thomas holds a B.S.E. in Aerospace Engineering from Princeton University, and an M.B.A. from the Harvard Business School.

      Ken J. Barry joined us as Vice President of Human Resources in January 2002. Mr. Barry was a human resources consultant from January 2001 to 2002. Prior to that, he served as Vice President of Human Resources at Boeing/ Hughes Satellite Systems — responsible for all strategic HR programs and security operations. From 1995 to joining Boeing/ Hughes, Mr. Barry spent five years at Exel Direct, a retail logistics company, where he served as Vice President of Human Resources, Senior Director of Operations, and Board member. He also served five years as Vice President of Human Resources at Harman International Industries, an electronics manufacturer, and spent seven years in a variety of management roles at Nortel/ Bell Northern Research. Mr. Barry holds a MS from Pepperdine University, and a BA from the University of Western Ontario.

      William J. Buchanan has served as Controller since June 2000. Mr. Buchanan joined the company in January 1998 and has served in various accounting positions prior to becoming the Controller. For 16 years prior to joining the company, he was a self-employed private investor and investment advisor. For the nine years prior to that, he served in various executive and accounting positions with Applied Magnetics Corp and Raytheon Co. Mr. Buchanan holds a B.A. in Economics from California State University, Fresno.

      Richard R. Conlon joined us as Senior Vice President of Sales and Marketing in December 2001. Mr. Conlon was Vice President of North American Sales for Repeater Technologies (RTI) from June 1997 until November 2001. From 1992 until June of 1997, Mr. Conlon had responsibility for the Lucent Technologies team, as Global Sales Vice President, that sold equipment to McCaw Cellular, which went on to become AT&T Wireless. From 1978 through 1996, he held various sales, marketing, and sales training jobs within the Bell System. Mr. Conlon holds a B.A. in Economics and did his graduate work at Wichita State University.

      Robert B. Hammond, Ph.D., has served as Senior Vice President and Chief Technical Officer since December 1992. Dr. Hammond served as Vice President of Technology, and Chief Technical Officer, until August 1990. He has also served as Secretary from October 1999 to 2002. From May 1991 to December 1991, and July 1992 to December 1992, he served as Acting Chief Operating Officer. From December 1987 to August 1990, he served as Program Manager. Dr. Hammond also serves on our Technical Advisory Board. For over eleven years prior to joining us, he was at Los Alamos National Laboratory, most recently as Deputy Group Leader of Electronics Research and Development — a group that performs research, development, and pilot production of solid-state electronics and optics. Dr. Hammond received his Ph.D. and M.S. in applied physics and his B.S. in physics from the California Institute of Technology.

      Robert L. Johnson is President, STI Products Group. Mr. Johnson joined the company in April 2000 as Vice President of Wireless Manufacturing. From 1996 to early 2000, Mr. Johnson was the Director and General Manager of Schlumberger ATE. From 1990 to 1996, he served as Vice President and General Manager of Harman International Industries. Mr. Johnson majored in industrial engineering at Arizona State University.

      Martin S. McDermut is Senior Vice President, Chief Financial Officer and Secretary. Mr. McDermut joined the Company in February 2000 as Chief Financial Officer, Vice President of Finance and Administration. From September 1996 to February 2000, Mr. McDermut was Vice President of Finance and Administration, Secretary, and Chief Financial Officer of International Remote Imaging Systems, Inc. — a medical technology firm. From 1994 to August 1996, he held similar positions in other start-up and early-stage entities. From 1975 to 1993, he was with the accounting and consulting firm of Coopers & Lybrand L.L.P., becoming a partner in 1988. From 1990 to 1993, Mr. McDermut practiced in the firm’s Los Angeles Entrepreneurial Advisory Services Group and was named its head in 1992. Mr. McDermut is a Certified Public Accountant, and holds an M.B.A. in Finance and Accounting from the University of Chicago, and a B.A. in Economics from the University of Southern California.

      John Lockton joined our Board of Directors in December 1997 and was named Chairman of the Board effective January 1, 2001. Mr. Lockton is a founder, initial chairman and is now managing director of IPWireless, Inc., a wireless internet access and IP telephony service provider of 3G technology. From August 1991 to March 1998, he was President, Chief Executive Officer and a director of International Wireless Communications, Inc. (“IWC”), an operator of cellular systems and from March 1998 until June 1998 he served IWC as Vice-Chairman and a director. From May 1990 to August 1991 he was Managing Partner of Corporate Technology Partners, a joint-venture with Bell Canada Enterprises. In 1988, Mr. Lockton founded Cellular Data, Inc., a cellular wireless data technology company, and Star Associates, Inc., a cellular radio RSA company. He founded and was a director of Interactive Network, Inc., a wireless-based television company, and was Chairman of that company’s Board of Directors until December 1994. From 1983 to 1987 Mr. Lockton was Executive Vice President of Pacific Bell (now part of SBC Communications). From 1980 to 1983 he was President of Warner Amex (now

Time Warner) Cable Television, Inc. From 1968 to 1980 Mr. Lockton held various senior positions at Dun & Bradstreet. Mr. Lockton is the primary inventor of a patented wireless technology for Personal Communication Services (PCS). Mr. Lockton is a graduate of Yale University (Phi Beta Kappa), Harvard Law School, and holds an Executive M.B.A. from Columbia University.

      H. Vaughan Blaxter, III has served as a member of our Board of Directors since May 2000. Mr. Blaxter retired as of March 1, 2004 as Vice President, General Counsel, a director, and Secretary of The Hillman Company, which positions he held since 1978. He continues to be a consult to The Hillman Company. He previously served on the board of directors of Read Rite Corporation (from 1990 through 1996) and Genus, Inc. (from 1990 through 1995). Mr. Blaxter holds a B.S. from Washington and Jefferson College, and a J.D. from the University of Pittsburgh School of Law.

      Robert P. Caren, Ph.D., has served on both our Board of Directors and our Technical Advisory Board since January 1988. Dr. Caren served as Corporate Vice President, Sciences and Engineering, for Lockheed Martin Corporation from 1988 to 1995, when he retired. He is a fellow of the American Institute of Aeronautics and Astronautics, American Astronautics Society and the American Association for the Advancement of Science. He is also a member of the National Academy of Engineering, a member of the California Council on Science and Technology, and past Chairman of the Research Division of the Defense Preparedness Association. Dr. Caren holds a Ph.D., M.S. and B.S. in physics from Ohio State University. He is a member of the Board of Directors of Litex Inc. and Hawkeye Enterprises.

      John F. Carlson joined the Company’s Board in January 2004. Mr. Carlson served as Chairman and Chief Executive Office of Cray Research, Inc. from 1993 to 1995. From 1991 to 1993 he served as Cray’s President and Chief Operating Officer and from 1982 to 1991 he served as Executive Vice President and Chief Financial Officer. Mr. Carlson joined Cray in 1976. From 1964 to 1976, he was with the accounting and consulting firm of KPMG Peat Marwick LLP. Mr. Carlson also serves as a director of World Heart Corporation and Ancor Communications. Mr. Carlson is a Certified Public Accountant, and holds a B.S. in Business Administration from St. Mary’s College.

      Dennis J. Horowitz has served on our Board of Directors since June 1990. Mr. Horowitz is currently Chairman, President, Chief Executive Officer and Director of Wolverine Tube, Inc., a manufacturer and distributor of copper and copper alloy tube. From September 1994 to April 1997, he served as Corporate Vice President and President of the Americas of AMP Incorporated, an interconnection device company. From October 1993 to August 1994, Mr. Horowitz served as President and Chief Executive Officer of Philips Technologies, a Philips Electronics North America company. From April 1990 to September 1993, he served as President and Chief Executive Officer of Philips Components, Discrete Products Division. From 1988 to 1990, he served as President and Chief Executive Officer of Magnavox CATV, and from 1980 to 1988 was involved in the general administration of North American Philips Corporation. Mr. Horowitz holds an M.B.A. and a B.A. in economics from St. John’s University.

      Martin A. Kaplan was appointed to the Company’s Board in December 2002 concurrent with the Conductus merger. Mr. Kaplan served as a director of Conductus from 1996 to the closing of the merger transaction. Since May 2000, Mr. Kaplan has served as Chairman of the Board of JDS Uniphase, Inc., a telecommunications equipment company. Mr. Kaplan is also a director of Tekelec and Redback Networks, Inc., both telecommunications equipment companies. In a career spanning forty years, Mr. Kaplan served as Executive Vice-President of Pacific Telesis Group, which became a subsidiary of SBC Communications in 1997, from 1986 until May 2000, as President, Network Services Group of Pacific Bell, and its successor, Pacific Telesis and in various other senior management positions. Mr. Kaplan earned a B.S. in engineering from California Institute of Technology.

      Robert J. Majteles joined our Board of Directors in December 2002. He is the founder of Treehouse Capital LLC, a firm focused on making venture investments in micro-cap public technology companies. Mr. Majteles has been a successful CEO of three different high-tech companies. Prior to leading these companies, Mr. Majteles was a merchant banker with Investment Advisers, Inc. and a mergers and acquisitions attorney at Skadden, Arps, Slate, Meagher & Flom. Mr. Majteles is currently a Director of

Adept Technology, Inc., Artisoft, Inc., World Heart Corporation, and BigFix, Inc. He received a law degree from Stanford University and holds a B.A. from Coumbia University.

      Joseph C. Manzinger has served as a member of our Board of Directors since June 1999. Mr. Manzinger was appointed Vice President of The Hillman Company in January 1998 and became a director of The Hillman Company in 2000. From 1990 through 1998, he held positions with The Hillman Company as Director — Investment Review and Manager of Special Projects. He served as a consultant for McKinsey & Company, and spent time with the accounting firm of PriceWaterhouse & Co. and with Parker/ Hunter Inc., a regional investment bank and brokerage firm. Mr. Manzinger serves as a director for a variety of private companies, including Finali Corporation, IQNavigator, Inc., The MicroOptical Corporation, and Stratos Product Development Group, LLC. Mr. Manzinger holds a B.S. in Accounting from Indiana University of Pennsylvania, and an M.B.A. from the University of Chicago.

      Charles E. Shalvoy has served as a member of the Board of Directors since the closing of the Conductus transaction in December 2002. He currently serves as a consultant to the Company. He was President, Chief Executive Officer and Director of Conductus from June 1994 to May 2003 when he became a consultant. From 1988 to 1994, he was President and Chief Operating Officer of Therma-Wave, Inc., a manufacturer of semiconductor production equipment. Prior to that he was employed by Aehr Test Systems, Emerson Electric Corp. and Raychem Corporation in a variety of senior management positions. Mr. Shalvoy holds a B.S. in Mechanical Engineering from the University of Notre Dame and an M.B.A. from Stanford University.

      David L. Short was appointed to the Company’s Board in December 2002 concurrent with the Conductus merger. Mr. Short served as director of Conductus from November 2000 to the closing of the merger transaction. He retired in 1999 from Airtouch International, following an assignment as Chief Technical Officer for Airtel Movil, SA, the second largest wireless carrier in Spain and 20 percent owned by Airtouch International. Prior to working with Airtel Movil, Mr. Short worked in Japan for seven years with Airtouch International in several positions, including his last position as Vice President of Engineering and Operations for Japan and South East Asia. Prior to Airtouch, Mr. Short held several senior management positions at Pacific Bell in engineering, operations and general management. Mr. Short earned a B.S. in mechanical engineering from the University of California, Berkeley.

      J. Robert Schrieffer, Ph.D., is a director emeritus and an ex-officio member of our Board. He served as a member of our Board of Directors from October 1988 to May 2003. Dr. Schrieffer founded our Technical Advisory Board in August 1987 and has served as its Chairman since that time. He received the Nobel Prize in Physics in 1972 for work in superconductivity theory, and has received many other professional honors including the National Medal of Science. Dr. Schrieffer is currently President of the American Physical Society. He is also the University Eminent Scholar of the State of Florida University System and has been the Chief Scientist of the National High Magnetic Field Laboratory since January 1992. Dr. Schrieffer was Chancellor’s Professor of Physics and Director of the Institute for Theoretical Physics at the University of California, Santa Barbara from 1980 to 1991. He serves on a number of government and industrial committees and is a Fellow of the Los Alamos National Laboratory, heading its Advanced Study Program in High Temperature Superconductivity Theory from 1988 to 1993. Dr. Schrieffer holds a Ph.D. and M.S. in physics from the University of Illinois, and his B.S. in physics from the Massachusetts Institute of Technology.

PRINCIPAL STOCKHOLDERS

      The following table sets forth the beneficial ownership of our common stock as of March 26, 2004, by (i) each person known by us to beneficially own more than five percent (5%) of the common stock, (ii) by each director, (iii) by each of our chief executive officer, and our four other most highly compensated executive officers as of December 31, 2004 and (iv) all directors and executive officers as a group. Except as otherwise indicated in the footnotes to the table, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws, where applicable. Percentage ownership is based on 69,097,299 shares issued and outstanding as of March 26, 2004.

	Number		Percentage
Name	of Shares		Ownership

Wilmington Securities, Inc. and Affiliated Parties	4,355,265	(1)	6.2%
824 Market Street, Suite 900
Wilmington, Delaware 19801
M. Peter Thomas	595,225	(2)	*
Charles E. Shalvoy	587,365	(3)	*
Robert L. Johnson	280,708	(4)	*
Martin S. McDermut	259,026	(5)	*
Robert B. Hammond	184,276	(4)	*
Richard R. Conlon	180,797	(6)	*
Dennis J. Horowitz	117,588	(7)	*
Robert P. Caren	111,321	(8)	*
John D. Lockton	110,971	(4)	*
Joseph C. Manzinger	63,750	(4)	*
Martin A. Kaplan	80,200	(9)	*
H. Vaughan Blaxter, III	56,500	(10)	*
David L. Short	45,600	(4)	*
Robert J. Majteles	8,750	(4)	*
John F. Carlson	—		*
All executive officers and directors as a group (17 persons)	2,814,056	(11)	3.9%

*	Less than one percent.

(1)	Includes 871,054 shares issuable upon the exercise of warrants that are exercisable within 60 days of March 26, 2004. Based on the ownership information reported in the Schedule 13D filed on December 9, 2003 by Wilmington Securities, Inc. (“WSI”) and its affiliated entities, as a group, record and beneficial ownership of the outstanding shares and shares issuable upon exercise of warrants is as follows: 2,784,869 shares by WSI; 1,312,500 shares by Henry L. Hillman, Elsie Hilliard Hillman, and C.G. Grefenstette, Trustees of the Henry L. Hillman Trust dated November 18, 1985 (the “HLH Trust”), and an aggregate of 257,896 shares (or 64,474 shares each) by each of four irrevocable trusts (the “1976 Trusts”) for the benefit of members of the Hillman family. WSI, Wilmington Investments, Inc. (“WII”) and Wilmington Equities, Inc. (“WEI”) are wholly owned subsidiaries of The Hillman Company (“THC”), a private corporation engaged in diversified investments and operations. THC is controlled by the HLH Trust. WSI, WII, WEI, THC, the HLH Trust and its trustees may be deemed to share voting and disposition power regarding 2,784,869 shares held or issuable upon exercise of warrants. Each of the trustees of the HLH Trust may be deemed to share voting and disposition power regarding 1,312,500 shares held or issuable upon exercise of warrants. The trustees of the HLH Trust (other than Mr. Grefenstette, who is a trustee of the 1976 Trusts) disclaim beneficial ownership of the shares owned by the 1976

Trusts. C.G. Grefenstette and L.M. Wagner are trustees of the 1976 Trusts may be deemed to share voting and disposition power over 257,896 shares held or issuable upon exercise of warrants.

(2)	Includes 565,167 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 26, 2004.

(3)	Includes 433,059 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 26, 2004 and 1,560 shares held in trust for minor children.

(4)	All shares are issuable upon the exercise of stock options that are exercisable within 60 days of March 26, 2004.

(5)	Includes 255,026 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 26, 2004.

(6)	Includes 179,297 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 26, 2004.

(7)	Includes 114,138 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 26, 2004.

(8)	Includes 103,971 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 26, 2004

(9)	Includes 1,500 shares held in trust for minor children, 1,200 shares held by his spouse and 56,700 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 26, 2004.

(10)	Includes 53,500 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 26, 2004.

(11)	See footnotes (2)-(10). Includes 2,579,892 shares issuable upon exercise of stock options held by executive officers and directors that are exercisable within 60 days of March 26, 2004.

UNDERWRITING

General

      We intend to enter into an underwriting agreement with the underwriters named below on the terms described below. The underwriters’ obligations are several, which means that each underwriter is required to purchase a specific number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase from us the number of shares of common stock set forth opposite its name below:

Number of
Underwriters	Shares

Needham & Company, Inc.

Merriman Curhan Ford & Co.

Total	20,000,000

      The underwriting agreement provides that the obligations of the underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all shares of the common stock offered hereby, other than those covered by the over-allotment option described above, if any of these shares are purchased.

      The underwriters are offering the shares of our common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-Allotment Option

      We have granted to the underwriters an option to purchase up to 3,000,000 additional shares of common stock at the public offering price per share, less the underwriting discount, set forth on the cover page of this prospectus. This option is exercisable during the 30-day period after the date of this prospectus supplement. The underwriters may exercise this option only to cover over-allotments, which are discussed below, made in connection with this offering. If the underwriters exercise this option, each of the underwriters will be obligated to purchase approximately the same percentage of the additional shares as the number of shares of common stock to be purchased by that underwriter, as shown in the table above, bears to the total number of shares shown.

Commissions and Discounts

      The underwriters have advised us that the underwriters propose to offer the shares of common stock to the public at the public offering price per share set forth on the cover page of this prospectus supplement. The underwriters may offer shares to securities dealers, who may include the underwriters, at that public offering price less a concession of up to $           per share. The underwriters may allow, and these dealers may re-allow, a concession to other securities dealers of up to $           per share. After the offering to the public, the underwriters may change the offering price and other selling terms.

      The underwriting discount is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discount is currently expected to be 6.5% of the public offering price. The following table shows the per share and total underwriting discount to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Per Share		Total

	Without Over-	With Over-	Without Over-	With Over-
	Allotment	Allotment	Allotment	Allotment

Paid by Superconductor Technologies Inc.	$	$	$	$

Indemnification of Underwriters

      The underwriting agreement provides that we will indemnify the underwriters against certain liabilities that may be incurred in connection with this offering, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect thereof.

No Sales of Similar Securities

      We have agreed not to offer, sell, contract to sell, grant options to purchase, or otherwise dispose of any shares of our common stock or securities exchangeable for or convertible into our common stock for a period of 90 days after the date of this prospectus without the prior written consent of Needham & Company, Inc. This agreement does not apply to the issuance of additional options or shares under any existing employee benefit plans. Our directors, officers and certain of our stockholders have agreed, subject to certain exceptions, not to, directly or indirectly, sell, hedge, or otherwise dispose of any shares of common stock, options to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock, for a period of 90 days after the date of this prospectus without the prior written consent of Needham & Company, Inc. Needham & Company, Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements.

Nasdaq National Market Listing

      Our common stock is quoted on the Nasdaq National Market under the symbol “SCON.”

Discretionary Accounts

      The underwriters do not expect sales of shares of common stock offered by this prospectus to any accounts over which they exercise discretionary authority to exceed five percent of the shares offered.

Short Sales, Stabilizing Transactions and Penalty Bids

      In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock, in accordance with Regulation M under the Securities Exchange Act of 1934. Specifically, the underwriters may over-allot shares of our common stock in connection with this offering by selling more shares than are set forth on the cover page of this prospectus. This creates a short position in our common stock for their own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase under the over-allotment option. To close out a short position, the underwriters may bid for, and purchase, common stock in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. A naked short position is created if the underwriters sell more shares than could be covered by the over-allotment option. The underwriters must close out any naked short positions by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase shares in the offering.

      The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing our common stock in this offering because the underwriters repurchase that stock in stabilizing or short covering transactions.

      Finally, the underwriters and selling group members, if any, or their affiliates may engage in passive market making transactions in our common stock on the Nasdaq National Market immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934. Rule 103 generally provides that:

•	a passive market maker may not effect transactions or display bids for our common stock in excess of the highest independent bid price by persons who are not passive market makers;

•	net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our common stock during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

•	passive market making bids must be identified as such.

      Any of these activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities or may prevent or retard a decline in the market price of our stock. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the Nasdaq National Market or otherwise.

      Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

LEGAL MATTERS

      Certain legal matters relating to the validity of the common stock offered by this prospectus will be passed upon for us by GuthyChristopher LLP, Los Angeles, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Gray Cary Ware & Freidenrich LLP, San Diego, California.

EXPERTS

      The financial statements of Superconductor Technologies Inc. included in this prospectus supplement as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 have been so included or incorporated in reliance on the report (which contains an explanatory paragraph related to the Company’s ability to continue as a going concern as further described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the SEC a registration statement on Form S-3 to register the securities offered by this prospectus. However, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. We encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement.

      As a public company, we are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of our materials on file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549, as well as at the SEC’s regional office at 5757 Wilshire Boulevard, Suite 500, Los Angeles, California 90036. Our filings are available to the public over the Internet at the SEC’s website at http:www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors

and Stockholders of
Superconductor Technologies Inc.

      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Superconductor Technologies Inc. and subsidiaries at December 31, 2002 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial statement schedule are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements and financial statement schedule in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has had recurring losses and used $18.5 million in cash for operations in 2003. These matters raise a substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PRICEWATERHOUSECOOPERS LLP

Los Angeles, California

February 27, 2004

SUPERCONDUCTOR TECHNOLOGIES INC.

CONSOLIDATED BALANCE SHEET

	December 31,	December 31,
	2002	2003

ASSETS
Current Assets:
Cash and cash equivalents	$18,191,000	$11,144,000
Accounts receivable, net	3,405,000	8,809,000
Inventory	6,347,000	8,802,000
Prepaid expenses and other current assets	555,000	760,000

Total Current Assets	28,498,000	29,515,000
Property and equipment, net of accumulated depreciation of $12,648,000 and $15,061,000, respectively	11,091,000	12,534,000
Patents, licenses and purchased technology, net of accumulated amortization of $2,368,000 and $3,173,000, respectively	5,141,000	5,367,000
Goodwill	20,107,000	20,107,000
Other assets	489,000	600,000

Total Assets	$65,326,000	$68,123,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Line of credit	$—	$3,308,000
Accounts payable	5,888,000	5,154,000
Accrued expenses	4,557,000	4,832,000
Current portion of capitalized lease obligations and long term debt	1,550,000	645,000

Total Current Liabilities	11,995,000	13,939,000
Capitalized lease obligations and long term-debt	573,000	76,000
Other long term liabilities	3,234,000	1,888,000

Total Liabilities	15,802,000	15,903,000
Commitments and contingencies — Note 10 and 11
Stockholders’ Equity:
Preferred stock, $.001 par value, 2,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.001 par value, 125,000,000 shares authorized, 59,823,553 and 68,907,109 shares issued and outstanding, respectively	60,000	69,000
Capital in excess of par value	154,744,000	168,776,000
Notes receivable from stockholder	(820,000)	(820,000)
Accumulated deficit	(104,460,000)	(115,805,000)

Total Stockholders’ Equity	49,524,000	52,220,000

Total Liabilities and Stockholders’ Equity	$65,326,000	$68,123,000

See accompanying notes to the consolidated financial statements.

SUPERCONDUCTOR TECHNOLOGIES INC.

CONSOLIDATED STATEMENT OF OPERATIONS

	For the Year Ended December 31

	2001	2002	2003

Net revenues:
Net commercial product revenues	$7,601,000	$17,601,000	$38,577,000
Government and other contract revenues	4,782,000	4,785,000	10,759,000
Sub license royalties	10,000	10,000	58,000

Total net revenues	12,393,000	22,396,000	49,394,000
Costs and expenses:
Cost of commercial product revenues	10,626,000	19,286,000	28,249,000
Contract research and development	3,359,000	2,531,000	6,899,000
Other research and development	4,606,000	4,489,000	4,697,000
Selling, general and administrative	11,907,000	14,976,000	20,567,000
Write off of in-process research and development	—	700,000	—

Total costs and expenses	30,498,000	41,982,000	60,412,000
Loss from operations	(18,105,000)	(19,586,000)	(11,018,000)
Interest income	1,050,000	218,000	177,000
Interest expense	(146,000)	(145,000)	(504,000)

Net loss	(17,201,000)	(19,513,000)	(11,345,000)
Less:
Deemed distribution attributable to preferred stock	(2,603,000)	(1,756,000)	—

Net loss available to common stockholders for computation of loss per common share	$(19,804,000)	$(21,269,000)	$(11,345,000)

Basic and diluted net loss per common share	$(1.10)	$(0.89)	$(0.18)

Weighted average number of common shares outstanding	17,955,553	24,019,542	62,685,292

See accompanying notes to the consolidated financial statements.

SUPERCONDUCTOR TECHNOLOGIES INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

	Convertible
	Preferred Stock		Common Stock		Capital in	Deferred	Receivable
					Excess of	Warrant	From	Accumulated
	Shares	Amount	Shares	Amount	Par Value	Charges	Stockholder	Deficit	Total

Balance at December 31, 2000	37,500	$—	17,823,164	$18,000	$110,654,000	$(4,517,000)	$—	$(67,746,000)	$38,409,000
Conversion of convertible preferred stock	(3,000)		676,305	1,000	(1,000)				—
Exercise of stock options			79,691		218,000				218,000
Amortization of deferred warrant charges						2,237,000			2,237,000
Net loss								(17,201,000)	(17,201,000)

Balance at December 31, 2001	34,500	—	18,579,160	19,000	110,871,000	(2,280,000)	—	(84,947,000)	23,663,000
Conversion of convertible preferred stock	(34,500)		2,878,351	3,000	(3,000)				—
Exercise of stock options			26,473		83,000				83,000
Issuance of common stock for cash			24,811,240	25,000	31,801,000				31,826,000
Acquisition of Conductus, Inc.			13,528,329	13,000	16,678,000		(820,000)		15,871,000
Amortization of deferred warrant charges						2,280,000			2,280,000
Payment of convertible preferred stock conversion premium					(4,686,000)				(4,686,000)
Net loss								(19,513,000)	(19,513,000)

Balance at December 31, 2002	—	—	59,823,553	60,000	154,744,000	—	(820,000)	(104,460,000)	49,524,000
Exercise of stock options			56,687		173,000				173,000
Issuance of common stock and warrants for cash			5,116,278	5,000	10,060,000				10,065,000
Exercise of warrants			3,910,591	4,000	3,618,000				3,622,000
Issuance of options and warrants					181,000				181,000
Net loss								(11,345,000)	(11,345,000)

Balance at December 31, 2003	—	$—	68,907,109	$69,000	$168,776,000	$—	$(820,000)	$(115,805,000)	$52,220,000

See accompanying notes to the consolidated financial statements.

SUPERCONDUCTOR TECHNOLOGIES INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Year Ended December 31

	2001	2002	2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(17,201,000)	$(19,513,000)	$(11,345,000)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	2,141,000	1,931,000	3,277,000
Accrued loss and amortization of accrued loss on sales contract	(2,243,000)	(1,998,000)	—
Warrants and options charges	2,237,000	2,283,000	104,000
Purchase of in process research and development	—	700,000	—
Changes in assets and liabilities:
Accounts receivable	2,241,000	(1,655,000)	(5,404,000)
Inventory	(1,959,000)	(613,000)	(2,455,000)
Prepaid expenses and other current assets	(95,000)	160,000	(184,000)
Patents and licenses	(259,000)	(553,000)	(531,000)
Other assets	(190,000)	(75,000)	(114,000)
Accounts payable and accrued expenses	631,000	(618,000)	(1,806,000)

Net cash used in operating activities	(14,697,000)	(19,951,000)	(18,458,000)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(1,898,000)	(5,398,000)	(3,855,000)
Decrease in restricted cash	—	374,000	—
Payment of up front license fee	—	—	(500,000)
Cash used in acquisition of Conductus, Inc.	—	(429,000)	—

Net cash used in investing activities	(1,898,000)	(5,453,000)	(4,355,000)
CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from borrowings	—	—	7,234,000
Payments on short term borrowings	—	—	(3,926,000)
Payments on long-term obligations	(242,000)	(519,000)	(1,402,000)
Net proceeds from sale of common stock and exercise of warrants and options	218,000	31,909,000	13,860,000
Payment of preferred stock conversion premium	—	(3,000,000)	—

Net cash provided by (used in) financing activities	(24,000)	28,390,000	15,766,000

Net increase (decrease) in cash and cash equivalents	(16,619,000)	2,986,000	(7,047,000)
Cash and cash equivalents at beginning of year	31,824,000	15,205,000	18,191,000

Cash and cash equivalents at end of year	$15,205,000	$18,191,000	$11,144,000

See accompanying notes to the consolidated financial statements.

SUPERCONDUCTOR TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — The Company

      Superconductor Technologies Inc. was incorporated in Delaware on May 11, 1987 and maintains its headquarters in Santa Barbara, California. The Company has operated in a single industry segment, the research, development, manufacture and marketing of high-performance filters to service providers and original equipment manufacturers in the mobile wireless communications industry. The Company’s principal commercial product, the SuperLink Rx®, combines high-temperature superconductors with cryogenic cooling technology to produce a filter with significant advantages over conventional filters. From 1987 to 1997, the Company was engaged primarily in research and development and generated revenues primarily from government research contracts. The Company began full-scale commercial production of the SuperLink Rx® in 1997 and shipped 438 units in 2001, 927 units in 2002 and 1,884 units in 2003.

      The Company continues to be involved as either contractor or subcontractor on a number of contracts with the United States government. These contracts have been and continue to provide a significant source of revenues for the Company. For the years ended December 31, 2001, 2002, and 2003, government related contracts account for 39%, 21%, and 22% respectively, of the Company’s net revenues.

      On December 18, 2002, the Company acquired 100 percent of the outstanding shares of Conductus, Inc. The results of Conductus, Inc. are included in the 2002 consolidated financial statements for 13 days following its acquisition through December 31, 2002 and for the entire year of 2003.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

      During 2003, the Company incurred a net loss of $11,345,000 and negative cash flows from operations of $18,458,000. The Company is also are experiencing lower than expected revenues in the first quarter of 2004. In response, the Company is currently adjusting its inventory build plan, reducing direct labor, cutting certain fixed costs and implementing a reduced work week. The Company plans to pursue a financing transaction in 2004.

      The Company cannot give assurance that additional financing (public or private) will be available on acceptable terms or at all. If the Company issues additional equity securities to raise funds, the ownership percentage of its existing stockholders would be reduced. New investors may demand rights, preferences or privileges senior to those of existing holders of common stock. If the Company cannot raise any needed funds, it would be forced to make further substantial reductions in its operations, which could adversely affect the Company’s ability to implement its current business plan and ultimately its viability as a company.

      The Company’s financial statements have been prepared assuming that the Company will continue as a going concern. The factors described above raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might result from this uncertainty.

Principles of Consolidation

      The consolidated financial statements include the accounts of Superconductor Technologies Inc. and its wholly owned subsidiaries (the “Company”). All significant intercompany transactions have been eliminated from the consolidated financial statements.

SUPERCONDUCTOR TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cash and Cash Equivalents

      Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less. Cash and cash equivalents are maintained with quality financial institutions and from time to time exceed FDIC limits.

Accounts Receivable

      The Company sells predominantly to entities in the wireless communications industry and to entities of the United States government. The Company grants uncollateralized credit to its customers. The Company performs ongoing credit evaluations of its customers before granting credit. Credit risk related to accounts receivable arising from such contracts is considered minimal.

Revenue Recognition

      Commercial revenues are principally derived from the sale of the Company’s SuperLink Rx® products and are recognized once all of the following conditions have been met: a) an authorized purchase order has been received in writing, b) customer’s credit worthiness has been established, c) shipment of the product has occurred, d) title has transferred, and e) if stipulated by the contract, customer acceptance has occurred and all significant vendor obligations, if any, have been satisfied.

      Contract revenues are principally generated under research and development contracts. Contract revenues are recognized utilizing the percentage-of-completion method measured by the relationship of costs incurred to total estimated contract costs. If the current contract estimate were to indicate a loss, utilizing the funded amount of the contract, a provision would be made for the total anticipated loss. Revenues from research related activities are derived primarily from contracts with agencies of the United States Government. Credit risk related to accounts receivable arising from such contracts is considered minimal. These contracts include cost-plus, fixed price and cost sharing arrangements and are generally short-term in nature.

      All payments to the Company for work performed on contracts with agencies of the U.S. Government are subject to adjustment upon audit by the Defense Contract Audit Agency. Based on historical experience and review of current projects in process, management believes that the audits will not have a significant effect on the financial position, results of operations or cash flows of the Company.

Warranties

      The Company offers warranties generally ranging from one to five years, depending on the product and negotiated terms of purchase agreements with its customers. Such warranties require the Company to repair or replace defective product returned to the Company during such warranty period at no cost to the customer. An estimate by the Company for warranty related costs is recorded by the Company at the time of sale based on its actual historical product return rates and expected repair costs. Such costs have been within management’s expectations.

Guarantees

      In connection with the sales of its commercial products, the Company indemnifies, without limit or term, its customers against all claims, suits, demands, damages, liabilities, expenses, judgments, settlements and penalties arising from actual or alleged infringement or misappropriation of any intellectual property relating to its products or other claims arising from its products. The Company cannot reasonably develop an estimate of the maximum potential amount of payments that might be made under its guarantee because of the uncertainty as to whether a claim might arise and how much it might total.

SUPERCONDUCTOR TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Research and Development Costs

      Research and development costs are expensed as incurred and include salary, facility, depreciation and material expenses. Research and development costs incurred solely in connection with research and development contracts are charged to contract research and development expense. Other research and development costs are charged to other research and development expense.

Inventories

      Inventories are stated at the lower of cost or market, with costs primarily determined using standard costs, which approximate actual costs utilizing the first-in, first-out method. Provision for potentially obsolete or slow moving inventory is made based on management’s analysis of inventory levels and sales forecasts.

Property and Equipment

      Property and equipment are recorded at cost. Equipment is depreciated using the straight-line method over their estimated useful lives ranging from three to five years. Leasehold improvements and assets financed under capital leases are amortized over the shorter of their useful lives or the lease term. Furniture and fixtures are depreciated over seven years. Expenditures for additions and major improvements are capitalized. Expenditures for minor tooling, repairs and maintenance and minor improvements are charged to expense as incurred. When property or equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts. Gains or losses from retirements and disposals are recorded as other income or expense.

Patents, Licenses and Purchased Technology

      Patents and licenses are recorded at cost and are amortized using the straight-line method over the shorter of their estimated useful lives or approximately seventeen years. Purchased technology acquired through the acquisition of Conductus, Inc. is recorded at its estimated fair value and is amortized using the straight-line method over seven years.

Goodwill

      Goodwill represents the excess of purchase price over fair value of net assets acquired. Goodwill is tested for impairment annually in the fourth quarter after the annual planning process, or earlier if events occur which require an impairment analysis be performed. The first step of the impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying value, including goodwill. If the fair value of a reporting unit exceeds its carrying value, goodwill of the reporting unit is considered not impaired. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test shall be performed to measure the amount of impairment loss. The second step of the goodwill impairment test, used to measure the amount of impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss shall be recognized in an amount equal to that excess.

Long-Lived Assets

      The realizability of long-lived assets is evaluated periodically as events or circumstances indicate a possible inability to recover the carrying amount. Such evaluation is based on various analyses, including cash flow and profitability projections. The analyses necessarily involve significant management judgment.

SUPERCONDUCTOR TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In the event the projected undiscounted cash flows are less than net book value of the assets, the carrying value of the assets will be written down to their estimated fair value.

Loss Contingencies

      In the normal course of business the Company is subject to claims and litigation, including allegations of patent infringement. Liabilities relating to these claims are recorded when it is determined that a loss is probable and the amount of the loss can be reasonably estimated. The costs of defending the Company in such matters are expensed as incurred.

Income Taxes

      The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109 (“SFAS 109”), “Accounting for Income Taxes.” SFAS 109 utilizes an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. In estimating future tax consequences, SFAS 109 generally considers all expected future events other than enactments of changes in the tax laws or rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Marketing Costs

      All costs related to marketing and advertising the Company’s products are expensed as incurred or at the time the advertising takes place. Advertising costs were not material in each of the three years in the period ended December 31, 2003.

Net Loss Per Share

      Basic and diluted net loss per share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding in each year. Net loss available to common stockholders is computed after deducting accumulated dividends on cumulative preferred stock, deemed dividends and accretion of redemption value on redeemable preferred stock for the period and beneficial conversion features on issuance of convertible preferred stock. Common stock equivalents are not included in the calculation of diluted loss per share because their effect is antidilutive.

Stock-based Compensation

      As permitted under Statement of Financial Accounting Standards No. 123 (“SFAS 123”), “Accounting for Stock-Based Compensation”, the Company has elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” in accounting for its stock options and other stock-based employee awards. Pro forma information regarding net loss and loss per share, as calculated under the provisions of SFAS 123, are disclosed in the notes to the financial statements. The Company accounts for equity securities issued to non-employees in accordance with the provision of SFAS 123 and Emerging Issues Task Force 96-18.

SUPERCONDUCTOR TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      If the Company had elected to recognize compensation expense for employee awards based upon the fair value at the grant date consistent with the methodology prescribed by SFAS 123, the Company’s net loss and net loss per share would have been increased to the pro forma amounts indicated below:

	For the Year Ended December 31,

	2001	2002	2003

Net Loss:
As reported	$(17,201,000)	$(19,513,000)	$(11,345,000)
Stock-based employee compensation included in net loss	—	—	—
Stock-based compensation expense determined under fair value method	(3,970,000)	(4,056,000)	(5,435,000)

Pro forma	$(21,171,000)	$(23,569,000)	$(16,780,000)

Basic and Diluted Loss per Share:
As reported	$(1.10)	$(0.89)	$(0.18)
Stock-based compensation expense determined under fair value method	(0.22)	(0.17)	(0.09)

Pro forma	$(1.32)	$(1.06)	$(0.27)

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The significant estimates in the preparation of the financial statements relate to the assessment of the carrying amount of accounts receivable, inventory, intangibles, estimated provisions for warranty costs, accruals for restructuring and lease abandonment costs in connection with the Conductus acquisition, income taxes and disclosures related to the litigation with ISCO International, Inc. Actual results could differ from those estimates and such differences may be material to the financial statements.

Fair Value of Financial Instruments

      The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value due to the short-term nature of these instruments. The Company estimates that the carrying amount of the debt approximates fair value based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

Comprehensive Income

      The Company has no items of other comprehensive income in any period and consequently does not report comprehensive income.

Segment Information

      The Company operates in a single business segment, the development, manufacture and marketing of high performance products to service providers, systems integrators and original equipment manufacturers in the commercial wireless telecommunications industry. The Company’s principal commercial product, the SuperLink Rx® combines high-temperature superconductors with cryogenic cooling technology to produce a filter with significant advantages over conventional filters. We currently sell most of our product

SUPERCONDUCTOR TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

directly to wireless network operators in the United States. Net revenues derived principally from government research and development contracts are presented separately on the statement of operations for all periods presented. Management views its government research and development contracts as a supplementary source of revenue to fund its development of high-temperature superconducting products.

      Net commercial product revenues are derived from the following products:

	For the Year Ended December 31,

	2001	2002	2003

SuperLink Rx product	$6,966,000	$15,195,000	$34,544,000
SuperPlex multiplexer	635,000	2,262,000	3,434,000
SuperLink Tx	—	—	88,000

Other	—	144,000	511,000

Total	$7,601,000	$17,601,000	$38,577,000

Reclassifications

      Certain reclassifications have been made to the 2001 and 2002 financial statements to conform to the 2003 presentation.

Certain Risks and Uncertainties

      During the three year period ended December 31, 2003, the Company sold 3,203 SuperFilter units, but the Company has continued to incur operating losses. The Company’s long-term prospects are dependent upon the continued and increased market acceptance for the product.

      The Company currently sells most of its products directly to wireless network operators in the United States. In 2001 U.S. Cellular and ALLTEL accounted for 12% and 73% of our net commercial revenues, respectively. In 2002 U.S. Cellular and ALLTEL accounted for 8% and 84% of our net commercial revenues, respectively, and 19% and 24% of accounts receivable, respectively. In 2003 ALLTEL and Verizon Wireless our two largest customers accounted for 70% and 15% of our net commercial revenues, respectively, and 21% and 25% of accounts receivable, respectively.

      The Company currently relies on two suppliers for purchases of high quality substrates for growth of high-temperature superconductor films.

      In connection with the sales of its commercial products, the Company indemnifies, without limit or term, its customers against all claims, suits, demands, damages, liabilities, expenses, judgements, settlements and penalties arising from actual or alleged infringement or misappropriation of any intellectual property relating to its products or other claims arising from its products. The Company cannot reasonably develop an estimate of the maximum potential amount of payments that might be made under its guarantee because of the uncertainty as to whether a claim might arise and how much it might total.

Recent Accounting Pronouncements

      In June 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities (“SFAS 146”), which addresses financial accounting and reporting for costs associated with exit or disposal activities and supersedes Emerging Issues Task Force (“EITF”) Issue 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS 146 requires that a liability for a cost associated with an exit or

SUPERCONDUCTOR TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

disposal activity be recognized when the liability is incurred. Under EITF Issue 94-3, a liability for an exit cost as defined in EITF Issue 94-3 was recognized at the date of an entity’s commitment to an exit plan. SFAS 146 also establishes that the liability should initially be measured and recorded at fair value. The Company adopted the provisions of SFAS 146 effective January 1, 2003 and such adoption did not have a material impact on the consolidated financial statements.

      In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees and Indebtedness of Others (“FIN 45”). FIN 45 elaborates on the disclosures to be made by the guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The Company adopted the disclosure provisions of FIN 45 during the fourth quarter of fiscal 2002 and the recognition provisions of FIN 45 effective January 1, 2003. Such adoption did not have a material impact on the consolidated financial statements.

      In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46”). In general, a variable interest entity is a corporation, partnership, trust or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The Company adopted the provisions of FIN 46 effective February 1, 2003 and such adoption did not have an impact on its consolidated financial statements since it currently has no variable interest entities. In December 2003, the FASB issued FIN 46R with respect to variable interest entities created before January 31, 2003, which among other things, revised the implementation date to the first fiscal year or interim period ending after March 15, 2004, with the exception of Special Purpose Entities (“SPE”). The consolidation requirements apply to all SPE’s in the first fiscal year or interim period beginning after December 15, 2003. The adoption of the provisions of FIN 46R is not expected to have an impact on the Company’s consolidated financial statements since it currently has no SPE’s.

      In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (“SFAS 149”). SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133. SFAS 149 is effective for contracts and hedging relationships entered into or modified after June 30, 2003. The Company adopted the provisions of SFAS 149 effective June 30, 2003 and such adoption did not have an impact on its consolidated financial statements since the Company has not entered into any derivative or hedging transactions.

      In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (“SFAS 150”). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both debt and equity and requires an issuer to classify the following instruments as liabilities in its balance sheet:

•	a financial instrument issued in the form of shares that is mandatorily redeemable and embodies an unconditional obligation that requires the issuer to redeem it by transferring its assets at a specified or determinable date or upon an event that is certain to occur;

SUPERCONDUCTOR TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	a financial instrument, other than an outstanding share, that embodies an obligation to repurchase the issuer’s equity shares, or is indexed to such an obligation, and requires the issuer to settle the obligation by transferring assets; and

•	a financial instrument that embodies an unconditional obligation that the issuer must settle by issuing a variable number of its equity shares if the monetary value of the obligation is based solely or predominantly on (1) a fixed monetary amount, (2) variations in something other than the fair value of the issuer’s equity shares, or (3) variations inversely related to changes in the fair value of the issuer’s equity shares.

      In November 2003, FASB issued FASB Staff Position No. 150-3 which deferred the effective dates for applying certain provisions of SFAS 150 related to mandatorily redeemable financial instruments of certain non-public entities and certain mandatorily redeemable non-controlling interests for public and non-public companies. For public entities, SFAS 150 is effective for mandatorily redeemable financial instruments entered into or modified after May 31, 2003 and is effective for all other financial instruments as of the first interim period beginning after June 15, 2003. For mandatorily redeemable non-controlling interests that would not have to be classified as liabilities by a subsidiary under the exception in paragraph 9 of SFAS 150, but would be classified as liabilities by the parent, the classification and measurement provisions of SFAS 150 are deferred indefinitely. The measurement provisions of SFAS 150 are also deferred indefinitely for other mandatorily redeemable non-controlling interests that were issued before November 4, 2003. For those instruments, the measurement guidance for redeemable shares and non-controlling interests in other literature shall apply during the deferral period.

      The Company adopted the provisions of SFAS 150 effective June 30, 2003 and such adoption did not have an impact on its consolidated financial statements.

Note 3 — Acquisition of Conductus, Inc.

      On December 18, 2002, the Company acquired 100 percent of the outstanding shares of Conductus, Inc. (“Conductus”). Conductus was a competing supplier of high-temperature superconducting technology for wireless networks. The results of Conductus’ operations have been included in the 2002 consolidated financial statements for the 13-day period following its acquisition through December 31, 2002 and for the entire year of 2003. Concurrent with the acquisition and contingent upon completion of the acquisition, the Company also raised approximately $20 million in a private placement of its common stock (see Note 7). The primary reasons for the acquisition of Conductus and the primary factors that contributed to a purchase price that results in recognition of goodwill, are:

•	The combined company presented a more attractive investment opportunity and enabled it to raise needed capital on more favorable terms than either company could individually.

•	Addition of Conductus to the combined entity would help the Company compete more effectively.

•	The resulting Company will have the talents, technologies and assets of the two pioneers of commercial wireless and government applications of superconducting technologies.

•	Conductus operations would deliver accelerated earnings prospects and potential strategic and other benefits.

•	The combined Company would have a stronger balance sheet, improving its access to capital.

•	Combining the two company’s operations would produce significant cost savings.

      The aggregate purchase price was $17,620,000 consisting of 13,528,000 shares of common stock valued at $15,286,000, assumption of warrants to purchase 1,464,749 shares of common stock valued at $805,000, assumption of options to purchase 1,673,582 shares of common stock valued at $600,000 and

SUPERCONDUCTOR TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

acquisition costs of $928,000. The value of the common stock was determined based on the average market price of the Company’s common stock over the 3-day period before and after the terms of the acquisition were agreed to and announced. The fair value of the common stock options and warrants assumed was determined using a Black-Scholes option pricing model with the following assumptions: volatility ranging from 80% to 128%, expected life ranging from 3 months to 10 years, dividend rate of 0% and risk free rate ranging from 1% to 4%.

      The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition of Conductus.

Current assets	$921,000
Property and equipment	1,867,000
Intangible assets	3,900,000
Goodwill	20,107,000
Notes receivable	820,000
Other assets	516,000

Total assets acquired	28,131,000

Current liabilities	4,717,000
Long term debt	17,000
Unfavorable lease commitment	1,140,000
Accrued costs for exit activities	4,637,000

Total liabilities assumed	10,511,000

Net assets acquired	$17,620,000

      Current assets primarily consisted of cash, accounts receivable and prepaid expenses and were valued at stated value. Property and equipment was valued at estimated replacement cost.

      Of the $3,900,000 of acquired intangible assets, $3,200,000 was assigned to completed technology, which is being amortized over 7 years, and $700,000 was assigned to in-process research and development (IPR&D), which was written off at the date of acquisition. The amount of the purchase price allocated to purchased IPR&D was expensed upon acquisition, because the technological feasibility of products under development has not been established and no alternative future uses existed. The IPR&D relates to technologies representing processes and expertise employed to make new high-temperature superconducting materials technology and device design and cryopackaging and systems integration technology. At the time of the acquisition, the products under development were about 50% complete and it was expected that the remaining efforts would be completed by the end of 2004 at a cost of approximately $2.5 million. During 2003 we spent approximately $1.4 million completing this technology. It is now expected that development of the products will be completed by the end of 2005 at additional cost of $1.4 million.

      The remaining efforts include completion of development processes, manufacturing processes, final product integration and testing. All of the IPR&D projects are subject to the normal risks and uncertainties. The fair value of the acquired intangible assets and IPR&D was estimated by management, with the assistance of an independent appraisal firm, using the cost approach or the cost savings approach.

      Goodwill represents the excess of the fair value of acquired net assets over cost and is not expected to be deductible for tax purposes.

      Other assets consisted primarily of restricted cash and other miscellaneous assets and were value at stated value. Current liabilities consisted of accounts payable and the present value of the current portion

SUPERCONDUCTOR TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of long term debt. Accounts payable was value at its stated value. Long term debt was valued at its present value.

      The Company also assumed an unfavorable operating lease totaling $1,140,000. This amount represents the present value of the difference between the stated rental rate and the estimated fair market value rental rate over the remaining term of the lease discounted at 6.75%. In connection with the acquisition, the Company incurred $4,637,000 of restructuring costs as a result of severance of Conductus’ workforce, the elimination of excess facilities and product line exit costs.

      These restructuring costs consisted of employee termination benefits of $1,600,000, lease abandonment costs of $1,995,000, and product line exits costs of $1,042,000. Accrued employee termination benefits represent severance and benefits to be paid to involuntarily terminated employees of Conductus and was estimated to be paid within 150 days following the acquisition. Lease abandonment costs represent the present value of minimum rentals and estimated executory costs due under noncancellable facility and equipment lease commitments of Conductus, entered into prior to the merger, that had no further economic benefit to the combined entity. Product line exit costs represent the present value of estimated costs, to be incurred under a contractual obligation with a customer to support commercial product units previously purchased from Conductus for a period of five years. The Company has recognized such costs as a liabilities assumed as of the acquisition date, resulting in additional goodwill. These accrued liabilities amounted to $285,000, $1,329,000 and $913,000, respectively at December 31, 2003 (see Note 14).

      The following unaudited proforma information presents certain operating results as if the acquisition had taken place on January 1, 2001:

	2001	2002

Revenue	$19,017,000	$27,742,000
Net loss	$35,134,000	$36,306,000
Net loss available to common stockholders	$37,737,000	$38,062,000
Net loss per share	$1.20	$1.03

      These proforma results have been prepared for comparative purposes only and include certain adjustments such as additional amortization expense as a result of purchased technology and lower depreciation expense resulting from lower fixed assets costs. The proforma results are not necessarily indicative of the results of operations that actually would have resulted had the acquisition been in effect at January 1, 2001 or those of future periods.

Note 4 — Short Term Borrowings

      On March 28, 2003, the Company entered into an accounts receivable purchase agreement with a bank. The agreement provides for the sale of up to $5 million of eligible accounts receivable, with advances to the Company totaling 80% of the receivables sold. Advances bear interest at the prime rate (4.00% at December 31, 2003) plus 2.50% subject to a minimum monthly charge. The agreement terminates on March 17, 2005. Outstanding amounts under this borrowing facility at December 31, 2003 totaled $3,308,000 and are repayable upon collection of the underlying receivables sold.

      Advances under the agreement are collateralized by all the Company’s assets. Under the terms of the agreement, the Company continues to service the sold receivables and is subject to recourse provisions. In connection with this agreement the Company issued seven year warrants for the purchase of 94,340 shares of common stock at $1.06 per share and were valued at $78,000. The fair value of the warrants issued in connection with this agreement was calculated using the Black-Scholes option-pricing model utilizing a volatility factor of 115%, risk-free interest rate of 3.46% and expected life of 7 years. The value is accounted for as debt issuance costs and amortized over the term of the agreement.

SUPERCONDUCTOR TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 5 — Receivable From Stockholders

      The Company made a 5-year, interest-free loan of $150,000 to the Company’s Chief Executive Officer, in connection with his compensation during 2001 and is included in Other assets.

      Conductus made two loans to its President and Chief Executive Officer, in connection with his compensation and exercise of stock options during 2002 and 2001. The outstanding principal balance of $820,000 plus any accrued interest on his two loans with Conductus are to be paid in full in December 2005 and August 2006. These notes bear interest at 5.87% and 4.99%, are full recourse and are collateralized by 151,761 shares of the Company’s common stock and are included in Stockholders’ Equity.

Note 6 — Income Taxes

      The Company has incurred a net loss in each year of operation since inception resulting in no current or deferred tax expense for the years ended December 31, 2001, 2002 and 2003.

      The benefit for income taxes differs from the amount obtained by applying the federal statutory income tax rate to loss before benefit for income taxes for the years ended December 31, 2001, 2002 and 2003 as follows:

	For the Year Ending
	December 31

	2001	2002	2003

Tax benefit computed at Federal statutory rate	34.0%	34.0%	34.0%
Increase (decrease) in taxes due to:
Change in valuation allowance	(41.3)	(39.8)	(39.8)
State taxes, net of federal benefit	7.0	5.8	5.8
Other	0.3	—	—

	—%	—%	—%

      The significant components of deferred tax assets (liabilities) at December 31 are as follows:

	For the Year Ending December 31

	2001	2002	2003

Loss carryforwards	$31,008,000	$59,414,000	$78,428,000
Capitalized research and development	4,475,000	6,406,000	7,373,000
Warrant charges	2,047,000	2,955,000	36,000
Accrued loss on contract	796,000	—	—
Depreciation	1,762,000	1,942,000	3,365,000
Tax credits	1,330,000	3,013,000	4,083,000
Inventory	246,000	2,307,000	320,000
Purchase accounting adjustments	—	883,000	1,146,000
Acquired intellectual property	—	(1,553,000)	(1,346,000)
Other	264,000	991,000	1,171,000
Less: valuation allowance	(41,928,000)	(76,358,000)	(94,576,000)

	$—	$—	$—

SUPERCONDUCTOR TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The valuation allowance increased by $7,468,000, $35,983,000 and $8,934,000 in 2001, 2002 and 2003, respectively.

      As of December 31, 2003, the Company has net operating loss carryforwards for federal and state income tax purposes of approximately $215.1 million and $90.6 million, respectively, which expire in the years 2003 through 2023. Of these amounts $93.9 million and $30.2 million, respectively resulted from the acquisition of Conductus. Included in the net operating loss carryforwards are deductions related to stock options of approximately $24.0 million and $13.0 million for federal and California income tax purposes. To the extent net operating loss carryforwards are recognized for accounting purposes the resulting benefits related to the stock options will be credited to stockholders’ equity. In addition, the Company has research and development and other tax credits for federal and state income tax purposes of approximately $2.6 million and $2.3 million, respectively, which expire in the years 2003 through 2023. Of these amounts $972,000 and $736,000, respectively resulted from the acquisition of Conductus.

      Due to the uncertainty surrounding their realization, the Company has recorded a full valuation allowance against its net deferred tax assets. Accordingly, no deferred tax asset has been recorded in the accompanying balance sheet.

      Section 382 of the Internal Revenue Code imposes an annual limitation on the utilization of net operating loss carryforwards based on a statutory rate of return (usually the “applicable federal funds rate”, as defined in the Internal Revenue Code) and the value of the corporation at the time of a “change of ownership” as defined by Section 382. Recently the Company completed an analysis of its equity transactions and determined that it had a change in ownership in August 1999 and December 2002. Therefore, the ability to utilize net operating loss carryforwards incurred prior to the change of ownership totaling $101.6 million will be subject in future periods to an annual limitation of $1.3 million. In addition, the Company acquired the right to Conductus’ net operating losses, which are also subject to the limitations imposed by Section 382. Conductus underwent three ownership changes which occurred in February 1999, February 2001 and December 2002. Therefore, the ability to utilize Conductus’ net operating loss carryforwards of $93.9 million incurred prior to the ownership changes will be subject in future periods to annual limitation of $700,000. Net operating losses incurred by the Company subsequent to the ownership changes totaled $19.5 million and are not subject to this limitation.

Note 7 — Stockholders’ Equity

Preferred Stock

      Pursuant to the Company’s Certificate of Incorporation, the Board of Directors is authorized to issue up to 2,000,000 shares of preferred stock (par value $.001 per share) in one or more series and to fix the rights, preferences, privileges, and restrictions, including the dividend rights, conversion rights, voting rights, redemption price or prices, liquidation preferences, and the number of shares constituting any series or the designation of such series.

Convertible Preferred Stock

      On September 29, 2000, the Company issued in a private placement 37,500 shares of a newly created Series E Convertible Preferred Stock and warrants to purchase up to an additional 1,044,568 shares of common stock. Proceeds, net of issuance costs, totaled approximately $35,155,000.

      The preferred stock is non-voting, has a stated value and a liquidation preference of $1,000 per share, and is convertible into common stock at the lower of $17.95 per common share or the market price of the common stock at the time of conversion, subject to an implicit floor. The preferred stock automatically converts into common stock on the third anniversary of the closing and has no antidilution features. The optional and automatic conversions of preferred stock are limited to an aggregate maximum of

SUPERCONDUCTOR TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3,554,656 shares of common stock. Any preferred shares not converted through optional and the automatic conversions due to the limit on the number of shares that can be issued will be cancelled without any other obligation except to pay any accumulated conversion premium through the automatic conversion date. The preferred stock carries a 7% conversion premium, payable upon conversion in cash or common stock subject to certain limitations, at the Company’s option. The conversion premium is being included in the calculation of net loss available to common shareholders over the period it is earned by the preferred stockholder.

      During 2001, 3,000 Series E preferred shares were converted into 625,093 shares of common stock and 51,212 shares of common stock were issued in connection with the conversion premium. During 2002 the remaining 34,500 shares were converted into 2,878,351 shares of common stock. The associated conversion premium totaled $4,686,000 and was paid with $3.0 million in cash and an eighteen-month $1.7 million subordinated note. The subordinated note carries eight percent interest with interest only payable for the first six months and monthly amortization of principal and interest for the remaining twelve months.

      In connection with the sale of the preferred stock, the Company also issued two five-year warrants to purchase shares of common stock at an exercise price of $21.54 per share. The first warrant is for the purchase of 313,370 shares and the second warrant is for the purchase of up to 731,198 additional shares of common stock. Both warrants are currently exercisable and contain “weighted average” antidilution provisions which adjust the warrant exercise price and number of shares in the event the Company sells equity securities at a discount to then prevailing market prices. The amount of the adjustment depends on the size of the below-market transaction and the amount of the discount to the market price. The warrant exercise price cannot be reduced below a minimum of $18.91 as the result of adjustments under this provision. As a result of the issuance of common shares during 2002 and 2003 the exercise price and the number of shares issuable under the warrant was adjusted to $19.28 and 1,166,477, respectively.

Common Stock

      In June 2003 the Company raised net proceeds of $10,065,000 from the private sale of 5,116,278 shares of common stock at $2.15 per share based on a negotiated discount to market and 5-year warrants to purchase an additional 1,279,069 shares of common stock exercisable at $2.90 per share. The warrants became exercisable on December 24, 2003. The common shares issued and underlying the warrants were subsequently registered.

      In March 2002 the Company raised net proceeds of $12,122,000 from the private sale of 3,714,286 shares of common stock at $3.50 per share based on a negotiated discount to market and 5-year warrants to purchase an additional 557,143 shares of common stock exercisable at $5.50 per share. In conjunction with this equity issuance, the Company also issued to the placement agent 5-year warrants to purchase up to 213,571 shares of common stock at an exercise price of $5.50 per share. These warrants became exercisable on September 10, 2002. The common shares issued and underlying the warrants were subsequently registered.

      In connection with the acquisition of Conductus, Inc. in December 2002 the Company raised net proceeds of $19,704,000 from the private sale of 21,096,954 shares of common stock at $0.95 per share based on a negotiated discount to market and 5-year warrants to purchase an additional 5,274,240 shares of common stock exercisable at $1.19 per share. The warrants became exercisable on June 17, 2003. The common shares issued and underlying the warrants were subsequently registered.

SUPERCONDUCTOR TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock Options

      The Company has five stock option plans, the 1992 Stock Option Plan, the nonstatutory 1992 Directors Stock Option Plan, 1998 and 1999 Stock Option Plans and the 2003 Equity Incentive Plan (collectively, the “Stock Option Plans”). The 1988 Stock Option Plan expired in 1998 and the 1992 Stock Option Plan and the nonstatutory 1992 Directors Stock Option Plan expired in 2002. During 2003 the 1998 and 1999 Stock Option Plans were replaced by the 2003 Equity Incentive Plan. Under the 2003 Equity Incentive Plan, stock awards may consist of stock options, stock appreciation rights, restricted stock awards, performance awards, and performance share awards. Stock awards may be made to directors, key employees, consultants, and non-employee directors of the Company. Stock options granted under these plans must be granted at prices no less than 100% of the market value on the date of grant. Only stock options have been granted under these plans. Generally, stock options become exercisable in installments over a minimum of four years, beginning one year after the date of grant, and expire not more than ten years from the date of grant, with the exception of 10% or greater stockholders which may have options granted at prices no less than the market value on the date of grant, and expire not more than five years from the date of grant. The original grant provisions for 2,000,000 options issued during 2003 allowed for accelerated vesting if certain performance criteria were met during 2003. In January 2004, the Company’s Board of Directors determined that the performance criteria were met and that 50% of these options vest on January 1, 2004 and 50% on January 1, 2005.

      In connection with the acquisition of Conductus, Inc., each Conductus option holder received an equivalent option to purchase the Company’s common shares on the same terms and conditions. The number of shares of the Company’s common stock was adjusted by multiplying the number of Conductus securities times the exchange ratio of 0.6 and dividing the exercise price by the exchange ratio of 0.6.

      At December 31, 2003, 3,670,561 shares of common stock were available for future grants and 7,545,321 options had been granted but not yet exercised. Option activity during the three years ended December 31, 2003 was as follows:

	Number of	Weighted Average
	Shares	Exercise Price

Outstanding at December 31, 2000	1,889,101	$12.40
Granted	853,500	5.783
Canceled	(112,422)	7.834
Exercised	(79,691)	3.392

Outstanding at December 31, 2001	2,550,488	10.67
Granted	851,975	5.005
Assumed	1,673,777	7.610
Canceled	(253,523)	8.311
Exercised	(26,473)	3.128

Outstanding at December 31, 2002	4,796,244	8.761
Granted	3,116,007	2.6611
Canceled	(310,243)	10.21
Exercised	(56,687)	2.703

Outstanding at December 31, 2003	7,545,321	$6.283

SUPERCONDUCTOR TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table summarizes information concerning currently outstanding and exercisable stock options at December 31, 2003:

		Weighted		Exercisable
		Average
		Remaining	Weighted		Weighted
Range of	Number	Contractual	Average	Number	Average
Exercise Prices	Outstanding	Life	Exercise Price	Exercisable	Exercise Price

$0.830 - $ 2.9	40 1,120,454	8.160	$1.500	297,256	$2.351
$3.000 - $ 3.0	50 2,189,227	9.380	$3.050	9,918	$3.00
$3.063 - $ 5.2	25 1,856,108	6.928	$4.374	1,250,728	$4.289
$5.290 - $28.00	0 2,039,732	6.420	$9.812	1,632,324	$10.198
$29.500 - $49.375	339,800	6.320	$32.129	78,668	$36.493

	7,545,321	7.313	$6.283	3,268,894	$8.120

      The number of options exercisable and weighted average exercise price at December 31, 2001 and 2002 totaled 1,036,812 and $7.56 and 2,463,945 and $8.384, respectively.

      The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, (“SFAS 123”), “Accounting for Stock-Based Compensation.” Accordingly, no compensation cost has been recognized for the stock-based compensation other than for non-employees.

      The fair value of these options for purposes of the pro forma amounts in Note 2 was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the years ended December 31, 2001, 2002 and 2003, respectively: dividend yields of zero percent each year; expected volatilities of 65%, 65% and 65%; risk-free interest rates of 4.375%, 3.46% and 2.80%; and expected life of 4.0, 4.0, and 4.0 years. The weighted average fair value of options granted in 2001, 2002 and 2003 for which the exercise price equals the market price on the grant date was $3.05, $2.60 and $1.37, respectively.

Warrants

      In connection with the acquisition of Conductus, Inc., each Conductus warrant holder received an equivalent warrant to purchase the Company’s common shares on the same terms and conditions. The number of shares of the Company’s common stock was adjusted by multiplying the number of Conductus securities times the exchange ratio of 0.6 and dividing the exercise price by the exchange ratio of 0.6. Certain warrants contain call provisions on behalf of the Company.

SUPERCONDUCTOR TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following is a summary of outstanding warrants at December 31, 2003:

	Common Shares

		Currently	Price Per
	Total	Exercisable	Share	Expiration Date

Warrant related to issuance of Series E Preferred Stock	1,166,477	1,166,477	$19.28	September 29, 2005
	440,714	440,714	5.50	March 10, 2007
Warrants related to issuance of common stock	1,406,581	1,406,581	1.19	December 17, 2007*
	1,162,790	1,162,790	2.90	June 24, 2008*
	62,500	62,500	3.00	June 18, 2004*
Warrants related to bank borrowings	33,333	33,333	3.00	December 1, 2004*
	27,692	27,692	3.25	January 12, 2005*
Warrants related to sales agreements	1,000,000	475,068	4.00	August 27, 2004
	219,690	219,690	6.667	December 10, 2004*
Warrants assumed in connection with the Conductus, Inc. acquisition	72,756	72,756	22.383	August 7, 2005
	1,095,000	1,095,000	4.583	September 27, 2007
	6,000	6,000	31.25	September 1, 2007

Total	6,693,533	6,168,601

*	The terms of these warrants contain net exercise provisions, wherein investors can elect to receive common stock equal to the difference between the exercise price and the average closing sale price for common shares over 10-30 days immediately preceding the exercise date and call provisions.

      During 2003 the following warrants were exercised:

			Common Shares Issued

	Warrants			In Accordance
				With Net
	Warrants	Price		Exercise
	Exercised	Per Share	For Cash	Provisions

Warrants related to bank borrowings	94,340	1.06	—	75,140
	330,000	5.50	330,000	—
Warrants related to issuance of common stock	3,867,659	1.19	1,254,500	2,613,159
	116,279	2.90	116,279	—

Total	4,408,278		1,700,779	2,688,299

Note 8 — Warrants Issued to U.S. Cellular

      In August 1999, the Company entered into a warrant agreement with United States Cellular Corporation (“U.S. Cellular”) where the exercise of a warrant to purchase up to 1,000,000 shares of common stock was conditioned upon future product purchases by U.S. Cellular. Under the terms of the warrant, U.S. Cellular vests in the right to purchase one share of common stock at $4 per share for every $25 of SuperFilter systems purchased from the Company. The warrant is immediately exercisable with respect to any vested shares and expires August 27, 2004. For accounting purposes proceeds from sales to U.S. Cellular under this agreement are allocated between commercial product revenue and the estimated value of the warrants vesting using the Black-Scholes option-pricing model. The estimated fair value of the warrants in excess of the related sales, when applicable is recorded in cost of commercial product revenues.

SUPERCONDUCTOR TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In September 2000, the Company received a $7.8 million non-cancelable purchase order from U.S. Cellular for SuperFilter systems to be shipped over the next nine quarters. In consideration for the purchase order, the Company amended the August 1999 warrant agreement and vested 312,000 warrants to U.S. Cellular. The vested warrants are immediately exercisable, not subject to forfeiture, and U.S. Cellular has no other obligations to the Company.

      The estimated fair value of the warrants vesting upon receipt of this order was calculated to be $5,635,000 using the Black-Scholes option-pricing model and has been recorded as a deferred warrant charge in the statement of stockholders’ equity. As SuperFilter systems are shipped under this purchase order, the related sales proceeds will be allocated between stockholders’ equity and commercial product revenue using the percentage relationship which existed between the fair value of the warrants as recorded in September 2000 and the amount of the non-cancelable purchase order. The fair value of the warrants was calculated utilizing a volatility factor of 85%, risk-free interest rate of 6.01%, and an expected life of 3.92 years. During fiscal 2001 and 2002 sales proceeds of $2,237,000 and $2,280,000, respectively, for shipments pursuant to this purchase order were allocated to the deferred warrant charge and proceeds of $879,000 and $967,000, respectively, were recorded as commercial product revenues under this purchase order.

      After the allocation of sales proceeds under the $7.8 million purchase order to the related warrants, the estimated cost of providing products under the purchase order exceeded related revenue by $5.3 million. The resulting loss was reflected in the results of operations for the year ended December 31, 2000. During the years ending December 31, 2001 and 2002, $2,243,000 and $1,998,000, respectively, of this reserve was reversed against the cost of product delivered under this purchase order.

      During the fourth quarter of 2002, deliveries under the $7.8 million purchase order were completed. For accounting purposes, proceeds from subsequent sales to U.S. Cellular under this agreement are again being allocated between commercial product revenue and the estimated value of the warrants vesting using the Black-Scholes option-pricing model. For subsequent product sales, in the fourth quarter of 2002 and the year ended December 31, 2003, U.S. Cellular vested in the right to exercise the warrant and purchase a total of 22,540 and 38,088 shares of common stock, respectively, and sales proceeds allocated to warrants vesting in 2002 and 2003 totaled $3,000 and $90,000, respectively.

      As of December 31, 2003, U.S. Cellular has 524,932 unvested warrants that can be earned from future product orders through August 27, 2004.

Note 9 — Employee Savings Plan

      In December 1989, the Board of Directors approved a 401(k) savings plan (the “401(k) Plan”) for the employees of the Company that became effective in 1990. Eligible employees may elect to make contributions under the terms of the 401(k) Plan; however, contributions by the Company are made at the discretion of management. The Company has made no contributions to the Plan.

Note 10 — Commitments and Contingencies

Operating Leases

      The Company leases its offices and production facilities under non-cancelable operating leases that expire at various times over the next ten years. Generally leases contain escalation clauses for increases in annual renewal options and require the Company to pay utilities, insurance, taxes and other operating expenses.

      For the years ended December 31, 2001, 2002, and 2003, rent expense was $1,064,000, $1,350,000 and $2,288,000, respectively.

SUPERCONDUCTOR TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Capital Leases

      The Company leases certain property and equipment under capital lease arrangements that expire at various dates through 2007. The leases bear interest at various rates ranging from 8.56% to 14.95%.

Patents and Licenses

      The Company has entered into various licensing agreements requiring royalty payments ranging from 0.13% to 2.5% of specified product sales. Certain of these agreements contain provisions for the payment of guaranteed or minimum royalty amounts. In the event that the Company fails to pay minimum annual royalties, these licenses may automatically become non-exclusive or be terminated. These royalty obligations terminate in 2009 to 2020. Royalty expenses totaled $179,000 in 2001, $294,000 in 2002 and $572,000 in 2003. Under the terms of certain royalty agreements, royalty payments made may be subject to audit. There have been no audits to date and the Company does not expect any possible future audit adjustments to be significant.

      The minimum lease payments under operating and capital leases and license obligations are as follows:

		Operating	Capital
Year Ending December 31	Licenses	Leases	Leases

2004	$270,000	$2,466,000	$85,000
2005	270,000	2,383,000	52,000
2006	270,000	1,494,000	22,000
2007	270,000	1,345,000	15,000
2008	270,000	1,385,000	—
Thereafter	1,800,000	4,326,000	—

Total payments	$3,150,000	$13,399,000	174,000

Less: amount representing interest			(30,000)

Present value of minimum lease			144,000
Less current portion			(68,000)

Long term portion			$76,000

      In connection with the acquisition of Conductus, Inc. as of December 31, 2002 operating leases with remaining commitments totaling $2,044,000 and $1,758,000 have been abandoned or are considered unfavorable, respectively. A liability totaling $1,995,000 representing the present value of the minimum lease payments and executory costs was recorded at December 18, 2002 relating to the abandoned leases. A liability totaling $1,140,000 representing the present value of the difference between the fair market rental and lease commitment was recorded at December 31, 2002 relating to unfavorable leases. As of December 31, 2003 the remaining commitments on these operating leases total $1,422,000 and $1,205,000, respectively. At December 31, 2003, the present value of the remaining liability related to the abandoned leases and unfavorable leases totaled $1,329,000 and 823,000, respectively. These amounts are included in accrued liabilities.

SUPERCONDUCTOR TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 11 — Contractual Guarantees and Indemnities

Warranties

      The Company establishes reserves for future product warranty costs that are expected to be incurred pursuant to specific warranty provisions with its customers. The Company’s warranty reserves are generally established at the time of sale and updated throughout the warranty period based upon numerous factors including historical warranty return rates and expenses over various warranty periods.

      During its normal course of business, the Company makes certain contractual guarantees and indemnities pursuant to which the Company may be required to make future payments under specific circumstances. The Company has not recorded any liability for these contractual guarantees and indemnities in the accompanying consolidated financial statements. A description of significant contractual guarantees and indemnities existing as of December 31, 2003 is included below:

Intellectual Property Indemnities

      The Company indemnifies certain customers and its contract manufacturers against liability arising from third-party claims of intellectual property rights infringement related to the Company’s products. These indemnities appear in development and supply agreements with our customers as well as manufacturing service agreements with our contract manufacturers, are not limited in amount or duration and generally survive the expiration of the contract. Given that the amount of any potential liabilities related to such indemnities cannot be determined until an infringement claim has been made, the Company is unable to determine the maximum amount of losses that it could incur related to such indemnifications.

Director and Officer Indemnities and Contractual Guarantees

      The Company has entered into indemnification agreements with certain directors and executive officers which require the Company to indemnify such individuals to the fullest extent permitted by Delaware law. The Company’s indemnification obligations under such agreements are not limited in amount or duration. Certain costs incurred in connection with such indemnifications may be recovered under certain circumstances under various insurance policies. Given that the amount of any potential liabilities related to such indemnities cannot be determined until a lawsuit has been filed against a director or executive officer, the Company is unable to determine the maximum amount of losses that it could incur relating to such indemnifications. Historically, any amounts payable pursuant to such director and officer indemnifications have not had a material negative effect on the Company’s business, financial condition or results of operations.

      The Company has also entered into severance and change in control agreements with certain of its executives. These agreements provide for the payment of specific compensation benefits to such executives upon the termination of their employment with the Company.

General Contractual Indemnities/ Products Liability

      During the normal course of business, the Company enters into contracts with customers where it has agreed to indemnify the other party for personal injury or property damage caused by the Company’s products. The Company’s indemnification obligations under such agreements are not limited in duration and are generally not limited in amount. Historically, any amounts payable pursuant to such contractual indemnities have not had a material negative effect on the Company’s business, financial condition or results of operations. The Company maintains product liability insurance as well as errors and omissions insurance which may provide a source of recovery to the Company in the event of an indemnification claim.

SUPERCONDUCTOR TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 12 — Legal Proceedings

      We are engaged in a patent dispute with ISCO International, Inc. relating to U.S. Patent No. 6,263,215 entitled “Cryoelectronically Cooled Receiver Front End for Mobile Radio Systems.” ISCO filed a complaint on July 17, 2001 in the United States District Court for the District of Delaware against us and our wholly-owned subsidiary, Conductus, Inc. The ISCO complaint alleged that our SuperFilter product and Conductus’ ClearSite® product infringe ISCO’s patent. The matter went to trial on March 17, 2003.

      On April 3, 2003, the jury returned a unanimous verdict that our SuperFilter III product does not infringe the patent in question, and that ISCO’s patent is invalid and unenforceable. The jury also awarded us $3.8 million in compensatory damages based upon a finding that ISCO engaged in unfair competition and acted in bad faith by issuing press releases and contacting our customers asserting rights under this patent.

      On April 17, 2003, we filed a Motion for Attorneys’ Fees and Disbursements, in which we asked the court to award us our attorneys’ fees and other litigation expenses. On the same date, ISCO filed a motion, asking the court to overturn the verdict and grant a new trial. In August 2003, the court rejected ISCO’s request to overturn the jury’s verdict that the patent is invalid and not infringed by the SuperFilter III product, and accepted the jury’s verdict that the patent is unenforceable because of inequitable conduct committed by one of the alleged inventors. ISCO subsequently filed a notice of appeal as to this portion of the court’s decision. The court overturned the jury’s verdict of unfair competition and bad faith on the part of ISCO and the related $3.8 million compensatory damage award to us, and also denied our request for reimbursement of our legal fees associated with the case. We have filed a notice of appeal as to this portion of the court’s decision.

      Litigation expenses on the ISCO matter totaled $3.2 million and $4.8 million for the years ended December 31, 2002 and 2003, respectively.

Note 13 — Earnings Per Share

      The computation of per share amounts for 2001, 2002 and 2003 is based on the average number of common shares outstanding for the period. Options and warrants to purchase 4,718,581, 14,592,194 and 14,238,854 shares of common stock during 2001, 2002, and 2003 respectively, were not considered in the computation of diluted earnings per share because their inclusion would have been antidilutive. Also, the preferred stock convertible into 2,929,563 shares of common stock at December 31, 2001 was not considered in the computation of diluted earnings per share because inclusion would also have been antidilutive.

SUPERCONDUCTOR TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 14 — Details of Certain Financial Statement Components and Supplemental Disclosures of Cash Flow Information and Non-Cash Activities

Balance Sheet Data:

	December 31

	2002	2003

Accounts receivable:
Accounts receivable-trade	$1,592,000	$6,766,000
U.S. government accounts receivable-billed	1,692,000	2,107,000
U.S. government accounts receivable-unbilled	179,000	—
Less: allowance for doubtful accounts	(58,000)	(64,000)

	$3,405,000	$8,809,000

      Unbilled accounts receivable represent costs and profits in excess of billed amounts on contracts-in-progress at year-end. Such amounts are billed based upon the terms of the contractual agreements. Such amounts are substantially collected within one year.

	December 31,

	2002	2003

Inventories:
Raw materials	$1,841,000	$1,941,000
Work-in-process	3,143,000	4,803,000
Finished goods	2,013,000	2,861,000
Less inventory reserves	(650,000)	(803,000)

	$6,347,000	$8,802,000

Property and Equipment:
Equipment	$18,315,000	$21,274,000
Leasehold improvements	5,016,000	5,891,000
Furniture and fixtures	408,000	430,000

	23,739,000	27,595,000
Less: accumulated depreciation and amortization	(12,648,000)	(15,061,000)

	$11,091,000	$12,534,000

SUPERCONDUCTOR TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      At December 31, 2002 and 2003, equipment includes $1,448,000 and $1,430,000 of assets financed under capital lease arrangements, net of $1,090,000 and $1,220,000 of accumulated amortization, respectively. Depreciation expense amounted to $1,674,000, $1,609,000 and $2,413,000 for the years ended December 31, 2001, 2002 and 2003, respectively.

	December 31,

	2002	2003

Patents and Licenses:
Patents pending	$599,000	$848,000
Patents issued	964,000	1,182,000
Less accumulated amortization	(268,000)	(332,000)

Net patents issued	696,000	850,000
Licenses	2,746,000	3,310,000
Less accumulated amortization	(2,081,000)	(2,322,000)

Net licenses	665,000	988,000
Purchased technology	3,200,000	3,200,000
Less accumulated amortization	(19,000)	(519,000)

Net purchased technology	3,181,000	2,681,000

	$5,141,000	$5,367,000

      Amortization expense related to these items was $314,000, $293,000 and $805,000 in 2001, 2002 and 2003, respectively, and is expected to total $788,000 in 2004, $805,000 in 2005, $825,000 in 2006, $825,000 in 2007 and $825,000 in 2008.

	December 31,

	2002	2003

Accrued Expenses and Other Long Term Liabilities:
Compensation related	$1,053,000	$2,153,000
Warranty reserve	351,000	494,000
Unfavorable lease costs	1,140,000	823,000
Lease abandonment costs	1,995,000	1,329,000
Product line exit costs	1,042,000	913,000
Severance costs	1,600,000	285,000
Other	610,000	723,000

	7,791,000	6,720,000
Less, current portion	(4,557,000)	(4,832,000)

Long term portion	$3,234,000	$1,888,000

SUPERCONDUCTOR TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For the Years Ended,

	December 31,	December 31,
	2002	2003

Warranty Reserve Activity:
Beginning balance	$242,000	$351,000
Additions	340,000	261,000
Deductions	(231,000)	(118,000)

Ending balance	$351,000	$494,000

Unfavorable Lease Costs:
Beginning balance	$—	$1,140,000
Additions	1,140,000	—
Deductions	—	(317,000)

Ending balance	$1,140,000	$823,000

Lease Abandonment Costs:
Beginning balance	$—	$1,995,000
Additions	1,995,000	—
Deductions	—	(666,000)

Ending balance	$1,995,000	$1,329,000

Product Line Exit Costs:
Beginning balance	$—	$1,042,000
Additions	1,042,000	—
Deductions	—	(129,000)

Ending balance	$1,042,000	$913,000

Severance Costs:
Beginning balance	$—	$1,600,000
Additions	1,600,000	—
Deductions	—	(1,315,000)

Ending balance	$1,600,000	$285,000

SUPERCONDUCTOR TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Supplemental Cash Flow Information:

	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2003

Cash paid for interest	$146,000	$145,000	$471,000
Non-cash investing and financing activities:
Issuance of warrants in connection with debt and lease agreements	—	—	78,000
Conversion of preferred shares into common shares	3,000,000	34,500,000	—
Issuance of note for payment of preferred stock conversion premium	—	1,686,000	—
Non cash items related to the acquisition of Conductus, Inc.
Estimated fair value of tangible assets acquired	—	3,625,000	—
Goodwill and identifiable intangibles assets acquired	—	24,007,000	—
Liabilities assumed or created	—	10,511,000	—
Value of common stock issued and option and warrants assumed	—	16,691,000	—

SUPERCONDUCTOR TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Quarterly Financial Data (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

2003
Net revenues	$7,580,000	$11,263,000	$14,156,000	$16,395,000
Loss from operations	(8,295,000)	(2,974,000)	(759,000)	1,010,000
Net (loss) income	(8,343,000)	(3,061,000)	(851,000)	910,000
Basic loss per common share	$(0.14)	$(0.05)	$(0.01)	$0.01
Weighted average number of shares outstanding	59,823,553	60,048,444	64,939,896	65,702,315
Diluted loss per common share	$(0.14)	$(0.05)	$(0.01)	$0.01
Weighted average number of shares outstanding	59,823,553	60,048,444	64,939,896	72,652,146
2002
Net revenues	$4,616,000	$6,070,000	$4,739,000	$6,971,000
Loss from operations	(5,820,000)	(6,044,000)	(4,858,000)	(2,864,000)
Net loss	(5,779,000)	(5,982,000)	(4,827,000)	(2,925,000)
Basic and diluted loss per common share
Net loss per common share	$(0.33)	$(0.29)	$(0.23)	$(0.09)
Weighted average number of shares outstanding	19,427,091	22,318,526	23,043,009	30,867,500

PROSPECTUS

$80,000,000

        We may offer, from time to time, together or separately, up to $80,000,000 aggregate amount, of:

•	common stock

•	preferred stock

•	debt securities

•	warrants

      We may offer the securities in one or more series, in amounts, at prices and on terms determined at the time of offering. We will provide the specific terms of any securities we actually offer for sale in supplements to this prospectus.

      You should read this prospectus and each supplement carefully before you invest in any of our securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

      Our common stock is traded on the Nasdaq National Market under the symbol “SCON.” On March 12, 2004, the closing sale price of our common stock on the Nasdaq National Market was $2.15 per share. The preferred stock, debt securities and warrants are not currently publicly traded.

      We may sell the securities directly to you, through agents we select, or through underwriters or dealers we select. If we use agents, underwriters or dealers to sell the securities, they will be named and their compensation will be described in one or more prospectus supplements. The net proceeds we expect to receive from such sales will be set forth in the prospectus supplement.

            Investing in our securities involves risks. You should carefully consider the risk factors beginning on page 5 of this prospectus before you make an investment in our securities.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities described in this prospectus or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

      The date of this prospectus is March 16, 2004.

IMPORTANT NOTICE TO READERS

      This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under the shelf registration process, using this prospectus, together with a prospectus supplement, we may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus in a dollar amount that does not exceed $80,000,000 in the aggregate. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, a prospectus supplement will be provided that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

      You should read this prospectus, the applicable prospectus supplement and the information incorporated by reference in this prospectus before making an investment in our securities. See “Where You Can Find More Information” for more information. You should rely only on the information contained in or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized anyone to provide you with different information. This document may be used only in jurisdictions where offers and sales of these securities are permitted. You should not assume that information contained in this prospectus, in any supplement to this prospectus, or in any document incorporated by reference is accurate as of any date other than the date on the front page of the document that contains the information, regardless of when this prospectus is delivered or when any sale of our securities occurs.

      In this prospectus, we use the terms “STI,” “we,” “us” and “our” to refer to the combined and ongoing business operations of Superconductor Technologies Inc. and its subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus and the documents incorporated by reference into it contain forward-looking statements that involve risks and uncertainties. We have made these statements in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements relate to future events or our future performance and include, but are not limited to, statements concerning our business strategy, future commercial revenues, market growth, capital requirements, new product introductions, expansion plans and our funding requirements. Other statements contained in our filings that are not historical facts are also forward-looking statements. We have tried, wherever possible, to identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and other comparable terminology.

      Forward-looking statements are not guarantees of future performance and are subject to various risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from those expressed in forward-looking statements. They can be affected by many factors, including, those discussed under the caption “Risk Factors” on page 5 of this prospectus and under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page 13 of our Annual Report on Form 10-K for the year ended December 31, 2003 which is incorporated by reference into this prospectus. Forward-looking statements are based on information presently available to senior management, and we do not assume any duty to update our forward-looking statements.

SUMMARY

Our Company

      We develop, manufacture and market high performance products to service providers, systems integrators and original equipment manufacturers in the commercial wireless telecommunications industry. Our innovative products, known commercially as SuperLinkTM Solutions, maximize the performance of wireless networks by improving the quality of “uplink” signals from subscriber terminals (wireless handsets or mobile wireless devices) to network base stations and of “downlink” signals from network base stations to subscriber terminals. These premium products are built around our flagship, SuperLink Rx, and work in concert to provide Total LinkSM Enhancement, combining the benefits of our complementary solutions to meet the growing demand of the wireless telecommunications industry for improved capacity, reduced interference and greater coverage for their network base stations.

      SuperLink Solutions consist of two unique product families: SuperLink Rx and SuperPlexTM. Together, these solutions allow service providers to benefit from lower capital and operating costs compared to other options. They also increase minutes of use because subscribers experience better call quality and fewer dropped calls. They also increase the speed of data transmissions.

•	SuperLink Rx. In order to receive uplink signals from wireless terminals, base stations require a wireless filter system to eliminate, or filter out, out-of-band interference. To address this need, we offer SuperLink Rx. Deployed in base stations, these products combine specialized filters using high-temperature superconducting (HTS) technology with a proprietary cryogenic cooler and a cryogenically cooled low-noise amplifier. The result is the ultimate uplink, a highly compact and reliable cryogenic receiver front-end (CRFE) that can simultaneously deliver both high selectivity (interference rejection) and high sensitivity (detection of low level signals). SuperLink Rx products thereby offer significant advantages over conventional filter systems.

•	SuperPlex. For antenna sharing without compromise, we offer SuperPlex, a line of multiplexers that provide extremely low insertion loss and excellent cross-band isolation.

      We have undergone three unique phases of development since our incorporation in 1987. From 1987 to 1996, we focused primarily on the research and development of HTS technologies. From 1997 to 2001, our second phase, we made the transition from a research and development firm to a commercial operating company. During this time we launched our first commercial HTS product, the SuperFilter System, and concentrated on commercializing HTS technology for the U.S. wireless market. We are now in our third phase of development. Our Company has evolved from one oriented solely around HTS technology to one that is committed to providing best-in-class link enhancement solutions to the global wireless infrastructure market. Following our strategy of Total Link Enhancement, (simultaneously optimizing the performance of the uplink, the downlink and the antenna), we now offer innovative technologies across multiple product lines and in multiple geographic markets.

      Our expanded product line of SuperLink Solutions, combined with our increased sales and marketing activities, has resulted in multiple product orders over the last year. In January 2003, we reached a major milestone, shipping our 2,000th system of the SuperLink Rx family, only 14 months after hitting the 1,000-unit mark. At the close of 2003, approximately 3,800 SuperLink Rx products were deployed in networks worldwide, with approximately 42 million cumulative hours of operation. In August 2003, we introduced SuperLink Rx 1900, an integrated CRFE unit designed specifically for the PCS wireless market. SuperLink Rx 1900 is STI’s first fully integrated system designed for outdoor use. The fully weatherized unit includes a SuperLink Rx front-end and up to six dual duplexers in an outdoor enclosure.

      We acquired Conductus, Inc. on December 18, 2002. Conductus was a competing supplier of high-temperature superconducting technology for wireless networks.

      We were incorporated in Delaware in 1987. Our facilities and executive offices are located at 460 Ward Drive, Santa Barbara, California 93111 2310, and our telephone number is (805) 690-4500.

Additional information about us is available on our website at www.suptec.com. The information on our web site is not incorporated herein by reference.

The Securities We May Offer

      With this prospectus, we may offer common stock, preferred stock, debt securities and warrants, or any combination of the foregoing. The aggregate initial offering price of all securities we sell in the primary offering under this prospectus will not exceed $80,000,000. If we issue debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities. Each time we offer securities with this prospectus, we will provide offerees with a prospectus supplement that will contain the specific terms of the securities being offered. The following is a summary of the securities we may offer with this prospectus.

      We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

Common Stock

      We may offer shares of our common stock, par value $0.001 per share, either alone or underlying other registered securities convertible into our common stock. Holders of our common stock are entitled to such dividends as our board of directors may declare from time to time out of legally available funds, subject to the preferential rights of the holders of any shares of our preferred stock that are outstanding or that we may issue in the future. Currently, we do not pay any dividends. Each holder of our common stock is entitled to one vote per share. Holders of our common stock have no preemptive rights. In this prospectus, we provide a general description of, among other things, our dividend policy and the transfer and voting restrictions that apply to holders of our common stock.

Preferred Stock

      We may issue shares of preferred stock in one or more classes or series. Our board of directors or a committee designated by our board of directors will determine the dividend, voting and conversion rights and other provisions at the time of sale. The particular terms of each class or series of preferred stock, including redemption privileges, liquidation preferences, voting rights, dividend rights and/or conversion rights, will be more fully described in the applicable prospectus supplement relating to the preferred stock offered thereby.

Debt Securities

      We may offer general obligations, which may be secured or unsecured, senior or subordinated and convertible into shares of our common stock or preferred stock. In this prospectus, we refer to the senior debt securities and the subordinated debt securities together as the “debt securities.” We may issue debt securities under an indenture to be entered between us and a trustee; a form of the indenture is included as an exhibit to the registration statement of which this prospectus is a part. The indenture does not limit the amount of securities that may be issued under it and provides that debt securities may be issued in one or more series. The senior debt securities will have the same rank as all of our other indebtedness that is not subordinated. The subordinated debt securities will be entitled to payment only after payment on our senior debt. In addition, the subordinated debt securities will be effectively subordinated to creditors and preferred stockholders of our subsidiaries. Our board of directors will determine the terms of each series of debt securities being offered. This prospectus contains only general terms and provisions of the debt securities. The applicable prospectus supplement will describe the particular terms of the debt securities offered thereby.

Warrants

      We may offer warrants for the purchase of debt securities, shares of preferred stock or shares of common stock. We may issue the warrants by themselves or together with debt securities, preferred stock or common stock and the warrants my be attached to or separate from any offered securities. Each series of securities warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. Our board of directors will determine the terms of the warrants. This prospectus contains only general terms and provisions of the warrants. The applicable prospectus supplement will describe the particular terms of the securities warrants being offered thereby.

RISK FACTORS

Risks Related to Our Business

We have a history of losses and may never become profitable.

      In each of our last five years, we have experienced significant net losses and negative cash flows from operations. If we fail to increase our revenues, specifically revenues in connection with our SuperLinkTM products, we may not achieve and maintain profitability and may not meet our expectations.

We need to raise additional capital, and our inability to raise capital would adversely affect our ability to implement our current business plan and ultimately our viability as a company.

      Our auditors have included in their report for 2003 an explanatory paragraph expressing doubt about our ability to continue as a going concern due to past losses and negative cash flows. They included a similar explanatory paragraph in their audit report for 2002. During 2003, we incurred a net loss of $11.3 million and negative cash flows from operations of $18.5 million. We are also experiencing lower than expected revenues in the first quarter of 2004. We had cash and cash equivalents of $11.1 million at December 31, 2003. We do not believe this is a sufficient amount of capital, and we will need additional financing in the short term.

      We cannot give assurance that additional financing (public or private) will be available on acceptable terms or at all. If we issue additional equity securities to raise funds, the ownership percentage of its existing stockholders would be reduced. New investors may demand rights, preferences or privileges senior to those of existing holders of common stock. If we cannot raise any needed funds, we would also be forced to make further substantial reductions in its operating expenses, which could adversely affect our ability to implement our current business plan and ultimately our viability as a company.

We rely upon a few customers for the majority of our commercial revenues and the loss of any one of these customers, or a significant loss, reduction or rescheduling of orders from any of these customers, would have a material adverse effect on our business, results of operations and financial condition.

      We sell most of our products to a small number of wireless carriers, and we expect that this will continue. We derived 85% of our commercial product revenues from ALLTEL and Verizon Wireless in 2003 and 92% of our commercial product revenues from ALLTEL and U.S. Cellular in 2002. Our future success is dependent upon the continued purchases of our products by wireless carriers and any fluctuations in demand from such customers would negatively impact our results of operations. Unanticipated demand fluctuations can have a negative impact on our revenues and business and an adverse effect on our results of operations and financial condition. In addition, our dependence on a small number of major customers exposes us to numerous other risks, including:

•	a slowdown or delay in the deployment, upgrading or improvement of wireless networks by any one customer could significantly reduce demand for our products;

•	reductions in a single customer’s forecasts and demand could result in excess inventories;

•	each of our customers have significant purchasing leverage over us to require changes in sales terms including pricing, payment terms and product delivery schedules;

•	concentration of accounts receivable credit risk, which could have a material adverse effect on our liquidity and financial condition if one of our major customers declared bankruptcy or delayed payment of their receivables.

      Many of our customers also provide minimal lead-time prior to the release of their purchase orders and have non-binding commitments to purchase from us. This further impacts our ability to forecast future revenue.

The wireless communication industry is highly concentrated, which limits the number of potential customers, and further industry consolidation could result in the loss of key customers.

      The wireless communication industry is highly concentrated in nature and may become more concentrated due to anticipated industry consolidation. As a result, we believe that the number of potential customers for our products will be limited. We also face significant risks in the event any of our key customers is acquired by a company that has not adopted our technology or not adopted it to the same extent. In that event, we could face a significant decline in our sales to the acquired customer. For example, we believe that one customer has stopped work temporarily on certain infrastructure projects because of its pending acquisition. Some of these projects involved our products. We cannot predict the impact the acquisition will have on the capital spending plans of this customer, and the acquisition could adversely affect our ability to convert this customer into a significant customer.

We expect significant fluctuations in sales and operating results from quarter to quarter.

      Our quarterly results fluctuate due to a number of factors, including:

•	the lack of any obligation by our customers to purchase their forecasted demand for our products;

•	variations in the timing, cancellation, or rescheduling of customer orders and shipments;

•	high fixed expenses that may disproportionately impact operating expenses, especially during a quarter with a sales shortfall; and

•	discounts given to certain customers for large volume purchases.

      We have regularly generated a large percentage of our revenues in the last month of a quarter. Since we attempt to ship products quickly after we receive orders, we may not always have a significant backlog of unfilled orders at the start of each quarter and we may be required to book a substantial portion of our orders during the quarter in which such orders ship. Our major customers generally have no obligation to purchase forecasted amounts and may cancel orders, change delivery schedules or change the mix of products ordered with minimal notice and without penalty. As a result, we may not be able to accurately predict our quarterly sales. Any shortfall in sales relative to our quarterly expectations or any delay of customer orders would adversely affect our revenues and results of operations.

      Order deferrals and cancellations by our customers, declining average sales prices, changes in the mix of products sold, delays in the introduction of new products and longer than anticipated sales cycles for our products have, in the past, adversely affected our results of operations. Despite these factors, we maintain significant finished goods, work-in-progress and raw materials inventory to meet estimated order forecasts. If our customers purchase less than the forecasted amounts or cancel or delay existing purchase orders, there will be higher levels of inventory that face a greater risk of obsolescence. If our customers desire to purchase products in excess of the forecasted amounts or in a different product mix, there may not be enough inventory or manufacturing capacity to fill their orders.

      Our expense levels and expansion plans, including plans to increase research and development efforts, manufacturing capacity and sales and marketing efforts, are based in large part on expectations of future revenue. These items of expense are relatively fixed in the short-term. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Consequently, operating results in any given period are likely to be disproportionately harmed if revenue in that period falls below expectations.

      Due to these and other factors, our past results are not reliable indicators of our future performance. Future revenues and operating results may not meet the expectations of stock analysts and investors. In either case, the price of our common stock could be materially adversely affected.

We depend on the capital spending patterns of wireless network operators, and if capital spending is decreased or delayed, our business may be harmed.

      Because we rely on wireless network operators for product purchases, any substantial decrease or delay in capital spending patterns in the wireless communication industry may harm our business. Demand from customers for our products depends to a significant degree upon the magnitude and timing of capital spending by these customers for constructing, rebuilding or upgrading their systems. The capital spending patterns of wireless network operators depend on a variety of factors, including access to financing, the status of federal, local and foreign government regulation and deregulation, changing standards for wireless technology, overall demand for wireless services, competitive pressures and general economic conditions. In addition, capital spending patterns in the wireless industry can be subject to some degree of seasonality, with lower levels of spending in the third calendar quarter, based on annual budget cycles.

Our reliance on a limited number of suppliers and the long lead time of components for our SuperLink TM products could impair our ability to manufacture and deliver our systems on a timely basis.

      We currently purchase substrates for growth of high-temperature superconductor thin-films from two suppliers because of the quality of its substrates. A thin film is a thin layer of high-temperature superconductor material. There are additional components that we source from a single vendor due to the present volume. Our reliance on sole or limited source suppliers involves certain risks and uncertainties, most of which are beyond our control. These include the possibility of a shortage or the discontinuation of certain key components. Any reduced availability of these parts or components when required could impair our ability to manufacture and deliver our systems on a timely basis and result in the cancellation of orders, which could harm our business.

      In addition, the purchase of some of our key components involves long lead times and, in the event of unanticipated increases in demand for our SuperLink products, we may be unable to obtain these components in sufficient quantities to meet our customers’ requirements. We do not have guaranteed supply arrangements with any of these suppliers, do not maintain an extensive inventory of parts or components and customarily purchase sole or limited source parts and components pursuant to purchase orders. Business disruptions, quality issues, production shortfalls or financial difficulties of a sole or limited source supplier could materially and adversely affect us by increasing product costs, or eliminating or delaying the availability of such parts or components. In such events, our inability to develop alternative sources of supply quickly and on a cost-effective basis could impair our ability to manufacture and deliver our systems on a timely basis and could harm our business.

We anticipate decreases in average selling prices, requiring us to reduce costs and introduce new systems in order to achieve and maintain profitability.

      In 2002, there was a reduction in average selling prices of SuperLinkTM products. This followed the discount on a large order of Superconductor products in December 2001. We will need to further reduce our manufacturing costs through engineering improvements and economies of scale in production and purchasing in order to achieve adequate gross margins. We may not be able to achieve the required cost savings at a rate needed to keep pace with competitive pricing pressure. Additionally, we may be forced to discount future orders. If we fail to reach our cost saving objectives or we are required to offer future discounts, our business may be harmed.

Changes in the mix of our sales channels could cause fluctuations in future operating results.

      We currently sell most of our products directly to wireless network operators in the United States. We plan, however, to expand our business in international markets by increasing our direct sales force and selling through resellers or directly through original equipment manufacturers. If and when changes in the mix of our sales channels occur, our gross profit and operating margins may fluctuate significantly.

We cannot predict whether our products will be commercially accepted, because commercial application of superconductive electronics technology has been limited to date.

      Although a number of commercial superconductive electronic products have been introduced by us to date, a significant portion of our aggregate revenue to date has been derived from government research and development contracts. New products or product enhancements may or may not be successfully developed, introduced and marketed. Any new products or product enhancements that are marketed may not be well received in the marketplace or achieve any significant degree of commercial acceptance.

Our ability to protect our patents and other proprietary rights is uncertain, exposing us to possible losses of competitive advantage.

      Our efforts to protect our proprietary rights may not succeed in preventing infringement by others or ensure that these rights will provide us with a competitive advantage. Pending patent applications may not result in issued patents and the validity of issued patents may be subject to challenge. Third parties may also be able to design around the patented aspects of the products. Additionally, certain of the issued patents and patent applications are owned jointly with third parties. Because any owner or co-owner of a patent can license its rights under jointly-owned patents or applications, inventions made by us jointly with others are not subject to our exclusive control. Any of these possible events could result in losses of competitive advantage.

Intellectual property infringement claims against us could materially harm results of operations.

      Our products incorporate a number of technologies, including high-temperature superconductor technology, technology related to other materials, and electronics technologies. Our patent positions, and that of other companies using high-temperature superconductor technology, is uncertain and there is significant risk that others, including our competitors or potential competitors, have obtained or will obtain patents relating to our products or technologies or products or technologies planned to be introduced by us.

      We believe that patents may be or have been issued, or applications may be pending, claiming various compositions of matter used in our products. We may need to secure one or more licenses of these patents. There can be no assurances that such licenses could be obtained on commercially reasonable terms, or at all. We may be required to expend significant resources to develop alternatives that would not infringe such patents or to obtain licenses to the related technology. We may not be able to successfully design around these patents or obtain licenses to them and may have to defend ourselves at substantial cost against allegations of infringement of third party patents or other rights to intellectual property. In those circumstances, we could face significant liabilities and also be forced to cease the use of key technology.

      We are engaged in a patent dispute with ISCO International, Inc. relating to U.S. Patent No. 6,263,215 entitled “Cryoelectronically Cooled Receiver Front End for Mobile Radio Systems.” ISCO filed a complaint on July 17, 2001 in the United States District Court for the District of Delaware against us and our wholly-owned subsidiary, Conductus, Inc. The ISCO complaint alleged that our SuperFilter product and Conductus’ ClearSite® product infringe ISCO’s patent. The matter went to trial on March 17, 2003.

      On April 3, 2003, the jury returned a unanimous verdict that our SuperFilter III product does not infringe the patent in question, and that ISCO’s patent is invalid and unenforceable. The jury also awarded us $3.8 million in compensatory damages based upon a finding that ISCO engaged in unfair competition and acted in bad faith by issuing press releases and contacting our customers asserting rights under this patent.

      On April 17, 2003, we filed a Motion for Attorneys’ Fees and Disbursements, in which we asked the court to award us our attorneys’ fees and other expenses. On the same date, ISCO filed a motion, asking the court to overturn the verdict and grant a new trial. In August 2003, the court rejected ISCO’s request to overturn the jury’s verdict that the patent is invalid and not infringed by the SuperFilter III product, and accepted the jury’s verdict that the patent is unenforceable because of inequitable conduct committed by one of the alleged inventors. ISCO subsequently filed a notice of appeal as to this portion of the court’s decision. The court overturned the jury’s verdict of unfair competition and bad faith on the part of ISCO and the related $3.8 million compensatory damage award to us, and also denied our request for reimbursement of our legal fees associated with the case. We have filed a notice of appeal as to this portion of the court’s decision.

      If the appellate court overturns the jury’s verdict and grants ISCO a new trial, there is a risk that we may not prevail in a second trial. If this should happen, we could be subject to significant liabilities and be required to cease using key technology. In any case, the cost of defending continued litigation by ISCO, or any other intellectual property lawsuit, could constitute a major financial burden and materially and adversely affect our results of operations.

We depend on specific patents and licenses to technologies, and we will likely need additional technologies in the future that we may not be able to utilize.

      We utilize technologies under licenses of patents from others for our products. These patents may be subject to challenge, which may result in significant litigation expense (which may or may not be recoverable against future royalty obligations). Additionally, we continually try to develop new products, and, in the course of doing so, we may be required to utilize intellectual property rights owned by others and may seek licenses to do so. Such licenses may not be obtainable on commercially reasonable terms, or at all. It is also possible that we may inadvertently utilize intellectual property rights held by others, which could result in substantial claims.

Other parties may have the right to utilize technology important to our business.

      We utilize certain intellectual property rights under non-exclusive licenses or have granted to others the right to utilize certain intellectual property rights licensed from a third party. Because we may not have the exclusive rights to utilize such intellectual property, other parties may be able to compete with us, which may harm our business.

Because competition for target employees is intense, we may be subject to claims of unfair hiring practices, trade secrets misappropriation or other related claims.

      Companies in the wireless telecommunications industry whose employees accept positions with competitors frequently claim that competitors have engaged in unfair hiring practices, trade secrets misappropriation or other related claims. We may be subject to such claims in the future as we seek to hire qualified personnel, and such claims may result in material litigation. If this should occur, we could incur substantial costs in defending against these claims, regardless of their merits.

Our failure to anticipate and respond to developments in the wireless telecommunications market could substantially harm our business.

      Our efforts are focused on the wireless telecommunications market, including the 2G, 2.5G and 3G markets. The concentration of our resources on the wireless telecommunications market makes us potentially vulnerable to changes in this market, such as new technologies, future competition, changes in availability of capital resources or regulatory changes that could affect the competitive position and rate of growth of the wireless industry.

We may not be able to compete effectively in the superconductive electronics industry or against alternative technologies.

      Our products compete with a number of alternative approaches and technologies that increase the capacity and improve the quality of wireless networks. Some of these alternatives may be more cost effective or offer better performance than our products. Wireless network operators may opt to increase the number of transmission stations, increase tower heights, install filters and amplifiers at the top of antennas or use advanced antenna technology in lieu of purchasing our products. We may not succeed in competing with these alternatives.

      The market for superconductive electronics currently is small and in the early stages of commercialization. As superconductive electronics emerge as a viable alternative to current solutions, the market will become intensively competitive. A number of large companies with substantially greater financial resources and capabilities are engaged in programs to develop and commercialize products that may compete with those offered by us, or promote alternative solutions to meet the needs of the wireless network operators. For example, Dupont exhibited a tower top HTS front-end unit at a trade show in March 2002. Small companies, including ISCO International and CryoDevices, Inc., are also developing and commercializing superconductive electronic products for the telecommunications industry. Furthermore, academic institutions, governmental agencies and other public and private research organizations are engaged in development programs that may lead to commercial superconductive electronic products. Our success will depend on our ability to develop and maintain our technological leadership while managing the various risks described in this document.

We depend upon government contracts for a substantial portion of revenue, and our business may suffer if significant contracts are terminated or adversely modified or we are unable to win new contracts.

      We derive a portion of our revenue from a few large contracts with the U.S. government. As a result, a reduction in, or discontinuance of, the government’s commitment to current or future programs could materially reduce government contract revenue. Furthermore, Conductus’ license agreement with one company, General Dynamics Electronic Systems, Inc., prevents Conductus from competing with General Dynamics for certain hardware research and development government contracts. If future government research and development projects were limited to areas in which General Dynamics may prevent our Conductus subsidiary from competing, our financial condition could be significantly harmed.

      Contracts involving the U.S. government may include various risks, including:

•	termination by the government;

•	reduction or modification in the event of changes in the government’s requirements or budgetary constraints;

•	increased or unexpected costs causing losses or reduced profits under contracts where prices are fixed or unallowable costs under contracts where the government reimburses for costs and pays an additional premium;

•	risks of potential disclosure of confidential information to third parties;

•	the failure or inability of the main contractor to perform its contract in circumstances where either Superconductor or Conductus is a subcontractor;

•	the failure of the government to exercise options for additional work provided for in the contracts; and

•	the government’s right in certain circumstances to freely use technology developed under these contracts.

      The programs in which we participate may extend for several years, but are normally funded on an annual basis. The U.S. government may not continue to fund programs under which we have entered into contracts. Even if funding is continued, we may fail to compete successfully to obtain funding pursuant to such programs.

      All costs for services under government contracts are subject to audit, and the acceptance of such costs as allowable and allocable is subject to federal regulatory guidelines. We record contract revenues in amounts which we expect to be realized upon final audit settlement. Any disallowance of costs by the government could have an adverse effect on our business, operating results and financial condition. We cannot assure you that audits and adjustments will not result in decreased revenues and net income for those years. Additionally, because of our participation in government contracts, we are subject to audit from time to time for our compliance with government regulations by various agencies. Government agencies may conduct inquiries or investigations that may cover a broad range of activity. Responding to any such audits, inquiries or investigations may involve significant expense and divert management’s attention. In addition, an adverse finding in any such audit, inquiry or investigation could involve penalties that may harm our business.

We currently rely on specific technologies and may not successfully adjust to the rapidly changing superconductive electronics market.

      The field of superconductivity is characterized by rapidly advancing technology. Our success depends upon our ability to keep pace with advancing superconductive technology, including materials, processes and industry standards. Our development efforts to date have been focused principally on thallium barium calcium copper oxide, in the case of Superconductor, and yttrium barium copper oxide, in the case of Conductus. However, these materials may not ultimately prove commercially competitive against other currently known materials or materials that may be discovered in the future.

      We will have to continue to develop and integrate advances in technology for the fabrication of electronic circuits and devices and manufacture of commercial quantities of products. We will also need to continue to develop and integrate advances in complementary technologies. We cannot assure you that our development efforts will not be rendered obsolete by research efforts and technological advances made by others or that materials other than those currently used by us will not prove more advantageous for the commercialization of superconductive electronic products.

Our sales cycles are unpredictable and may be long, making future performance unpredictable.

      Our experience with the sales cycle for telecommunications products is limited. The sales cycle includes identification of decision makers within the customers’ organizations, development of an understanding of customer-specific performance and economic issues, convincing the customer through field trial reports of the benefits of systems offered, negotiation of purchase orders and deployment.

      Because customers who purchase our systems must commit a significant amount of capital and other resources, sales are subject to delays beyond our control. Our customers must consider budgetary constraints, comply with internal procedures for approving large expenditures and complete whatever testing is necessary for them to integrate new technologies that will affect our key operations. While the sales cycle for an initial order typically has been 12 to 24 months, we may experience longer sales cycles in the future. Such delays or lengthened sales cycles could have a material adverse effect on our business.

The supplier for our SuperLink TM Tx line of power amplifiers was acquired by a competitor in 2003, and the loss of this product line could adversely affect the future growth of our commercial revenues.

      During 2002 and 2003, we were marketing a power amplifier product called the SuperLink Tx manufactured by another company. The SuperLink Tx was for wireless networks that suffer from insufficient transmit power on the downlink signal path. This problem is particularly prevalent after the uplink has been improved by using SuperLink Rx. Our supplier for this product was acquired by a competitor of ours in November 2003. We have not had significant sales of the SuperLink Tx product to date, but we consider it an important part of our overall business strategy of marketing SuperLink Solutions to maximize the performance of wireless networks. We are evaluating whether we can and should develop an alternative source of power amplifiers. The absence of a power amplifier from our product line could adversely affect our SuperLink Solutions business strategy and adversely affect our strategy for increasing commercial revenues.

Our failure to successfully develop collaborative relationships with government agencies, research institutions and other companies could harm our business.

      We have established and continue to seek collaborative arrangements with corporate partners, government agencies and public and private research institutions to develop, manufacture and market superconductive electronic products. Our success depends on the development and success of these collaborative arrangements. However, we may not be able to enter into collaborative arrangements on commercially reasonable terms, and even if established, these arrangements may not succeed. If these programs are successful, our collaborative partners may seek to manufacture jointly developed products themselves or obtain them from alternative sources, rather than purchase them from us. Finally, these programs:

•	may require us to share control over our development, manufacturing and marketing programs and relinquish rights to our technology;

•	may be subject to termination at the discretion of the collaborative partners; and

•	may restrict our ability to engage in certain areas of product development, manufacturing and marketing.

We need to increase our manufacturing capacity to meet our planned production volumes, and our failure to do so would hamper our growth and long-term success.

      We need to increase our manufacturing capabilities to meet planned production volumes, and our failure to do so would hamper our growth and long-term success. Currently, we have only limited production facilities. To date, we have focused primarily on developing fabrication processes and producing limited quantities of products. Although our processing technology derives principally from semiconductor manufacturing technology, the fabrication of high-temperature superconductor components is especially difficult because of specific properties unique to high-temperature superconductor materials.

      We cannot assure you that we can develop the necessary manufacturing capability to attain yields sufficient to meet the demand for our products at a cost that will allow us to provide a price/performance advantage to customers in comparison with other alternatives. While we have established limited production facilities for our products, we may not be able to expand our processing, production control, assembly, testing and quality assurance capabilities to produce existing or planned superconductive electronic products in adequate commercial quantities.

      Even if our products meet performance standards acceptable to the superconductive electronics market, we cannot assure you that any such products will offer price/performance advantages in comparison with other alternatives sufficient to achieve market acceptance, or that production costs will be low enough to operate profitably.

We need to simplify our fabrication process for our radio frequency filters in order to cost-effectively manufacture the SuperLink Rx, our key product, in high volumes.

      We manufacture or “fabricate” the radio frequency filters in our SuperLink Rx, our key product, using integrated circuit manufacturing technology, and the cost of manufacturing the filters constitutes a significant part of the total product cost. We need a simpler and less costly fabrication process to manufacture large volumes of the SuperLink Rx in a cost effective manner. We are currently transitioning to a simpler and more scalable fabrication process acquired in our acquisition of Conductus, Inc. in December 2002. While the process has been tested and is currently used in the production of our PCS models, we could encounter significant problems implementing the process with newly designed equipment and on a larger scale. This could significantly delay the timing of our expansion plans, reduce the expected cost savings of manufacturing in high volumes and adversely affect our ability to price the SuperLink Rx competitively with competing technologies.

If we are unable to forecast our inventory needs accurately, we may be unable to obtain efficient manufacturing capacity or may incur unnecessary costs and produce excess inventory.

      We forecast our inventory needs base on anticipated product orders to determine manufacturing requirements. If we overestimate our requirements, we may have excess inventory, and our suppliers may as well, which could increase our costs. If we underestimate our requirements, our suppliers may have inadequate inventory, which could interrupt manufacturing and result in delays in shipments and recognition of revenues. In addition, lead times for ordering materials and components vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. Accordingly, if we inaccurately forecast demand, we may be unable to obtain adequate manufacturing capacity from our suppliers to meet customers’ delivery requirements, which would harm our business.

Our success depends on the attraction and retention of senior management and technical personnel with relevant expertise.

      As a competitor in a highly technical market, we depend heavily upon the efforts of our existing senior management and technical teams. The loss of the services of one or more members of these teams could slow product development and commercialization objectives. Due to the specialized nature of high-temperature superconductors, we also depend upon our ability to attract and retain qualified technical personnel with substantial industry knowledge and expertise. Competition for qualified personnel is intense and we may not be able to continue to attract and retain qualified personnel necessary for the development of our business.

Regulatory changes negatively affecting wireless communications companies could substantially harm our business.

      The Federal Communications Commission strictly regulates the operation of wireless base stations in the United States. Other countries also regulate the operation of base stations within their territories. Base stations and equipment marketed for use in base stations must meet specific technical standards. Our ability to sell our high-temperature superconductor filter subsystems will depend upon the rate of deployment of other new wireless digital services, the ability of base station equipment manufacturers and of base station operators to obtain and retain the necessary approvals and licenses, and changes in regulations that may impact the product requirements. Any failure or delay of base station manufacturers or operators in obtaining necessary approvals could harm our business.

We are depending on international sales for a significant portion of our future revenue growth, and our international business activities will subject us to risks that could cause demand for our products to fall short of expectations and increase our operating expenses.

      A significant part of our long-term business strategy involves the pursuit of growth opportunities in a number of international markets, including China, Japan, Korea, Europe and Latin America. In many international markets, barriers to entry are the result of long-standing relationships between potential customers and our local suppliers and protective regulations, including local content and service requirements. In addition, pursuit of international growth opportunities may require significant investments for an extended period before any returns are realized by us from our investment.

      Our business in international markets could be adversely affected by:

•	different technology standards and design requirements;

•	difficulty in attracting qualified personnel;

•	longer payment cycles for and greater difficulties collecting accounts receivable;

•	export controls, tariffs and other barriers;

•	fluctuations in currency exchange rates;

•	nationalization, expropriation and limitations on repatriation of cash;

•	social, economic, banking and political risks;

•	taxation;

•	changes in U.S. laws and policies affecting trade, foreign investment and loans; and

•	cultural differences in the conduct of business.

We may acquire or make investments in companies or technologies that could cause loss of value to stockholders and disruption of business.

      We intend to explore opportunities to acquire companies or technologies in the future. Entering into an acquisition entails many risks, any of which could adversely affect our business, including:

•	failure to integrate the acquired assets and/or companies with current business;

•	the price paid may exceed the value eventually realized;

•	loss of share value to existing stockholders as a result of issuing equity securities as part or the entire purchase price;

•	potential loss of key employees from either our then current business or any acquired business;

•	entering into markets in which we have little or no prior experience;

•	diversion of financial resources and management’s attention from other business concerns;

•	assumption of unanticipated liabilities related to the acquired assets; and

•	the business or technologies acquired or invested in may have limited operating histories and may be subjected to many of the same risks to which we are exposed.

If we acquire any companies or technologies in the future, they could prove difficult to integrate, could disrupt business, dilute stockholder value or adversely affect our operating results.

      We may acquire or make investments in complementary companies, services and technologies in the future. Other than the recent acquisition of Conductus, we have not made any such acquisitions or investments to date and, therefore, our ability as an organization to make acquisitions or investments is unproven.

      Acquisitions and investments involve numerous risks, including:

•	difficulties in integrating operations, technologies, services and personnel;

•	diversion of financial and management resources from existing operations;

•	risk of entering new markets;

•	potential loss of key employees; and

•	inability to generate sufficient revenues to offset acquisition or investment costs.

      In addition, future acquisitions could result in potentially dilutive issuances of equity securities, or the incurrence of debt, contingent liabilities or amortization expenses or charges related to goodwill or other intangible assets, any of which could harm our business. As a result, if we fail to properly evaluate and execute acquisitions or investments, our business and prospects may be seriously harmed.

If we are unable to implement appropriate controls and procedures to manage our expected growth, we may not be able to successfully offer our products and implement our business plan.

      Our ability to successfully offer our products and implement our business plan in a rapidly evolving market requires an effective planning and management process. Anticipated growth in future operations will continue to place, a significant strain on management systems and resources. We expect that we will need to continue to improve our financial and managerial controls, reporting systems and procedures, and will need to continue to expand, train and manage our work force worldwide. Furthermore, we expect that we will be required to manage multiple relationships with various customers and other third parties.

Compliance with environmental regulations could be especially costly due to the hazardous materials used in the manufacturing process.

      We are subject to a number of federal, state and local governmental regulations related to the use, storage, discharge and disposal of toxic, volatile or otherwise hazardous chemicals used in our business. Any failure to comply with present or future regulations could result in fines being imposed, suspension of production or interruption of operations. In addition, these regulations could restrict our ability to expand or could require us to acquire costly equipment or incur other significant expense to comply with environmental regulations or to clean up prior discharges.

Terrorism and the declaration of war by the United States against terrorism may have adversely affected, and may in the future adversely affect, our business.

      The terrorist attacks in the United States on September 11, 2001, the declaration of war by the United States against terrorism and the war with Iraq have created significant instability and uncertainty in the world, which may have had, and may in the future have, a material adverse effect on world financial markets, including financial markets in the United States. In addition, such adverse political events may have had, and may in the future have, an adverse impact on economic conditions in the United States. Unfavorable economic conditions in the United States may have had, and may in the future have, an adverse affect on us, including, but not limited to, our ability to expand the market for our products, obtain financing as needed, enter into strategic relationships and effectively compete in the information exchange and knowledge exchange markets.

The reliability of market data included in our public filings is uncertain.

      Since we are relatively new to the commercial market and operate in a rapidly changing market, we have in the past, and may from time to time in the future, include market data from industry publications and our own internal estimates in some of the documents we file with the Securities Exchange Commission. The reliability of this data cannot be assured. Industry publications generally state that the information contained in these publications has been obtained from sources believed to be reliable, but that its accuracy and completeness is not guaranteed. Although we believe that the market data used in our SEC filings is and will be reliable, it has not been independently verified. Similarly, internal company estimates, while believed by us to be reliable, have not been verified by any independent sources.

Risks Related to Our Common Stock

Our common stock may continue to be volatile, and we may be exposed to costly securities class action lawsuits.

      The market price and trading volume of our common stock has been and is likely to continue to be highly volatile. Our common stock may be significantly affected by the following factors:

•	actual or anticipated fluctuations in operating results;

•	announcements of technological innovations;

•	announcements of new products or new contracts by us or our competitors;

•	conditions and trends in the telecommunications and other technology industries; and

•	changes in estimates of our future financial results or recommendations by securities analysts.

      It is possible that the price of the common stock will decline below current prices, and that you would lose all or part of your investment. Equity markets continue to experience significant price and volume fluctuations that are unrelated to the operating performance of individual companies. This is particularly true for technology companies. Broad market fluctuations may cause the market price of our common stock to decline.

      In the past, securities class action lawsuits have often been brought against such companies following periods of stock price volatility. We may be affected by similar litigation in the future, which could result in substantial costs and cause a diversion of management’s attention and resources. This could significantly harm our business, operating results or financial condition.

Your ability to sell shares of our common stock may depend upon us maintaining our Nasdaq listing.

      Our common stock is listed on the Nasdaq National Market. We cannot assure you that it will always be listed. The Nasdaq National Market has rules for maintaining a listing, including a minimum stock price of $1 per share. Although we currently meet these requirements, we may not meet all of them in the future, particularly if the price of our common stock declines. For example, as recently as March 2003, our stock price was close to falling below $1 per share. If our common stock is not listed with Nasdaq, it may be difficult or impossible to sell it.

Our corporate governance structure may prevent our acquisition by another company at a premium over the public trading price of Superconductor shares.

      It is possible that the acquisition of a majority of our outstanding voting stock by another company could result in Superconductor’s stockholders receiving a premium over the public trading price for our shares. Provisions of our restated certificate of incorporation and bylaws and of Delaware corporate law could delay or make more difficult an acquisition of our company by merger, tender offer or proxy contest, even if it would create an immediate benefit to our stockholders. For example, our restated certificate of incorporation does not permit stockholders to act by written consent and our bylaws generally require ninety (90) days advance notice of any matters to be brought before the stockholders at an annual or special meeting.

      In addition, our board of directors has the authority to issue up to 2,000,000 shares of preferred stock and to determine the terms, rights and preferences of this preferred stock, including voting rights of those shares, without any further vote or action by the stockholders. The rights of the holders of common stock may be subordinate to, and adversely affected by, the rights of holders of preferred sock that may be issued in the future. The issuance of preferred stock could also make it more difficult for a third party to acquire a majority of our outstanding voting stock, even at a premium over our public trading price.

      Further, our certificate of incorporation also provides for a classified board of directors with directors divided into three classes serving staggered terms. These provisions may have the effect of delaying or preventing a change in control of Superconductor without action by our stockholders and, therefore, could adversely affect the price of our stock or the possibility of sale of shares to an acquiring person.

USE OF PROCEEDS

      Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the net proceeds from the sale of the securities under this prospectus will be used for general corporate purposes. General corporate purposes may include repayment of debt, capital expenditures, and any other purposes that we may specify in any prospectus supplement. In addition, we may use a portion of any net proceeds to acquire complementary products, technologies or businesses. We will have significant discretion in the use of any net proceeds. Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities. We may invest the net proceeds temporarily until we use them for their stated purpose.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our ratios of earnings to fixed charges for the periods indicated.

	Years Ended December 31

	1999	2000	2001	2002	2003

	(In thousands, except for ratios)
Ratio of earnings to fixed charges	$—	—	—	—	—
Deficiency of earnings available to cover fixed charges	$10,875	$20,656	$17,201	$19,513	$11,345
Deficiency of earnings available to cover combined fixed charges and preferred stock dividends	$11,783	$21,325	$19,804	$21,269	$11,345

      For purposes of computing the ratio of our earnings to fixed charges and earnings to combined fixed charges and preference dividends, earnings consist of loss before income tax benefit plus fixed charges. There was no income tax benefit recognized in each of the years in the five year period ended December 31, 2003. Fixed charges represent interest expense and an estimated interest factor attributable to rental expense (33%). The preferred stock dividends in 1999 represent accretion of the carrying value of redeemable preferred stock and in 2000, 2001 and 2002 represent the accretion of the 7% conversion premium on Series E Convertible Preferred Stock.

      The ratios provided above are often used by investors to evaluate a company’s capital structure and its ability to make payments on its debt.

DESCRIPTION OF COMMON AND PREFERRED STOCK

      The following description of our common stock and preferred stock, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the common stock and the preferred stock that we may offer pursuant to this prospectus. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the particular terms of any class or series of these securities in more detail in the applicable prospectus supplement. For the complete terms of our common stock and preferred stock, please refer to our amended and restated certificate of incorporation and our amended and restated bylaws that are incorporated by reference into the registration statement of which this prospectus is a part or may be incorporated by reference in this prospectus or any prospectus supplement. The terms of these securities may also be affected by the General Corporation Law of the State of Delaware. The summary below and that contained in any prospectus supplement is qualified in its entirety by reference to our amended and restated certificate of incorporation and our amended and restated bylaws.

Authorized Capitalization

      We have 127,000,000 shares of capital stock authorized under our certificate of incorporation, consisting of 125,000,000 shares of common stock and 2,000,000 shares of preferred stock. As of

February 27, 2004, we had 69,097,298 shares of common stock outstanding and no shares of preferred stock outstanding. The authorized shares of common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our stockholders is not so required, our board of directors may determine not to seek stockholder approval.

Common Stock

      Holders of our common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose, subject to any preferential dividend rights of any then outstanding preferred stock. The shares of common stock are neither redeemable or convertible. Holders of common stock have no preemptive or subscription rights to purchase any of our securities.

      Each holder of our common stock is entitled to one vote for each such share outstanding in the holder’s name. No holder of common stock is entitled to cumulate votes in voting for directors.

      In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets which are legally available for distribution, after payments of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. All of the outstanding shares of our common stock are, and the shares of common stock issued upon the conversion of any securities convertible into our common stock will be, fully paid and non-assessable. The shares of common stock offered by this prospectus or upon the conversion of any preferred stock or debt securities or exercise of any warrants offered pursuant to this prospectus, when issued and paid for, will also be, fully paid and non-assessable.

      Our common stock is listed on the Nasdaq National Market under the symbol “SCON.” Registrar & Transfer Company is the transfer agent and registrar for our common stock. Its address is 10 Commerce Drive, Cranford, NJ 07016, and its telephone number is (800)866-1340.

Preferred Stock

      Our certificate of incorporation permits us to issue up to 2,000,000 shares of preferred stock in one or more series and with rights and preferences that may be fixed or designated by our board of directors without any further action by our stockholders. Although it has no present intention to do so, our board of directors may issue preferred stock with terms that could adversely affect the voting power of the holders of common stock. If we issue preferred stock, it may have the effect of delaying, deferring or preventing a change of control.

      Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of STI or to make removal of management more difficult. Additionally, the issuance of preferred stock may decrease the market price of our common stock. The number of authorized shares of preferred stock may be increased or decreased, but not decreased below the number of shares then outstanding, by the affirmative vote of the holders of a majority of the common stock without a vote of the holders of preferred stock, or any series of preferred stock, unless a vote of any such holder is required pursuant to the terms of such series of preferred stock.

      The following description sets forth certain general terms and provisions of the preferred stock we may issue. If we offer convertible preferred stock, such stock will be convertible into shares of our common stock. With respect to any convertible preferred stock or preferred stock (each referred to herein as preferred stock) we may choose to offer, the specific designations and rights will be described in the prospectus supplement relating to the preferred stock offered, including the following terms. Each time that we issue a new series of preferred stock, we will file with the SEC a definitive certificate of designations which will state the designation, powers, preferences, rights and qualifications, limitations and restrictions of that series of preferred stock. In addition, the prospectus supplement relating to that new series of preferred stock will specify particular amount, price and other terms of that new series. These terms will include:

•	the designation of the series, which may be by distinguishing number, letter or title;

•	the number of shares of the series, which number the board of directors may thereafter (except where otherwise provided in the preferred stock designation) increase or decrease (but not below the number of shares thereof then outstanding);

•	the price at which the preferred stock will be issued;

•	the dividend rate, the dates on which the dividends will be payable, if any, whether dividends shall be cumulative or noncumulative and other terms relating to the payment of dividends on the preferred stock;

•	the redemption rights and price or prices, if any, for shares of the series;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms and amount of such sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series, and the special or relative rights of such shares, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company;

•	whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

•	any listing of the preferred stock on any securities exchange;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation and dissolution or winding up;

•	restrictions on the issuance of shares of the same series or of any other class or series;

•	the voting rights, if any, of the holders of shares of the series, provided that no share of preferred stock of any series will be entitled to more than one vote per share of preferred stock; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

      Any prospectus supplement filed in connection with an offering of preferred stock will describe all material terms of such series of preferred stock and all material terms of any common stock, if any, issuable upon conversion of such preferred stock. However, the description of the terms of the preferred stock to be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified in its entirety by reference to the certificate of amendment to our certificate of incorporation relating to the applicable series of preferred stock, together with our bylaws. The registration statement of which this prospectus forms a part currently does or will in the future include the certificate of amendment and our bylaws as exhibits or incorporate them by reference.

      The preferred stock will, if and when issued, be fully paid and non-assessable. The holders of the preferred stock will not have preemptive rights.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Charter Documents

      The following is a summary of certain provisions of Delaware law, our certificate of incorporation and our by-laws. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Delaware and our certificate of incorporation and by-laws.

      Effect of Delaware Anti-Takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and officers and by excluding employee stock plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

      Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

      In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at anytime within a three year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

      Our Charter Documents. Our charter documents include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by our stockholders. Certain of these provisions are summarized in the following paragraphs.

      Classified Board of Directors. Pursuant to our certificate of incorporation, the number of directors is fixed by our board of directors. Our directors are divided into three classes, each class to serve a three year term and to consist as nearly as possible of one third of the directors. Pursuant to our by-laws, directors elected by stockholders at an annual meeting of stockholders will be elected by a plurality of all votes cast.

      No Stockholder Action by Written Consent. Our by-laws provide that a special meeting of stockholders may be called only by the chairman of the board, a majority of the entire board of directors or the president. Stockholders are not permitted to call, or to require that the board of directors call, a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of the meeting given. In addition, our certificate of incorporation provides that any action taken by our stockholders must be effected at an annual or special meeting of stockholders and may not be taken by written consent instead of a meeting. Our by-laws establish an advance notice procedure for stockholders to nominate candidates for election as directors or to bring other business before meetings of our stockholders.

      Change in Control Agreements. A number of our executives have agreements with us that entitle them to payments in certain circumstances following a change in control.

DESCRIPTION OF DEBT SECURITIES

General

      The debt securities that we may issue will constitute debentures, notes, bonds or other evidences of indebtedness of STI, to be issued in one or more series, which may include senior debt securities, subordinated debt securities and senior subordinated debt securities. The particular terms of any series of debt securities we offer, including the extent to which the general terms set forth below may be applicable to a particular series, will be described in a prospectus supplement relating to such series.

      Debt securities that we may issue will be issued under an indenture between us and a trustee. We have filed the form of the indenture as an exhibit to the registration statement of which this prospectus is a part. If we enter into any indenture supplement, we will file a copy of that supplement with the SEC.

      THE FOLLOWING DESCRIPTION IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE INDENTURE. IT DOES NOT RESTATE THE INDENTURE IN ITS ENTIRETY. THE INDENTURE IS GOVERNED BY THE TRUST INDENTURE ACT OF 1939. THE TERMS OF THE DEBT SECURITIES INCLUDE THOSE STATED IN THE INDENTURE AND THOSE MADE PART OF THE INDENTURE BY REFERENCE TO THE TRUST INDENTURE ACT. WE URGE YOU TO READ THE INDENTURE BECAUSE IT, AND NOT THIS DESCRIPTION, DEFINES YOUR RIGHTS AS A HOLDER OF THE DEBT SECURITIES.

      The indenture contains no covenant or provision which affords debt holders protection in the event of a highly leveraged transaction.

Information You Will Find in the Prospectus Supplement

      The indenture provides that we may issue debt securities from time to time in one or more series by resolution of our board of directors or by means of a supplemental indenture, and that we may denominate the debt securities and make them payable in foreign currencies. The indenture does not limit the aggregate principal amount of debt securities that can be issued thereunder. The prospectus supplement for a series of debt securities will provide information relating to the terms of the series of debt securities being offered, which may include:

•	the title and denominations of the debt securities of the series;

•	any limit on the aggregate principal amount of the debt securities of the series;

•	the date or dates on which the principal and premium, if any, with respect to the debt securities of the series are payable or the method of determination thereof;

•	the rate or rates, which may be fixed or variable, at which the debt securities of the series shall bear interest, if any, or the method of calculating and/or resetting such rate or rates of interest;

•	the dates from which such interest shall accrue or the method by which such dates shall be determined and the basis upon which interest shall be calculated;

•	the interest payment dates for the series of debt securities or the method by which such dates will be determined, the terms of any deferral of interest and any right of ours to extend the interest payments periods;

•	the place or places where the principal and interest on the series of debt securities will be payable;

•	the terms and conditions upon which debt securities of the series may be redeemed, in whole or in part, at our option or otherwise;

•	our obligation, if any, to redeem, purchase, or repay debt securities of the series pursuant to any sinking fund or other specified event or at the option of the holders and the terms of any such redemption, purchase, or repayment;

•	the terms, if any, upon which the debt securities of the series may be convertible into or exchanged for other securities, including, among other things, the initial conversion or exchange price or rate and the conversion or exchange period;

•	if the amount of principal, premium, if any, or interest with respect to the debt securities of the series may be determined with reference to an index or formula, the manner in which such amounts will be determined;

•	if any payments on the debt securities of the series are to be made in a currency or currencies (or by reference to an index or formula) other than that in which such securities are denominated or designated to be payable, the currency or currencies (or index or formula) in which such payments are to be made and the terms and conditions of such payments;

•	any changes or additions to the provisions of the indenture dealing with defeasance, including any additional covenants that may be subject to our covenant defeasance option;

•	the currency or currencies in which payment of the principal and premium, if any, and interest with respect to debt securities of the series will be payable, or in which the debt securities of the series shall be denominated, and the particular provisions applicable thereto in accordance with the indenture;

•	the portion of the principal amount of debt securities of the series which will be payable upon declaration of acceleration or provable in bankruptcy or the method by which such portion or amount shall be determined;

•	whether the debt securities of the series will be secured or guaranteed and, if so, on what terms;

•	any addition to or change in the events of default with respect to the debt securities of the series;

•	the identity of any trustees, authenticating or paying agents, transfer agents or registrars;

•	the applicability of, and any addition to or change in, the covenants currently set forth in the indenture;

•	the subordination, if any, of the debt securities of the series and terms of the subordination;

•	any other terms of the debt securities of the series which are not prohibited by the indenture; and

•	whether securities of the series shall be issuable as registered securities or bearer securities (with or without interest coupons), and any restrictions applicable to the offering, sale or delivery of such bearer securities and the terms upon which such bearer securities of a series may be exchanged for registered securities, and vice versa.

      Holders of debt securities may present debt securities for exchange in the manner, at the places, and subject to the restrictions set forth in the debt securities, the indenture, and the prospectus supplement. We will provide these services without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indenture, any board resolution establishing such debt securities and any applicable indenture supplement. Debt securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery.

Senior Debt

      We may issue senior debt securities under the indenture and any coupons that will constitute part of our senior debt. Unless otherwise set forth in the applicable indenture supplement or in any board resolution establishing such debt securities and described in a prospectus supplement, the senior debt securities will be senior unsecured obligations, ranking equally with all of our existing and future senior unsecured debt. The senior debt securities will be senior to all of our subordinated debt and junior to any secured debt we may incur as to the assets securing such debt.

Subordinated Debt

      We may issue subordinated debt securities under the indenture and any coupons that will constitute part of such subordinated debt. These subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the indenture and any applicable indenture supplement, to all of our senior indebtedness.

      If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference will set forth the approximate amount of senior indebtedness, if any, outstanding as of the end of our most recent fiscal quarter.

Senior Subordinated Debt

      We may issue senior subordinated debt securities under the indenture and any coupons that will constitute part of our senior subordinated debt. These senior subordinated debt securities will be, to the extent and in the manner set forth in the indenture, subordinate and junior in right of payment to all of our “senior indebtedness” and senior to our other subordinated debt. See the discussions above under “— Senior Debt” and “— Subordinated Debt” for a more detailed explanation of our senior and subordinated indebtedness.

Interest Rate

      Debt securities that bear interest will do so at a fixed rate or a floating rate. We may sell, at a discount below the stated principal amount, any debt securities which bear no interest or which bear interest at a rate that at the time of issuance is below the prevailing market rate. The relevant prospectus supplement will describe the special United States federal income tax considerations applicable to:

•	any discounted debt securities; and

•	any debt securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes.

Registered Global Securities

      We may issue registered debt securities of a series in the form of one or more fully registered global securities. We will deposit the registered global security with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to such series. The global security or global securities will represent and will be in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered debt securities of the series to be represented by the registered global security or securities. Unless it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred, except as a whole in three cases:

•	by the depositary for the registered global security to a nominee of the depositary;

•	by a nominee of the depositary to the depositary or another nominee of the depositary; and

•	by the depositary or any nominee to a successor of the depositary or a nominee of the successor.

      The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement concerning any portion of that series of debt securities to be represented by a registered global security. We anticipate that the following provisions will generally apply to all depositary arrangements.

      Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by the registered global security to the accounts of persons that have accounts with the depositary. These persons are referred to as “participants.” Any underwriters, agents or debtors participating in the distribution of debt securities represented by the registered global security will designate the accounts to be credited. Only participants or persons that hold interests through participants will be able to beneficially own interests in a registered global security. The depositary for a global security will maintain records of beneficial ownership interests in a registered global security for participants. Participants or persons that hold through participants will maintain records of beneficial ownership interests in a global security for persons other than participants. These records will be the only means to transfer beneficial ownership in a registered global security.

      The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in global securities.

      So long as the depositary, or its nominee, is the registered owner of a registered global security, the depositary or its nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a registered global security:

•	may not have the debt securities represented by a registered global security registered in their names;

•	will not receive or be entitled to receive physical delivery of debt securities represented by a registered global security in definitive form; and

•	will not be considered the owners or holders of debt securities represented by a registered global security under the indenture.

      Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of the participant through which the person owns its interests, to exercise any rights of a holder under the indenture applicable to the registered global security.

      We understand that, under existing industry practices, if we request any action of holders, or if an owner of a beneficial interest in a registered global security desires to give or take any action which a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

Payment of Interest on and Principal of Registered Global Securities

      We will make principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee as the registered owner of the registered global security. None of STI, the trustee, or any paying agent for debt securities represented by a registered global security will have any responsibility or liability for:

•	any aspect of the records relating to, or payments made on account of, beneficial ownership interests in such registered global security;

•	maintaining, supervising, or reviewing any records relating to beneficial ownership interests;

•	the payments to beneficial owners of the global security of amounts paid to the depositary or its nominee; or

•	any other matter relating to the actions and practices of the depositary, its nominee or any of its participants.

      We expect that the depositary, upon receipt of any payment of principal, premium or interest in respect of the global security, will immediately credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the principal amount of a registered global security as shown on the depositary’s records. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing instructions and customary practices. This is currently the case with the securities held for the accounts of customers registered in “street name.” Such payments will be the responsibility of participants.

Exchange of Registered Global Securities

      We may issue debt securities in definitive form in exchange for the registered global security if both of the following occur:

•	the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act; and

•	we do not appoint a successor depositary within 90 days.

      In addition, we may, at any time, determine not to have any of the debt securities of a series represented by one or more registered global securities. In this event, we will issue debt securities of that series in definitive form in exchange for all of the registered global security or securities representing those debt securities.

Our Covenants

      The indenture includes covenants by us, including among other things that we will make all payments of principal and interest at the times and places required. The board resolution or supplemental indenture establishing each series of debt securities may contain additional covenants, including covenants which could restrict our right to incur additional indebtedness or liens and to take certain actions with respect to our businesses and assets.

Events of Default

      Unless otherwise indicated in the applicable prospectus supplement, the following will be events of default under the indenture with respect to each series of debt securities issued under the indenture:

•	failure to pay when due any interest on any debt security of that series, continued for 30 days;

•	failure to pay when due the principal of, or premium, if any, on, any debt security of that series;

•	default in the payment of any sinking fund installment with respect to any debt security of that series when due and payable;

•	failure to perform any other covenant or agreement of ours under the indenture or the supplemental indenture with respect to that series or the debt securities of that series, continued for 90 days after written notice to us by the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series to which the covenant or agreement relates;

•	certain events of bankruptcy, insolvency or similar proceedings affecting us; and

•	any other event of default specified in any supplemental indenture under which such series of debt securities is issued.

      Except as to certain events of bankruptcy, insolvency or similar proceedings affecting us and except as provided in the applicable prospectus supplement, if any event of default shall occur and be continuing with respect to any series of debt securities under the indenture, either the trustee or the holders of at least 25% in aggregate principal amount of outstanding debt securities of such series may accelerate the maturity of all debt securities of such series. Upon certain events of bankruptcy, insolvency or similar proceedings affecting us, the principal, premium, if any, and interest on all debt securities of each series shall be immediately due and payable.

      After any such acceleration, but before a judgment or decree based on acceleration has been obtained by the trustee, the holders of a majority in aggregate principal amount of each affected series of debt securities may waive all defaults with respect to such series and rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured, waived or otherwise remedied.

      No holder of any debt securities will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless such holder shall have previously given to the trustee written notice of a continuing event of default and the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the relevant series shall have made written request and offered indemnity satisfactory to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding debt securities of such series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a debt security for enforcement of payment of the principal of and premium, if any, or interest on such debt security on or after the respective due dates expressed in such debt security.

Supplemental Indentures

      We and the trustee may, at any time and from time to time, without prior notice to or consent of any holders of debt securities, enter into one or more supplemental indentures to, among other things:

•	add guarantees to or secure any series of debt securities;

•	provide for the succession of another person pursuant to the provisions of the indenture relating to consolidations, mergers and sales of assets and the assumption by such successor of our covenants, agreements, and obligations, or to otherwise comply with the provisions of the indenture relating to consolidations, mergers, and sales of assets;

•	surrender any right or power conferred upon us under the indenture or to add to our covenants further covenants, restrictions, conditions or provisions for the protection of the holders of all or any series of debt securities;

•	cure any ambiguity or to correct or supplement any provision contained in the indenture, in any supplemental indenture or in any debt securities that may be defective or inconsistent with any other provision contained therein;

•	modify or amend the indenture in such a manner as to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act;

•	add to or change any of the provisions of the indenture to permit the defeasance and discharge of any series of debt securities pursuant to the indenture, so long as any such action does not adversely affect the interests of the holders of debt securities of any series in any material respect;

•	add to, change, or eliminate any of the provisions of the indenture with respect to one or more series of debt securities, so long as any such addition, change or elimination shall not apply to any debt securities of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision;

•	evidence and provide for the acceptance of appointment by a successor or separate trustee; and

•	establish the form or terms of debt securities of any series and to make any change that does not adversely affect the interests of the holders of debt securities.

      With the consent of the holders of at least a majority in principal amount of debt securities of each series affected by such supplemental indenture (each series voting as one class), we and the trustee may enter into one or more supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or modifying in any manner the rights of the holders of debt securities of each such series.

      Notwithstanding our rights and the rights of the trustee to enter into one or more supplemental indentures with the consent of the holders of debt securities of the affected series as described above, no such supplemental indenture shall, without the consent of the holder of each outstanding debt security of the affected series, among other things:

•	change the final maturity of the principal of, or any installment of interest on, any debt securities;

•	reduce the principal amount of any debt securities or the rate of interest on any debt securities;

•	change the currency in which any debt securities are payable;

•	release any security interest that may have been granted with respect to such debt securities;

•	impair the right of the holders to conduct a proceeding for any remedy available to the trustee;

•	reduce the percentage in principal amount of any series of debt securities whose holders must consent to an amendment or supplemental indenture;

•	modify the ranking or priority of the securities;

•	reduce any premium payable upon the redemption of any debt securities or change the time at which any debt security may be redeemed; or

•	make any change that adversely affects the relative rights of holders of subordinated debt securities with respect to senior debt securities.

Satisfaction and Discharge of the Indenture; Defeasance

      Except to the extent set forth in a supplemental indenture with respect to any series of debt securities, we, at our election, may discharge the indenture and the indenture shall generally cease to be of any further effect with respect to that series of debt securities if (a) we have delivered to the trustee for cancellation all debt securities of that series (with certain limited exceptions) or (b) all debt securities of that series not previously delivered to the trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year, and we have deposited with the trustee the entire amount sufficient to pay at maturity or upon redemption all such debt securities.

      In addition, we have a “legal defeasance option” (pursuant to which we may terminate, with respect to the debt securities of a particular series, all of our obligations under such debt securities and the indenture with respect to such debt securities) and a “covenant defeasance option” (pursuant to which we may terminate, with respect to the debt securities of a particular series, our obligations with respect to such debt securities under certain specified covenants contained in the indenture). If we exercise our legal defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default related to the specified covenants.

      We may exercise our legal defeasance option or our covenant defeasance option with respect to the debt securities of a series only if we irrevocably deposit in trust with the trustee cash or U.S. government obligations (as defined in the indenture) for the payment of principal, premium, if any, and interest with respect to such debt securities to maturity or redemption, as the case may be. In addition, to exercise either of our defeasance options, we must comply with certain other conditions, including the delivery to the trustee of an opinion of counsel to the effect that the holders of debt securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling from the Internal Revenue Service or other change in applicable Federal income tax law).

      The trustee will hold in trust the cash or U.S. government obligations deposited with it as described above and will apply the deposited cash and the proceeds from deposited U.S. government obligations to the payment of principal, premium, if any, and interest with respect to the debt securities of the defeased series. In the case of subordinated debt securities, the money and U.S. government obligations held in trust will not be subject to the subordination provisions of the indenture.

Mergers, Consolidations and Certain Sales of Assets

We may not

•	consolidate with or merge into any other person or entity or permit any other person or entity to consolidate with or merge into us in a transaction in which we are not the surviving entity, or

•	transfer, lease or dispose of all or substantially all of our assets to any other person or entity unless:

•	the resulting, surviving or transferee entity shall be a corporation organized and existing under the laws of the United States or any state thereof and such resulting, surviving or transferee entity shall expressly assume, by supplemental indenture, all of our obligations under the debt securities and the indenture;

•	immediately after giving effect to such transaction (and treating any indebtedness which becomes an obligation of the resulting, surviving or transferee entity as a result of such transaction as having been incurred by such entity at the time of such transaction), no default or event of default would occur or be continuing; and

•	we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

Governing Law

      The indenture and the debt securities will be governed by the laws of the State of New York.

No Personal Liability of Directors, Officers, Employees and Stockholders

      No director, officer, incorporator or stockholder of STI, as such, shall have any liability for any obligations of STI under the debt securities or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation, solely by reason of his, her, or its status as director, officer, incorporator or stockholder of STI. By accepting a debt security, each holder waives and releases all such liability, but only such liability. The waiver and release are part of the consideration for issuance of the debt securities. Nevertheless, such waiver may not be effective to waive liabilities under the federal securities laws and it has been the view of the SEC that such a waiver is against public policy.

Conversion or Exchange Rights

      Any debt securities issued under the indenture may be convertible into or exchangeable for shares of our equity or other securities. The terms and conditions of such conversion or exchange will be set forth in the applicable prospectus supplement. Such terms may include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding our ability or that of the holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption of such debt securities.

Concerning the Trustee

      The indenture provides that there may be more than one trustee with respect to one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under a supplemental indenture separate and apart from the trust administered by any other trustee under such indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by the trustee only with respect to the one or more series of debt securities for which it is the trustee under an indenture. Any trustee under the indenture or a supplemental indenture may resign or be removed with respect to one or more series of debt securities. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery of (including authentication and delivery on original issuance of the debt securities), the debt securities of a series will be effected by the trustee with respect to such series at an office designated by the trustee.

      The indenture contains limitations on the right of the trustee, should it become a creditor of STI, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. If the trustee acquires an interest that conflicts with any duties with respect to the debt securities, the trustee is required to either resign or eliminate such conflicting interest to the extent and in the manner provided by the indenture.

Limitations on Issuance of Bearer Debt Securities

      Debt securities in bearer form are subject to special U.S. tax requirements and may not be offered, sold, or delivered within the United States or its possessions or to a U.S. person, except in certain transactions permitted by U.S. tax regulations. Investors should consult the relevant prospectus supplement, in the event that bearer debt securities are issued for special procedures and restrictions that will apply to such an offering.

DESCRIPTION OF WARRANTS

      We may issue securities warrants for the purchase of debt securities, preferred stock or common stock. Securities warrants may be issued independently or together with debt securities, preferred stock or common stock and may be attached to or separate from any offered securities. Each series of securities warrants will be issued under a separate warrant agreement to be entered into between us and a securities warrant agent. The securities warrant agent will act solely as our agent in connection with the securities warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of securities warrants or beneficial owners of securities warrants. This summary of some provisions of the securities warrants is not complete. You should refer to the securities warrant agreement, including the forms of securities warrant certificate representing the securities warrants, relating to the specific securities warrants being offered for the complete terms of the securities warrant agreement and the securities warrants. The securities warrant agreement, together with the terms of securities warrant certificate and securities warrants, will be filed with the SEC in connection with the offering of the specific securities warrants.

      The particular terms of any issue of securities warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies (including composite currencies) in which the price of such warrants may be payable;

•	the terms of the securities purchasable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;

•	the price at which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants will commence and the date on which such right shall expire;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange or exercise of such warrants.

      The prospectus supplement relating to any warrants to purchase equity securities may also include, if applicable, a discussion of certain U.S. federal income tax and ERISA considerations.

      Securities warrants for the purchase of preferred stock and common stock will be offered and exercisable for U.S. dollars only. Securities warrants will be issued in registered form only.

      Each securities warrant will entitle its holder to purchase the principal amount of debt securities or the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement.

      After the close of business on the expiration date, unexercised securities warrants will become void. We will specify the place or places where, and the manner in which, securities warrants may be exercised in the applicable prospectus supplement.

      Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

      Prior to the exercise of any securities warrants to purchase debt securities, preferred stock or common stock, holders of the securities warrants will not have any of the rights of holders of the debt securities, preferred stock or common stock purchasable upon exercise, including (i) in the case of securities warrants for the purchase of debt securities, the right to receive payments of principal of, any premium or interest on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture, or (ii) in the case of securities warrants for the purchase of preferred stock or common stock, the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

PLAN OF DISTRIBUTION

      We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through agents to the public or to investors;

•	to underwriters for resale to the public or to investors;

•	directly to investors; or

•	through a combination of any of these methods of sale.

      We will set forth in a prospectus supplement the terms of that particular offering of securities, including:

•	the name or names of any agents or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges or markets on which such securities may be listed.

Agents

      We may designate agents who agree to use their reasonable efforts to solicit purchases of our securities for the period of their appointment or to sell our securities on a continuing basis.

Underwriters

      If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe the nature of any such relationship in any prospectus supplement naming any such underwriter.

Direct Sales

      We may also sell securities directly to one or more purchasers without using underwriters or agents. Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

Trading Markets and Listing of Securities

      Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the Nasdaq National Market. We may elect to list any other class or series of securities on any exchange or market, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization Activities

      Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of these activities at any time.

Passive Market Marking

      Any underwriters who are qualified market markers on the Nasdaq National Market may engage in passive market making transactions in the securities on the Nasdaq National Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

LEGAL MATTERS

      Certain legal matters relating to the validity of the common stock offered by this prospectus will be passed upon for us by Guth Christopher LLP, Los Angeles, California.

EXPERTS

      The financial statements of Superconductor Technologies Inc. incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Superconductor Technologies Inc. for the year ended December 31, 2003 have been so incorporated in reliance on the report (which contains an explanatory paragraph related to the Company’s ability to continue as a going concern as further described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the SEC a registration statement on Form S-3 to register the securities offered by this prospectus. However, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. We encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement.

      As a public company, we are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of our materials on file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549, as well as at the SEC’s regional office at 5757 Wilshire Boulevard, Suite 500, Los Angeles, California 90036. Our filings are available to the public over the Internet at the SEC’s website at http:www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

DOCUMENTS INCORPORATED BY REFERENCE

      The SEC requires us to “incorporate by reference” certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the SEC after the effective date of this prospectus will automatically update and supersede this information, as well as the other information contained in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or until we terminate the effectiveness of this registration statement.

      The following documents filed with the SEC are incorporated by reference in this prospectus:

•	Our Annual Report on Form 10-K for the year ended December 31, 2003 (including information specifically incorporated by reference into our Form 10-K from our definitive Proxy Statement for our 2004 Annual Meeting);

•	The financial statements and financial statement schedule of Conductus, Inc. which appear in Amendment No. 1 to our Registration Statement on Form S-4 (Reg No. 333-10098 filed with the SEC on November 18, 2002);

•	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on January 4, 1993; and

•	All of the filings pursuant to the Securities Exchange Act that we may make after the date hereof and prior to the termination of the offering contemplated by this prospectus.

      Certain Current Reports on Form 8-K dated both prior to and after the date of this prospectus are or will be furnished to the Securities and Exchange Commission and shall not be deemed “filed” with the Securities and Exchange Commission and will not be incorporated by reference into this prospectus.

      We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents. You should direct any requests for documents to our Secretary, at our principal executive offices at Superconductor Technologies Inc., 460 Ward Drive, Santa Barbara, California 93111-2310 or by telephone at (805) 690-4500.

      This prospectus is part of a registration statement we have filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus, or any supplement thereof. No one else is authorized to provide you with different information. You should not rely on any other representations. We are not making an offer of these securities in any state where the offer is not permitted. Our affairs may change after this prospectus or any supplement is distributed. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. You should read all information supplementing this prospectus.

PROSPECTUS SUPPLEMENT

Needham & Company, Inc.	Merriman Curhan Ford & Co.

April      , 2004